EXECUTION COPY

AMENDED AND RESTATED SALE AND PURCHASE AGREEMENT
BETWEEN
ALBEMARLE CORPORATION
And
W. R. GRACE & CO.–CONN.

Dated as of February 21, 2018

114884650

Article I	DEFINITIONS 1

Section 1.1	Act of Sale 1

Section 1.2	Action 1

Section 1.3	Accounts Receivable 1

Section 1.4	Affiliate 2

Section 1.5	Agreement 2

Section 1.6	Allocation Schedule 2

Section 1.7	Alternative Financing 2

Section 1.8	Anti-Corruption Laws 2

Section 1.9	Antitrust Termination Fee 2

Section 1.10	Assets 2

Section 1.11	Assumed Liabilities 2

Section 1.12	Baseline Company Net Working Capital 2

Section 1.13	Baseline Transferred Assets Net Working Capital 2

Section 1.14	Basket 2

Section 1.15	Baton Rouge Manufacturing Facility 2

Section 1.16	Baton Rouge Manufacturing Facility Services Agreement 2

Section 1.17	Bromine Assets 3

Section 1.18	Business 3

Section 1.19	Business Day 3

Section 1.20	Business Employee 3

Section 1.21	Business Financial Statements 3

Section 1.22	Closing 3

Section 1.23	Closing Date 3

Section 1.24	Closing Date Cash 3

Section 1.25	Closing Date Company Employees 4

Section 1.26	Closing Date Indebtedness 4

Section 1.27	Closing Date NOL 4

Section 1.28	Closing Date Offered Employees 4

Section 1.29	Closing Date Transaction Expenses 4

Section 1.30	Code 4

Section 1.31	Commercial Tax Agreement 4

Section 1.32	Company 4

Section 1.33	Company Accounts Receivable 4

Section 1.34	Company Adjustment Amount 4

Section 1.35	Company Assets 4

Section 1.36	Company Contracts 5

Section 1.37	Company Employee 5

Section 1.38	Company Equipment 5

Section 1.39	Company Financial Statements 5

Section 1.40	Company Interests 5

Section 1.41	Company Interests Transfer Agreement 5

Section 1.42	Company Inventory 5

Section 1.43	Company IP Agreements 5

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Section 1.44	Company Net Working Capital 5

Section 1.45	Company Owned Intellectual Property 6

Section 1.46	Company Permits 6

Section 1.47	Company Released Parties 6

Section 1.48	Company Releasing Parties 6

Section 1.49	Company Subsidiary 6

Section 1.50	Compliant 6

Section 1.51	Confidentiality Agreement 6

Section 1.52	Confidential Information Presentation 6

Section 1.53	Contract 6

Section 1.54	control 6

Section 1.55	Conveyance Taxes 7

Section 1.56	Cooperation Indemnitees 7

Section 1.57	Current Offered Employees 7

Section 1.58	Debt Commitment Letter 7

Section 1.59	Debt Financing 7

Section 1.60	Debt Financing Agreements 7

Section 1.61	Deed and Declaration of Easement 7

Section 1.62	De Minimis Claim 7

Section 1.63	Disclosure Schedules 7

Section 1.64	Dispute Notice 7

Section 1.65	Disputed Items 7

Section 1.66	Employee Records 7

Section 1.67	Encumbrance 7

Section 1.68	Environmental Law 8

Section 1.69	Environmental Permit 8

Section 1.70	ERISA 8

Section 1.71	Estimated Purchase Price Statement 8

Section 1.72	Ethyl Indemnity 8

Section 1.73	Excluded Assets 8

Section 1.74	Excluded Claim 8

Section 1.75	Excluded Liabilities 8

Section 1.76	Excluded Metal Alkyls 8

Section 1.77	Excluded Products 9

Section 1.78	Excluded Taxes 9

Section 1.79	Exemption Documentation 9

Section 1.80	Existing Stock 9

Section 1.81	Extended Termination Date 9

Section 1.82	Fee Letter 9

Section 1.83	Final Closing Date Cash 9

Section 1.84	Final Closing Date Indebtedness 9

Section 1.85	Final Closing Date Transaction Expenses 9

Section 1.86	Final Company Closing Date Payment 10

Section 1.87	Final Company Net Working Capital 10

Section 1.88	Final Transferred Assets Closing Date Payment 10

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Section 1.89	Final Transferred Assets Net Working Capital 10

Section 1.90	Financial Statements 10

Section 1.91	Financing Sources 10

Section 1.92	Financing Termination Fee 10

Section 1.93	Foreign Seller 10

Section 1.94	GAAP 10

Section 1.95	Goodwill 10

Section 1.96	Governmental Authority 10

Section 1.97	Governmental Order 10

Section 1.98	Hazardous Material 10

Section 1.99	HSR Act 11

Section 1.100	Improvements 11

Section 1.101	In-Licensed Intellectual Property 11

Section 1.102	Indebtedness 11

Section 1.103	Indemnified Party 11

Section 1.104	Indemnifying Party 11

Section 1.105	Independent Accountant 11

Section 1.106	Intellectual Property 12

Section 1.107	Intellectual Property Assignment Agreement 12

Section 1.108	Inventory 12

Section 1.109	IP Agreements 12

Section 1.110	IT Assets 12

Section 1.111	Key Customers 12

Section 1.112	Key Suppliers 12

Section 1.113	KNTS 12

Section 1.114	Korean Accounting Standards 13

Section 1.115	Korean Capital Gains Tax 13

Section 1.116	Korean Plans 13

Section 1.117	Land 13

Section 1.118	Law 13

Section 1.119	Leave Offered Employees 13

Section 1.120	Liabilities 13

Section 1.121	License Agreement 13

Section 1.122	Local Conveyances 13

Section 1.123	Loss 13

Section 1.124	Manufacturing Facilities 13

Section 1.125	Marketing Period 13

Section 1.126	Material Adverse Effect 14

Section 1.127	Material Contracts 14

Section 1.128	Maximum Closing Date Cash 15

Section 1.129	Most Cost-Effective Manner 15

Section 1.130	NOL Reduction Tax Increase 15

Section 1.131	Non U.S. Albemarle Plans 15

Section 1.132	Non U.S. Employees 15

Section 1.133	Non U.S. Offered Employees 15

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Section 1.134	Non U.S. Transferred Employee 15

Section 1.135	Offer Date 15

Section 1.136	Offered Employee 15

Section 1.137	Orangeburg SC Facility 15

Section 1.138	Orangeburg Transferred Equipment 15

Section 1.139	OTA Lease 15

Section 1.140	Owned Intellectual Property 16

Section 1.141	Owned Real Property 16

Section 1.142	PDC Lease 16

Section 1.143	Permits 16

Section 1.144	Permitted Encumbrances 16

Section 1.145	Person 16

Section 1.146	Pilot Plant 17

Section 1.147	Pilot Plant Assets 17

Section 1.148	Plan 17

Section 1.149	Post-Closing Adjustment 17

Section 1.150	Post-Closing Tax Period 17

Section 1.151	Post-Signing Insurance Proceeds 17

Section 1.152	Pre-Closing Tax Period 17

Section 1.153	Pre-Closing Restructuring 17

Section 1.154	Preliminary Closing Date Cash 17

Section 1.155	Preliminary Closing Date Indebtedness 17

Section 1.156	Preliminary Closing Date Transaction Expenses 17

Section 1.157	Preliminary Company Closing Date Payment 17

Section 1.158	Preliminary Company Net Working Capital 18

Section 1.159	Preliminary Transferred Assets Closing Date Payment 18

Section 1.160	Preliminary Transferred Assets Net Working Capital 18

Section 1.161	Pro Forma Company Financial Statements 18

Section 1.162	Protected Communications 18

Section 1.163	Public Announcement 18

Section 1.164	Purchase Price 18

Section 1.165	Purchase Price for the Transferred Assets 18

Section 1.166	Purchase Price for the Company Interests 18

Section 1.167	Purchaser 18

Section 1.168	Purchaser 401(k) Plan 18

Section 1.169	Purchaser Benefit Plan 18

Section 1.170	Purchaser Disclosure Schedule 18

Section 1.171	Purchaser Environmental Liabilities 18

Section 1.172	Purchaser FSA Plan 19

Section 1.173	Purchaser Fundamental Representations 19

Section 1.174	Purchaser Indemnified Party 19

Section 1.175	Registered IP 19

Section 1.176	Regulations 19

Section 1.177	Related Party 19

Section 1.178	Related Party Contract 19

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Section 1.179	Release 19

Section 1.180	Remedial Action 19

Section 1.181	Representatives 20

Section 1.182	Required Information 20

Section 1.183	Required Lease Amendment 20

Section 1.184	Required Operating Agreement Amendment 20

Section 1.185	Research and Development Assets 20

Section 1.186	Research and Development Lab 20

Section 1.187	Retained Names and Marks 20

Section 1.188	Return Deadline 20

Section 1.189	Second Request 21

Section 1.190	Seller 21

Section 1.191	Seller 401(k) Plan 21

Section 1.192	Seller Benefit Plan 21

Section 1.193	Seller Disclosure Schedule 21

Section 1.194	Seller Environmental Liabilities 21

Section 1.195	Seller FSA Plan 21

Section 1.196	Seller Fundamental Representations 21

Section 1.197	Seller Indemnified Environmental Noncompliance 21

Section 1.198	Seller Indemnified Party 22

Section 1.199	Seller Law Firms 22

Section 1.200	Seller Released Parties 22

Section 1.201	Seller Releasing Parties 22

Section 1.202	Seller Restricted Parties 22

Section 1.203	Seller’s Knowledge; Knowledge of the Seller 22

Section 1.204	Services Agreements 22

Section 1.205	Servitudes 22

Section 1.206	Shared Contracts 22

Section 1.207	Shared Information 22

Section 1.208	SI Group Operating Agreement 22

Section 1.209	Specified Key Customer 22

Section 1.210	Straddle Period 23

Section 1.211	Subsidiary 23

Section 1.212	Supply Agreement Sites 23

Section 1.213	Supply Agreements 23

Section 1.214	Survey 23

Section 1.215	Tax; Taxes 23

Section 1.216	Tax Proceeding 23

Section 1.217	Tax Return 24

Section 1.218	Termination Date 24

Section 1.219	Third-Party Claim 24

Section 1.220	Third-Party Rights 24

Section 1.221	Title Commitment 24

Section 1.222	Title Company 24

Section 1.223	Title Policy 24

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Section 1.224	Tolling Agreement 24

Section 1.225	Trade Accounts Payable 24

Section 1.226	Transaction Documents 24

Section 1.227	Transfer Date 24

Section 1.228	Transferred Accounts Receivable 24

Section 1.229	Transferred Assets 25

Section 1.230	Transferred Assets Adjustment Amount 25

Section 1.231	Transferred Assets Net Working Capital 25

Section 1.232	Transferred Contracts 25

Section 1.233	Transferred Employee 25

Section 1.234	Transferred Equipment 25

Section 1.235	Transferred Information 25

Section 1.236	Transferred Inventory 25

Section 1.237	Transferred IP Agreements 26

Section 1.238	Transferred Owned Intellectual Property 26

Section 1.239	Transferred Permits 26

Section 1.240	Transferred Rail Cars 26

Section 1.241	Transferred Records 26

Section 1.242	Transferred Tanks 26

Section 1.243	Transition Services Agreement 27

Section 1.244	U.S. Albemarle Plans 27

Section 1.245	U.S. Employee 27

Section 1.246	U.S. Offered Employee 27

Section 1.247	U.S. Transferred Employee 27

Section 1.248	WARN Act 27

Section 1.249	2018 Bonus Stub Period 27

Article II	SALE AND PURCHASE 27

Section 2.1	Sale and Purchase of Company Interests 27

Section 2.2	Sale and Purchase of Transferred Assets 27

Section 2.3	Assumption and Exclusion of Liabilities 30

Section 2.4	Procedures for the Transfer of Transferred Assets 31

Section 2.5	Shared Contracts; Assignment of Contracts and Rights; Post-Signing Insurance Proceeds 31

Section 2.6	Purchase Price; Allocation of Purchase Price 32

Section 2.7	Closing 33

Section 2.8	Closing Deliveries by the Seller 34

Section 2.9	Closing Deliveries by the Purchaser 35

Section 2.10	Preliminary Adjustment of Purchase Price 35

Section 2.11	Final Adjustment of Purchase Price 36

Article III	REPRESENTATIONS AND WARRANTIES OF THE SELLER 38

Section 3.1	Organization, Authority and Qualification of the Seller, the Foreign Seller and the Company 39

Section 3.2	Capitalization; Subsidiaries 40

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Section 3.3	No Conflict 40

Section 3.4	Governmental Consents and Approvals 40

Section 3.5	Financial Information 41

Section 3.6	Absence of Changes 41

Section 3.7	Litigation 42

Section 3.8	Compliance with Laws 42

Section 3.9	Intellectual Property 42

Section 3.10	Real Property 44

Section 3.11	Employees; Employee Benefit Matters 46

Section 3.12	Labor Matters 47

Section 3.13	Taxes 48

Section 3.14	Material Contracts 50

Section 3.15	Environmental Matters 52

Section 3.16	Customers and Suppliers 53

Section 3.17	Inventory 54

Section 3.18	Title to Assets; Sufficiency of Assets 54

Section 3.19	Brokers 54

Section 3.20	Transferred Permits; Company Permits 54

Section 3.21	Product Liability; Product Warranties 55

Section 3.22	Accounts Receivable 55

Section 3.23	Insurance 55

Section 3.24	Relationships with Related Parties 56

Section 3.25	Disclaimer of the Seller 56

Article IV	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER 57

Section 4.1	Organization, Authority and Qualification of the Purchaser 57

Section 4.2	No Conflict 57

Section 4.3	Governmental Consents and Approvals 58

Section 4.4	Litigation 58

Section 4.5	Brokers 58

Section 4.6	Debt Financing 58

Section 4.7	Independent Investigation; Seller’s Representations 59

Article V	ADDITIONAL AGREEMENTS 60

Section 5.1	Conduct of Business Prior to the Closing 60

Section 5.2	Access to Information and Manufacturing Facilities 63

Section 5.3	Confidentiality 65

Section 5.4	Regulatory and Other Authorizations; Notices and Consents 66

Section 5.5	Retained Names and Marks 67

Section 5.6	Insurance 69

Section 5.7	Employees 69

Section 5.8	Pre-Closing Restructuring 76

Section 5.9	Privileged Matters 76

Section 5.10	Further Action; Third Party Consents 76

Section 5.11	Misdirected Payments; Mail; Misallocated Assets 77

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Section 5.12	Release 78

Section 5.13	Termination of Related Party Contracts 79

Section 5.14	Company Matters 79

Section 5.15	Seller Disclosure Schedule Amendment 79

Section 5.16	Financing 80

Article VI	TAX MATTERS 82

Section 6.1	Tax Cooperation and Exchange of Information 82

Section 6.2	Korean Capital Gains Tax, Conveyance Taxes and Straddle Period Taxes 83

Section 6.3	Tax Covenants 85

Section 6.4	Control of Audit or Tax Litigation 85

Section 6.5	Miscellaneous 86

Article VII	CONDITIONS TO CLOSING 87

Section 7.1	Conditions to Obligations of the Seller 87

Section 7.2	Conditions to Obligations of the Purchaser 88

Article VIII	INDEMNIFICATION 89

Section 8.1	Survival of Representations, Warranties and Covenants 89

Section 8.2	Indemnification by the Seller 89

Section 8.3	Indemnification by the Purchaser 90

Section 8.4	Limitations on Indemnification 90

Section 8.5	Notice of Loss; Third-Party Claims 92

Section 8.6	Remedies 93

Section 8.7	Further Environmental Provisions 93

Section 8.8	Subrogation 97

Section 8.9	Right to Set Off 97

Article IX	TERMINATION 97

Section 9.1	Termination 97

Section 9.2	Effect of Termination 99

Section 9.3	Termination Fee 99

Article X	RESTRICTIVE COVENANTS 100

Section 10.1	Non-Competition 100

Section 10.2	Non-Retention and Non-Solicitation of Employees 100

Section 10.3	Non-Solicitation or Interference with Customers and Suppliers 101

Section 10.4	Acknowledgments; Enforcement 101

Article XI	GENERAL PROVISIONS 101

Section 11.1	Expenses 101

Section 11.2	Seller Disclosure Schedule 102

Section 11.3	Notices 102

Section 11.4	Public Announcements 103

Section 11.5	Severability 103

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Section 11.6	Entire Agreement 104

Section 11.7	Assignment 104

Section 11.8	Amendment 104

Section 11.9	Waiver 104

Section 11.10	No Third-Party Beneficiaries 105

Section 11.11	Specific Performance 105

Section 11.12	Governing Law 105

Section 11.13	Waiver of Jury Trial 106

Section 11.14	Counterparts 106

Section 11.15	Interpretation and Rules of Construction 106

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EXHIBIT

Exhibit A    Form of Baton Rouge Manufacturing Facility Services Agreement
Exhibit B    Form of Company Interests Transfer Agreement
Exhibit C    Form of Intellectual Property Assignment Agreement
Exhibit D    Form of License Agreement
Exhibit E    Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit F    Required Lease Amendment
Exhibit G-1    Form of Services Agreement – Tank Cleaning (New Johnsonville)
Exhibit G-2    Services Term Sheet – CREF and Analytical Services (Baton Rouge)
Exhibit H-1    Form of Supply Agreement – DMAC & Organometallics (Pasadena)
Exhibit H-2    Form of Supply Agreement – Ligands, Metallocenes and Organoborons (Tyrone)

Exhibit I	Form of Tolling Agreement – DEAOE, TMA, eTMA, TMA-HP Alkyl Blends (Orangeburg/Baton Rouge)
Exhibit J    Form of Transition Services Agreement

SELLER DISCLOSURE SCHEDULE

Section 1.17    Bromine Assets
Section 1.21    Business Financial Statements
Section 1.39    Company Financial Statements
Section 1.44    Company Net Working Capital
Section 1.77    Excluded Products
Section 1.100    Improvements
Section 1.138    Orangeburg Transferred Equipment
Section 1.141    Owned Real Property
Section 1.144    Permitted Encumbrances
Section 1.146    Pilot Plant
Section 1.147    Pilot Plant Assets
Section 1.161    Pro Forma Company Financial Statements
Section 1.185    Research and Development Assets
Section 1.203    Seller’s Knowledge; Knowledge of the Seller
Section 1.205    Servitudes
Section 1.206    Shared Contracts
Section 1.212    Supply Agreement Sites
Section 1.231    Transferred Assets Net Working Capital
Section 1.232    Transferred Contracts
Section 1.234    Transferred Equipment
Section 1.237    Transferred IP Agreements
Section 1.238    Transferred Owned Intellectual Property
Section 1.240    Transferred Rail Cars
Section 1.241    Transferred Records
Section 2.2(a)(xiv)    Transferred Tanks
Section 2.2(b)(xix)    Excluded Assets

x

Section 3.2(a)    Company Interests
Section 3.3    No Conflict
Section 3.4(c)    Governmental Consents and Approvals
Section 3.5(a)    Business Financial Statements Methodology
Section 3.9(a)    Owned Intellectual Property
Section 3.9(f)    IP Royalty Payments
Section 3.10    Owned Real Property
Section 3.11(a)    Business Employees
Section 3.11(b)    Seller Benefit Plans
Section 3.12(a)    Labor Matters
Section 3.13(c)    No Tax Claims
Section 3.13(h)    LITEP Louisiana Property Tax Abatement Contracts
Section 3.13(k)    Company Letter Rulings
Section 3.14(a)    Material Contracts
Section 3.15    Environmental Matters
Section 3.16(a)    Key Customers
Section 3.16(b)    Key Suppliers
Section 3.16(c)    Relationships with Key Customers and Key Suppliers
Section 3.16(d)    Specified Key Customers
Section 3.20(a)    Transferred Permits and Company Permits
Section 3.23    Company Insurance Policies
Section 3.24    Relationships with Related Parties
Section 5.1    Conduct of Business
Section 5.8    Pre-Closing Restructuring
Section 5.10(d)    Form of Authorization to Share Information
Section 5.14(a)    Director and Officer Resignations
Section 7.1(b)    Jurisdictions with Filings or Notifications
Section 7.2(f)    Third-Party Consents
Section 8.2(h)    Specified Indemnity

[Copies of schedules will be furnished supplementally to the Securities and Exchange Commission upon request.]

xi

AMENDED AND RESTATED SALE AND PURCHASE AGREEMENT
This AMENDED AND RESTATED SALE AND PURCHASE AGREEMENT, is made as of February 21, 2018, by and between Albemarle Corporation, a Virginia corporation (the “Seller”), and W. R. Grace & Co.–Conn., a Connecticut corporation (the “Purchaser”) and amends and restates that certain Sale and Purchase Agreement, dated as of December 14, 2017, by and between the Seller and the Purchaser (the “Original Agreement”).
WHEREAS, the Seller and the Purchaser desire to amend and restate the Original Agreement in its entirety as set forth herein;
WHEREAS, the Seller and certain of its Subsidiaries (including the Company) are engaged in the Business (each as hereinafter defined);
WHEREAS, the Seller owns all of the Transferred Assets (as hereinafter defined) and the Foreign Seller owns all of the Company Interests (as hereinafter defined); and
WHEREAS, (i) the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Transferred Assets, and (ii) the Seller wishes to cause the Foreign Seller to sell to the Purchaser, and the Purchaser wishes to purchase from the Foreign Seller, the Company Interests, and in connection therewith the Purchaser is willing to assume from the Seller the Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Seller and the Purchaser hereby agree to amend and restate the Original Agreement as follows:
Article I
DEFINITIONS
When used in this Agreement, the following terms shall have the meanings specified:
Section 1.1    Act of Sale. “Act of Sale” means an act of sale from the Seller to the Purchaser for the transfer of those Improvements that are buildings or other constructions permanently attached to the ground together with a declaration of the separate ownership of all of such buildings or other constructions by Ethyl Corporation sufficient to rebut the presumption of Louisiana Civil Code Article 491 in recordable form.
Section 1.2    Action. “Action” means any claim, action, law, litigation, suit, arbitration, charge, grievance, labor dispute, audit, inquiry, proceeding or investigation by or before any Governmental Authority or arbitral board or body.
Section 1.3    Accounts Receivable. “Accounts Receivable” means the Company Accounts Receivable and the Transferred Accounts Receivable.

Section 1.4    Affiliate. “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that, (a) the Company Subsidiary shall be deemed to be an Affiliate of the Company prior to and until the consummation of the Pre-Closing Restructuring and shall not be deemed to be an Affiliate of the Company after the consummation of the Pre-Closing Restructuring, and (b) the Company shall be deemed to be an Affiliate of the Seller prior to and until the Closing and shall be deemed to be an Affiliate of the Purchaser from and after the Closing.
Section 1.5    Agreement. “Agreement” means this Sale and Purchase Agreement among the parties hereto (including the Disclosure Schedules hereto) and all amendments hereto made in accordance with the provisions of Section 11.8.
Section 1.6    Allocation Schedule. “Allocation Schedule” shall have the meaning set forth in Section 2.6(b).
Section 1.7    Alternative Financing. “Alternative Financing” shall have the meaning set forth in Section 5.16(a).
Section 1.8    Anti-Corruption Laws. “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended; the U.S. Travel Act, 18 U.S.C. § 1952; the U.K. Bribery Act of 2010; any applicable Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; or any other applicable Laws or regulations of any Governmental Authority relating to bribery or corruption.
Section 1.9    Antitrust Termination Fee. “Antitrust Termination Fee” shall have the meaning set forth in Section 9.3(a).
Section 1.10    Assets. “Assets” means the Company Assets and the Transferred Assets.
Section 1.11    Assumed Liabilities. “Assumed Liabilities” shall have the meaning set forth in Section 2.3(a).
Section 1.12    Baseline Company Net Working Capital. “Baseline Company Net Working Capital” means $3,268,000.
Section 1.13    Baseline Transferred Assets Net Working Capital. “Baseline Transferred Assets Net Working Capital” means $28,638,000.
Section 1.14    Basket. “Basket” shall have the meaning set forth in Section 8.4(b).
Section 1.15    Baton Rouge Manufacturing Facility. “Baton Rouge Manufacturing Facility” shall have the meaning set forth in Section 1.124.
Section 1.16    Baton Rouge Manufacturing Facility Services Agreement. “Baton Rouge Manufacturing Facility Services Agreement” means the Baton Rouge Manufacturing Facility

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Services Agreement to be entered into by the Purchaser and the Seller as of the Closing with respect to, among other things, the services to be provided in connection with the operations by the Seller of the Bromine Assets, the Pilot Plant and the Research and Development Lab, substantially in the form attached hereto as Exhibit A.
Section 1.17    Bromine Assets. “Bromine Assets” means the assets set forth on Section 1.17 of the Seller Disclosure Schedule (as amended pursuant to Section 5.15).
Section 1.18    Business. “Business” means the business of the Seller and certain of its Subsidiaries (including the Company), consisting of developing, manufacturing, producing, marketing, and selling (i) finished polyolefin catalysts, (ii) polyolefin catalyst components, and (iii) polyolefin catalyst activators, wherein (ii) and (iii) are metallocene and post metallocene components and activators. “Business” shall include bench scale testing of polyolefin catalyst performance and analysis in parallel polymerization reactors. The “polyolefin catalyst components” shall include precursor molecules of the polyolefin catalyst metallocenes and post-metallocene molecules and solutions thereof. The “polyolefin catalysts activators” shall include (x) fluorinated boranes, fluorinated borate salts, and fluorinated aluminate salts and, in each case, solutions thereof, aluminoxane and methylaluminoxane and modifications thereof either in solution or solid form, in all instances as used in finished polyolefin catalysts or their production and (y) TMA used in the production of finished metallocene and post metallocene polyolefin catalysts.
Section 1.19    Business Day. “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.
Section 1.20    Business Employee. “Business Employee” means each employee, independent contractor, or other service provider of the Seller, the Company or any of their Affiliates who (i) is employed or retained by the Seller, the Company or any of their Affiliates at the Manufacturing Facilities primarily in connection with the Business and is identified on Section 3.11(a) of the Seller Disclosure Schedule, (ii) is employed or retained by the Seller, the Company or any of their Affiliates at the Research and Development Lab primarily in connection with the Business and is identified on Section 3.11(a) of the Seller Disclosure Schedule, or (iii) is otherwise employed or retained by the Seller, the Company or any of their Affiliates primarily in connection with the Business and is identified on Section 3.11(a) of the Seller Disclosure Schedule.
Section 1.21    Business Financial Statements. “Business Financial Statements” means the combined carve-out statements of income of the Business set forth on Section 1.21 of the Seller Disclosure Schedule.
Section 1.22    Closing. “Closing” shall have the meaning set forth in Section 2.7.
Section 1.23    Closing Date. “Closing Date” shall have the meaning set forth in Section 2.7.

3

Section 1.24    Closing Date Cash. “Closing Date Cash” means the sum of all cash and cash equivalents of the Company as of the close of business South Korea time on the Closing Date, determined in accordance with Korean Accounting Standards.
Section 1.25    Closing Date Company Employees. “Closing Date Company Employees” shall have the meaning set forth in Section 5.7(a)(ii).
Section 1.26    Closing Date Indebtedness. “Closing Date Indebtedness” means the Indebtedness of the Company as of immediately prior to the Closing, determined in accordance with Korean Accounting Standards.
Section 1.27    Closing Date NOL. “Closing Date NOL” shall have the meaning set forth in Section 6.2(d).
Section 1.28    Closing Date Offered Employees. “Closing Date Offered Employees” shall have the meaning set forth in Section 5.7(a)(i).
Section 1.29    Closing Date Transaction Expenses. “Closing Date Transaction Expenses” means all fees, costs and expenses incurred, accrued or to be paid by the Company in connection with the transactions contemplated by the Transaction Documents, including (a) fees and disbursements of counsel, financial advisors, consultants and accountants; (b) filing fees and expenses in connection with any filing with a Governmental Authority; and (c) severance or bonuses paid or payable as a result of or in connection with the consummation of the transactions contemplated by the Transaction Documents (including the employer portion of any payroll Tax payments in connection therewith), to the extent not paid as of the close of business South Korea time on the Closing Date.
Section 1.30    Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
Section 1.31    Commercial Tax Agreement. “Commercial Tax Agreement” means customary commercial agreements not primarily related to Taxes, entered into in the ordinary course of business, that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (including any such financing agreements with customary Tax gross-up obligations or any such leases with customary Tax escalation provisions).
Section 1.32    Company. “Company” means Albemarle Chemicals Korea Limited, a limited liability company (Yuhan Hoesa) organized and existing under the laws of the Republic of Korea.
Section 1.33    Company Accounts Receivable. “Company Accounts Receivable” means all accounts receivable, notes receivable, rebates receivable, employee advances and other miscellaneous receivables of the Company.
Section 1.34    Company Adjustment Amount. “Company Adjustment Amount” shall have the meaning set forth in Section 2.11(e).

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Section 1.35    Company Assets. “Company Assets” means all of the assets, properties and rights owned, leased, held, used, held for use or licensed by the Company, including, without limitation, (a) the Yeosu Manufacturing Facility, together with the Owned Real Property associated therewith, the buildings, fixtures and improvements located thereon, (b) the Company Accounts Receivable, (c) the Company Contracts, (d) the Company Equipment, (e) the Company Inventory, (f) the Company Owned Intellectual Property, and (g) the Company Permits.
Section 1.36    Company Contracts. “Company Contracts” means the Contracts to which the Company is a party.
Section 1.37    Company Employee. “Company Employee” means any Business Employee whose employment will remain with the Company after the Closing Date by operation of law.
Section 1.38    Company Equipment. “Company Equipment” means all tangible machinery, equipment, vehicles, tools, supplies, accessories, materials, office equipment, furniture and IT Assets that are owned, used or held for use by the Company.
Section 1.39    Company Financial Statements. “Company Financial Statements” means the audited statements of financial position of the Company as at December 31, 2015 and December 31, 2016, and the related audited statements of operations, changes in equity and cash flows for the years ended December 31, 2015 and December 31, 2016, together with all notes and schedules thereto, set forth on Section 1.39 of the Seller Disclosure Schedule.
Section 1.40    Company Interests. “Company Interests” means all of the issued and outstanding capital stock or other equity interests of the Company.
Section 1.41    Company Interests Transfer Agreement. “Company Interests Transfer Agreement” means the transfer agreement to be entered into between the Purchaser and the Foreign Seller as of the Closing to transfer the Company Interests to the Purchaser at the Closing in accordance with the Laws of the Republic of Korea, substantially in the form attached hereto as Exhibit B.
Section 1.42    Company Inventory. “Company Inventory” means all inventories, raw materials, packaging materials, work in process, semi-finished and finished goods, purchased supplies, other supplies and spare parts and materials used for maintaining production machinery and equipment, in each case, to the extent such inventories are owned, used or held for use by the Company.
Section 1.43    Company IP Agreements. “Company IP Agreements” means all IP Agreements to which the Company is a party.
Section 1.44    Company Net Working Capital. “Company Net Working Capital” means, as of the close of business South Korea time on the Closing Date, the amount that is equal to (a) the current assets of the Company identified on Section 1.44 of the Seller Disclosure Schedule (excluding Closing Date Cash) minus (b) the current liabilities of the Company identified on Section 1.44 of the Seller Disclosure Schedule (excluding Closing Date Indebtedness), in each case,

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calculated in accordance with the policies and procedures set forth on Section 1.44 of the Seller Disclosure Schedule. No amounts or accruals in respect of Tax assets or Tax Liabilities (including deferred Tax assets and deferred Tax Liabilities) shall be considered current assets or liabilities for purposes of calculating Company Net Working Capital.
Section 1.45    Company Owned Intellectual Property. “Company Owned Intellectual Property” means the Registered IP and the unregistered Intellectual Property owned by the Company.
Section 1.46    Company Permits. “Company Permits” means all Permits, including Environmental Permits, held for use or used by the Company.
Section 1.47    Company Released Parties. “Company Released Parties” shall have the meaning set forth in Section 5.12(a).
Section 1.48    Company Releasing Parties. “Company Releasing Parties” shall have the meaning set forth in Section 5.12(b).
Section 1.49    Company Subsidiary. “Company Subsidiary” means Albemarle Korea Corporation, a corporation organized and existing under the laws of the Republic of Korea.
Section 1.50    Compliant. “Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Required Information, in light of the circumstances under which the statements contained therein are made, not misleading; (b) the auditors of any historical financial statements included in the Required Information have not withdrawn any audit opinion with respect to any such audited financial statements; and (c) it has not become necessary to restate any historical financial statements contained in the Required Information and no such restatement shall be under consideration by the Seller, any of its Subsidiaries or the auditors of any historical financial statements included in the Required Information.
Section 1.51    Confidentiality Agreement. “Confidentiality Agreement” shall have the meaning set forth in Section 5.3(a).
Section 1.52    Confidential Information Presentation. “Confidential Information Presentation” means the Project Poseidon Management Presentation dated August 2, 2017, and the Project Skyline Confidential Information Presentation on Performance Catalysts Solutions (PCS), dated June 2017, each as provided to the Purchaser in connection with the transactions contemplated by this Agreement.
Section 1.53    Contract. “Contract” means any written or oral contract (including unwritten undertakings or practices based on any course of dealing), subcontract, agreement, lease, license, note, mortgage, indenture, deed of trust, commitment, sale or purchase order and any other instrument or agreement of any kind, and any amendments or supplements thereto.

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Section 1.54    control. “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.
Section 1.55    Conveyance Taxes. “Conveyance Taxes” means any sales, use, transfer, conveyance, ad valorem, stamp, stamp duty, recording or other similar tax, fee or charge (excluding the Korean securities transaction tax and the Korean deemed acquisition tax, and excluding, for the avoidance of doubt, the Korean Capital Gains Tax and any other Tax that is based upon or measured by income or gain) imposed by any Governmental Authority upon the sale, transfer or assignment of the Company Interests or the Transferred Assets pursuant to this Agreement, or upon the recording of such sale, transfer or assignment, together with any interest, additions or penalties imposed in respect thereof. For the avoidance of doubt, “Conveyance Taxes” shall exclude any Taxes relating to the Pre-Closing Restructuring.
Section 1.56    Cooperation Indemnitees. “Cooperation Indemnitees” shall have the meaning set forth in Section 5.16(b).
Section 1.57    Current Offered Employees. “Current Offered Employees” shall have the meaning set forth in Section 5.7(a)(i).
Section 1.58    Debt Commitment Letter. “Debt Commitment Letter” shall have the meaning set forth in Section 4.6(a).
Section 1.59    Debt Financing. “Debt Financing” shall have the meaning set forth in Section 4.6(a).
Section 1.60    Debt Financing Agreements. “Debt Financing Agreements” shall have the meaning set forth in Section 4.6(a).
Section 1.61    Deed and Declaration of Easement. “Deed and Declaration of Easement” means that certain Deed and Declaration of Easement, dated as of August 29, 2002, by Ethyl Corporation in favor of the Seller, as amended by the Required Lease Amendment.
Section 1.62    De Minimis Claim. “De Minimis Claim” shall have the meaning set forth in Section 8.4(b).
Section 1.63    Disclosure Schedules. “Disclosure Schedules” means the Seller Disclosure Schedule and the Purchaser Disclosure Schedule, each of which forms a part of this Agreement.
Section 1.64    Dispute Notice. “Dispute Notice” shall have the meaning set forth in Section 2.11(c).
Section 1.65    Disputed Items. “Disputed Items” shall have the meaning set forth in Section 2.11(c).

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Section 1.66    Employee Records. “Employee Records” means job application, training, personnel, discipline, performance, employee compensation, medical and benefits and labor relations records relating to the employment of the Offered Employees.
Section 1.67    Encumbrance. “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, encumbrance, license, easement, right of way, servitude, lease or sublease, deed of trust, option, right of first refusal, attachment, levy, charge, claim, imposition, conditional sale or title retention arrangement or other restriction of any kind or any other interest in property or assets (or the income or profits therefrom) designed to secure the repayment of Indebtedness, whether consensual or nonconsensual and whether arising by Contract or under any Law or otherwise.
Section 1.68    Environmental Law. “Environmental Law” means any Law, consent decree or judgment relating to (a) human health or the environment; (b) human or environmental exposure to any Hazardous Material; or (c) employee or occupational safety.
Section 1.69    Environmental Permit. “Environmental Permit” means any permit, approval, identification number, registration, notification, license or other authorization that the Business is required to possess or obtain pursuant to any applicable Environmental Law.
Section 1.70    ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
Section 1.71    Estimated Purchase Price Statement. “Estimated Purchase Price Statement” shall have the meaning set forth in Section 2.10.
Section 1.72    Ethyl Indemnity. “Ethyl Indemnity” means the Indemnification Agreement, dated as of February 28, 1994, by and between the Seller and Ethyl Corporation.
Section 1.73    Excluded Assets. “Excluded Assets” shall have the meaning set forth in Section 2.2(b).
Section 1.74    Excluded Claim. “Excluded Claim” means all claims related to any Action that the Seller or its Subsidiaries (other than the Company) have or may have against third parties, solely to the extent such claim is not primarily related to the Business, the Transferred Assets or the Assumed Liabilities or primarily arises from, or primarily relates to, the Excluded Assets or the Excluded Liabilities.
Section 1.75    Excluded Liabilities. “Excluded Liabilities” shall have the meaning set forth in Section 2.3(b).
Section 1.76    Excluded Metal Alkyls. “Excluded Metal Alkyls” means (a) any organometallic compound containing at least a hydrocarbon group and a metal that can be useful as a co-catalyst, or useful as a component, raw material or reagent in producing, co-catalyst, wherein the co-catalyst is useful in Ziegler Natta catalysis of polymerization of olefins or dienes; (b) any organometallic compound containing at least a hydrocarbon group and a metal that can be useful

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as a catalyst, co-catalyst, or useful as a component, raw material or reagent in producing, catalyst or co-catalyst, wherein the catalyst or co-catalyst is useful in any of the following applications: polymerization, other than polyolefin polymerization, oligomerization, chain length growth Cn, where n<75, and/or cyclization reactions; reducing agents; alkylation and/or acylation reactions; or thin film metallization applications and (c) any organometallic compound containing at least a hydrocarbon group and a metal that can be useful in or purified to be useful in epitaxy applications, high efficiency photovoltaic cells, light emitting diodes and other electronic applications, and (d) lithium alkyls and cesium alkyls, except to the extent used in the Business at either or both of the Manufacturing Facilities as of the Closing Date. The following are not Excluded Metal Alkyls: (i) polyolefin catalyst components and polyolefin catalyst activators, wherein each are metallocene and post metallocene components and activators, including aluminoxane and methylaluminoxane and modifications thereof either in solution or solid form, and TMA, (ii) co-catalysts developed, manufactured and sold by the Seller as Activcat® product, and (iii) Ziegler Natta catalysts developed, manufactured and sold by the Seller as Advantage® product sold for use in polymerization of olefins or dienes.
Section 1.77    Excluded Products. “Excluded Products” means the products set forth on Section 1.77 of the Seller Disclosure Schedule.
Section 1.78    Excluded Taxes. “Excluded Taxes” means (1) all Taxes for any Pre-Closing Tax Period (including any Taxes that are allocable under Section 6.2(d) to a Pre-Closing Tax Period), (1) any Taxes relating to the Pre-Closing Restructuring, (1) any Taxes attributable to any deferred revenue or prepaid amount received prior to the Closing by the Seller with respect to the Business or by the Company, (1) the Seller’s share of any Conveyance Taxes pursuant to Section 6.2(b), (1) any Korean securities transaction tax attributable to the sale of the Company Interests hereunder, (1) any Tax for a Post-Closing Tax Period arising out of or resulting from a breach of any representation or warranty contained in Section 3.13(f), Section 3.13(h), Section 3.13(i) or Section 3.13(k), and (1) any Korean Capital Gains Tax incurred in connection with the sale of the Company Interests hereunder; provided, that Excluded Taxes shall not include (i) Taxes attributable to the Purchaser’s failure to satisfy any of its obligations pursuant to this Agreement; (ii) the Purchaser’s share of any Conveyance Taxes pursuant to Section 6.2(b); (iii) Taxes for any taxable period beginning after the Closing Date resulting from the Company’s use of a method of accounting described in clause (B) of Section 3.13(i) for a taxable period beginning after the Closing Date; and (iv) any Tax to the extent withheld in accordance with Section 6.5(f).
Section 1.79    Exemption Documentation. “Exemption Documentation” shall have the meaning set forth in Section 6.2(a)(i).
Section 1.80    Existing Stock. “Existing Stock” shall have the meaning set forth in Section 5.5(b).
Section 1.81    Extended Termination Date. “Extended Termination Date” shall have the meaning set forth in Section 9.1(a).
Section 1.82    Fee Letter. “Fee Letter” shall have the meaning set forth in Section 4.6(b).

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Section 1.83    Final Closing Date Cash. “Final Closing Date Cash” shall have the meaning set forth in Section 2.11(a).
Section 1.84    Final Closing Date Indebtedness. “Final Closing Date Indebtedness” shall have the meaning set forth in Section 2.11(a).
Section 1.85    Final Closing Date Transaction Expenses. “Final Closing Date Transaction Expenses” shall have the meaning set forth in Section 2.11(a).
Section 1.86    Final Company Closing Date Payment. “Final Company Closing Date Payment” shall have the meaning set forth in Section 2.11(a).
Section 1.87    Final Company Net Working Capital. “Final Company Net Working Capital” shall have the meaning set forth in Section 2.11(a).
Section 1.88    Final Transferred Assets Closing Date Payment. “Final Transferred Assets Closing Date Payment” shall have the meaning set forth in Section 2.11(a).
Section 1.89    Final Transferred Assets Net Working Capital. “Final Transferred Assets Net Working Capital” shall have the meaning set forth in Section 2.11(a).
Section 1.90    Financial Statements. “Financial Statements” means the Business Financial Statements and the Company Financial Statements.
Section 1.91    Financing Sources. “Financing Sources” means each party to the Debt Financing Agreements and any other lender, agent, lead arranger, arranger, administrative agent, collateral agent or any other agent in respect of the Debt Financing (including any Alternative Financing) and any Affiliates and Representatives of any of the foregoing.
Section 1.92    Financing Termination Fee. “Financing Termination Fee” shall have the meaning set forth in Section 9.3(a).
Section 1.93    Foreign Seller. “Foreign Seller” means Albemarle Netherlands B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands.
Section 1.94    GAAP. “GAAP” means United States generally accepted accounting principles applied on a basis consistent with the Seller’s audited financial statements.
Section 1.95    Goodwill. “Goodwill” means the goodwill of the Seller and its Subsidiaries (other than the Company) related to, associated with or attributable to the Business.
Section 1.96    Governmental Authority. “Governmental Authority” means any federal, national, supranational, state, provincial, municipal, local or other government, governmental, foreign or domestic, quasi-governmental, regulatory, self-regulatory or administrative authority, agency, commission, branch, department, official or entity or any court of competent jurisdiction or arbitrator.

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Section 1.97    Governmental Order. “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
Section 1.98    Hazardous Material. “Hazardous Material” means (a) petroleum and petroleum products, by-products or breakdown products, lead, radon, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and dangerous or toxic organisms (including Legionella and Stachybotrys species); or (b) any other chemicals, materials, wastes or substances defined or regulated by any Governmental Authority under applicable Environmental Laws as or included in the definition of “hazardous substances,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” “hazardous materials” or similar substances.
Section 1.99    HSR Act. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
Section 1.100    Improvements. “Improvements” means (a) all improvements, buildings, structures and fixtures located within the fence line outlined in red on the map attached to Section 1.100 of the Seller Disclosure Schedule, including the Off-Premises Water Discharge Line, the 001 Outfall and all those certain structures, fixtures and equipment related to the operation and maintenance of the 001 Outfall, and (b) any other improvements, buildings, structures and fixtures owned by the Seller or any of its Subsidiaries (other than the Company) that are located on land covered by a Servitude, including (i) the piperacks, pipelines, lines and other pipes shown above and to the left of the red line in the photograph set forth on Section 1.100 of the Seller Disclosure Schedule and (ii) the transformer shown outside of the fence line (location 1) in the photograph set forth on Section 1.100 of the Seller Disclosure Schedule, which transformer is to be relocated within the fence line (location 2) prior to the Closing.
Section 1.101    In-Licensed Intellectual Property. “In-Licensed Intellectual Property” means all Intellectual Property that the Seller or any of its Subsidiaries is licensed or otherwise authorized to use pursuant to the Transferred IP Agreements.
Section 1.102    Indebtedness. “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by any note, bond, debenture, other debt security or similar instruments, (c) all lease obligations of such Person which are required to be capitalized in accordance with GAAP or Korean Accounting Standards, as applicable, (d) interest rate or currency obligations of such Person, including swaps, hedges or similar agreements, (e) obligations of such Person evidenced by letters of credit, surety bonds, bank guarantees and similar instruments (to the extent drawn), (f) obligations of such Person in respect of accrued but unpaid dividends, (g) obligations of such Person in respect of the deferred purchase price of goods, equity or services, including earn-outs, contingent payments or similar arrangements, (h) guarantees, directly or indirectly, by such Person of any of the items set forth in this Section 1.102 of any other Person and (i) with respect to each of the foregoing, the outstanding principal amount plus any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees, expenses or obligations owed in respect of the acceleration, termination or cancellation thereof.

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Section 1.103    Indemnified Party. “Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
Section 1.104    Indemnifying Party. “Indemnifying Party” means the Seller pursuant to Section 8.2 or the Purchaser pursuant to Section 8.3, as the case may be.
Section 1.105    Independent Accountant. “Independent Accountant” means Ernst & Young (or, if such firm shall decline or is unable to act, another nationally recognized firm with expertise in accounting matters reasonably acceptable to the Seller and the Purchaser).
Section 1.106    Intellectual Property. “Intellectual Property” means all of the following rights in any jurisdiction throughout the world: (a) patents and patent applications, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions and extensions thereof, utility models and utility model applications, and industrial designs; (b) trademarks, service marks, trade names, logos, trade dress, and internet domain names, social media names, together with the goodwill connected with the use thereof and symbolized thereby; (c) copyrights, including copyrights in computer software; (d) registrations and applications for registration of any of the foregoing under subclauses (a) – (c) of this definition; (e) trade secrets, know-how, methods, techniques, processes (including manufacturing processes), formulae, design or technical specifications, test results, testing methods, procedures, data, metadata, inventions, customer and business lists and other confidential and proprietary information, and (f) the right to sue at law or in equity for all claims or causes of action arising out of or related to any past, present or future infringement, misappropriation or violation of any of the foregoing, including the right to receive all proceeds and damages therefrom.
Section 1.107    Intellectual Property Assignment Agreement. “Intellectual Property Assignment Agreement” means the Intellectual Property Assignment Agreement, to be entered into by the Purchaser and the Seller as of the Closing, substantially in the form attached hereto as Exhibit C.
Section 1.108    Inventory. “Inventory” means the Company Inventory and the Transferred Inventory.
Section 1.109    IP Agreements. “IP Agreements” means all Contracts concerning Intellectual Property or IT Assets to which the Seller or any of its Subsidiaries is a party or beneficiary or by which the Seller or any of its Subsidiaries, or any of its or their properties or assets, may be bound, including all (a) licenses of Intellectual Property by the Seller or any of its Subsidiaries to any Person, (b) licenses of Intellectual Property by any Person to the Seller or any of its Subsidiaries, (c) Contracts between any Person and the Seller or any of its Subsidiaries relating to the transfer, development, maintenance or use of Intellectual Property or IT Assets, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property or IT Assets.
Section 1.110    IT Assets. “IT Assets” means software (together with its configuration and customization), systems, servers, computers, hardware, firmware, middleware, networks, data

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communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.
Section 1.111    Key Customers. “Key Customers” shall have the meaning set forth in Section 3.16(a).
Section 1.112    Key Suppliers. “Key Suppliers” shall have the meaning set forth in Section 3.16(b).
Section 1.113    KNTS. “KNTS” means the Korean National Tax Service.
Section 1.114    Korean Accounting Standards. “Korean Accounting Standards” means the Accounting Standards for Non-Public Entities in the Republic of Korea, applied on a basis consistent with the Company Financial Statements.
Section 1.115    Korean Capital Gains Tax. “Korean Capital Gains Tax” means any Tax imposed under the Tax laws of Korea (or any national, provincial, district, or local subdivisions or agencies thereof) or applicable income tax treaties with respect to capital gains.
Section 1.116    Korean Plans. “Korean Plans” shall have the meaning set forth in Section 3.11(b).
Section 1.117    Land. “Land” means the land subject to the PDC Lease, the land subject to the OTA Lease and the land over which the Servitudes are granted.
Section 1.118    Law. “Law” means any statute, law, ordinance, regulation, rule, code, requirement, international treaty or convention or rule of law (including common law requirement or rule) or other requirement with similar effect promulgated or issued by any Governmental Authority or any Governmental Order.
Section 1.119    Leave Offered Employees. “Leave Offered Employees” shall have the meaning set forth in Section 5.7(a)(i).
Section 1.120    Liabilities. “Liabilities” means any and all debts, liabilities, claims, demands, expenses, guarantees, commitments or obligations of any kind, character or nature whatsoever, whether direct or indirect, accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, asserted or unasserted, matured or unmatured or determined or determinable, due or to become due, including those arising under any Law, Action or Governmental Order and those arising under any Contract.
Section 1.121    License Agreement. “License Agreement” means the license agreement to be entered by the Purchaser and the Seller as of the Closing, substantially in the form attached hereto as Exhibit D.
Section 1.122    Local Conveyances. “Local Conveyances” means (a) the Intellectual Property Assignment Agreement, (b) the Bill of Sale and Assignment and Assumption Agreement,

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substantially in the form attached hereto as Exhibit E, (c) the Act of Sale and (d) the Company Interests Transfer Agreement.
Section 1.123    Loss. “Loss” shall have the meaning set forth in Section 8.2.
Section 1.124    Manufacturing Facilities. “Manufacturing Facilities” means the manufacturing facilities used in the operation of the Business and (a) known as the Process Development Center and located in Baton Rouge, Louisiana, excluding the Pilot Plant (the “Baton Rouge Manufacturing Facility”) and (b) located in Yeosu, South Korea (the “Yeosu Manufacturing Facility”).
Section 1.125    Marketing Period. “Marketing Period” means the first period of 15 consecutive Business Days after the date of the Original Agreement throughout which the Purchaser shall have received from the Seller all Required Information (and the Financing Sources shall have access to all such Required Information), all of which is and remains Compliant; provided, that if any Required Information ceases to be Compliant, the Marketing Period shall be deemed to have not commenced until such time as all Required Information is Compliant; provided, further, that if such consecutive 15 Business Day period was not completed on or prior to December 22, 2017, then it will be deemed to have restarted anew on January 2, 2018.
Section 1.126    Material Adverse Effect. “Material Adverse Effect” means any event, circumstance, condition, state of facts, change or effect, that (a) is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, results of operations or the financial condition of the Business, taken as a whole or (b) would reasonably be expected to prevent or materially delay the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute a “Material Adverse Effect”, or taken into account in determining, whether there has been a “Material Adverse Effect” for purposes of clause (a): (i) events, circumstances, changes or effects that generally affect the industries or segments thereof in which the Business operates, including legal and regulatory changes and changes in the price of commodities or raw materials; (ii) general business, economic or political conditions (or changes therein); (iii) events, circumstances, changes or effects generally affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (iv) events, circumstances, changes or effects arising out of, or attributable to, the public announcement of the execution of this Agreement; (v) any actions taken or not taken by the Seller in accordance with the express requirements of this Agreement (other than Section 5.1(A)) or any other Transaction Document, or actions taken or not taken by the Seller at the written request of the Purchaser or any public communication by the Purchaser in respect of plans or intentions with respect to the Business, the Company or the Business Employees; (vi) events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened); (vii) events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (viii) events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather-related

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conditions, explosions or fires, or any force majeure events in any country or region in the world; (ix) events, circumstances, changes or effects arising out of, or attributable to, changes or modifications in GAAP, Korean Accounting Standards or applicable Law after the date of the Original Agreement; or (x) the failure, in and of itself, by the Business to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period; provided, that, with respect to a matter described in clauses (i), (ii), (iii), (vi), (vii), (viii) and (ix), such matter shall be deemed to constitute a “Material Adverse Effect”, or shall be taken into account in determining whether there has been a “Material Adverse Effect”, to the extent it has a disproportionate effect on the Business relative to other comparable businesses operating in the industries in which the Business operates.
Section 1.127    Material Contracts. “Material Contracts” shall have the meaning set forth in Section 3.14(a).
Section 1.128    Maximum Closing Date Cash. “Maximum Closing Date Cash” means an amount equal to $2,000,000; provided, that if the Closing shall not have occurred on or prior to March 31, 2018, the Maximum Closing Date Cash shall be increased by an amount equal to $700,000 on April 1, 2018 and on the first day of each calendar month that has elapsed after such date and prior to the Closing Date.
Section 1.129    Most Cost-Effective Manner. “Most Cost-Effective Manner” shall have the meaning set forth in Section 8.7(a)(iii).
Section 1.130    NOL Reduction Tax Increase. “NOL Reduction Tax Increase” means any increase in the total amount of Taxes paid by the Company for any Post-Closing Tax Period that ends on or before December 31, 2026, to the extent such increase is attributable to a reduction in the Closing Date NOL pursuant to Section 6.4(d) (determined on a with-and-without basis).
Section 1.131    Non U.S. Albemarle Plans. “Non U.S. Albemarle Plans” shall have the meaning set forth in Section 3.11(b).
Section 1.132    Non U.S. Employees. “Non U.S. Employees” means all Business Employees employed and located outside the United States immediately prior to the Closing Date other than Company Employees.
Section 1.133    Non U.S. Offered Employees. “Non U.S. Offered Employees” means each Offered Employee who is employed outside the United States immediately prior to the Closing Date.
Section 1.134    Non U.S. Transferred Employee. “Non U.S. Transferred Employee” shall have the meaning set forth in Section 5.7(b)(ii).
Section 1.135    Offer Date. “Offer Date” shall have the meaning set forth in Section 5.7(a)(i).

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Section 1.136    Offered Employee. “Offered Employee” means any Business Employee who is not a Company Employee; provided, however, that no individual who is an independent contractor or other non-employee service provider shall be designated an “Offered Employee” for purposes of this Agreement.
Section 1.137    Orangeburg SC Facility. “Orangeburg SC Facility” shall have the meaning set forth in Section 1.137.
Section 1.138    Orangeburg Transferred Equipment. “Orangeburg Transferred Equipment” means the tangible machinery, equipment, vehicles, tools, supplies, hardware, accessories, materials, office equipment, furniture and computers that are owned by the Seller and used or held for use in connection with the production of TMA in Orangeburg, South Carolina (the “Orangeburg SC Facility”), including the items identified on Section 1.138 of the Seller Disclosure Schedule.
Section 1.139    OTA Lease. “OTA Lease” means that certain Lease Agreement for Office Trailer Area, dated as of June 1, 2012, by and between the Seller and Ethyl Corporation.
Section 1.140    Owned Intellectual Property. “Owned Intellectual Property” means the Company Owned Intellectual Property and the Transferred Owned Intellectual Property.
Section 1.141    Owned Real Property. “Owned Real Property” means the land owned by the Company, including the land upon which the Yeosu Manufacturing Facility is located, together with all buildings, improvements and fixtures thereon and all easements, rights-of-way, licenses, rights to use real property, appurtenances and other rights and benefits associated with such land and together with all improvements, fixtures and other rights and appurtenants thereto, including as are more fully described on Section 1.141 of the Seller Disclosure Schedule.
Section 1.142    PDC Lease. “PDC Lease” means that certain Baton Rouge, Louisiana Lease Agreement, dated as of February 28, 1994, between the Seller and Ethyl Corporation, as amended by that certain Letter Agreement, dated as of August 29, 2002, between the Seller and Ethyl Corporation (as amended effective as of the Closing by the Required Lease Amendment).
Section 1.143    Permits. “Permits” means all permits, licenses, franchises, qualifications, orders, agreements and authorizations issued by any Governmental Authority, including Environmental Permits.
Section 1.144    Permitted Encumbrances. “Permitted Encumbrances” means (1) statutory liens for current Taxes not yet due or delinquent (or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the Financial Statements); (1) Encumbrances expressly and specifically approved by the Purchaser in writing; (1) mechanics’, materialmens’, carriers’, workers’, repairers’, landlords’ and other Encumbrances or security obligations arising by operation of Law, or pledges, deposits or other Encumbrances securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), in each case, incurred in the ordinary course of business consistent with past practice, and for amounts which are not yet due or delinquent and which are not, individually or in the aggregate,

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material; (1) Encumbrances arising under conditional sales contracts and equipment leases with third parties; (1) variations, if any, between tax lot lines and property lines; (1) minor deviations, if any, of fences or shrubs from designated property lines; (1) Encumbrances identified on Section 1.144 of the Seller Disclosure Schedule; (1) any zoning, entitlement, conservation restriction and other land use and environmental regulations, in each case, imposed by Governmental Authorities. and which are not violated by the current use or occupancy of such real property or the operation of the Business thereon; (1) Encumbrances that will be released and fully discharged at or prior to the Closing; (1) following the Closing, easements, rights of way, access rights and any other Encumbrance on the Transferred Assets explicitly reserved for the benefit of the Seller pursuant to a Transaction Document; and (1) any non-exclusive license granted to customers in connection the sale or provision of goods or services in the ordinary course of business consistent with past practice.
Section 1.145    Person. “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
Section 1.146    Pilot Plant. “Pilot Plant” means the stand alone pilot plant described on Section 1.146 of the Seller Disclosure Schedule.
Section 1.147    Pilot Plant Assets. “Pilot Plant Assets” means the assets located at the Pilot Plant (including items of tangible personal property) that are listed on Section 1.147 of the Seller Disclosure Schedule (as amended pursuant to Section 5.15).
Section 1.148    Plan. “Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) employment, consulting, severance, change in control, transaction bonus, retention or other similar agreement or plan or (iii) other plan, agreement or arrangement providing for compensation, bonuses, equity or equity-based compensation, incentives, deferred compensation, severance, change in control, health, medical, dental, vision, life insurance, welfare, fringe benefits, perquisites, disability or sick leave benefits, supplemental unemployment benefits, post-employment or retirement or other benefits, in each case that is sponsored, maintained, administered, or contributed to by any Person or any of its Affiliates, or with respect to which the Person or any of its Affiliates is a party, for the benefit of any current or former employee, director or independent contractor of the Person or any of its Affiliates, and/or their spouses, dependents or beneficiaries, or with respect to which the Person or any of its Affiliates has any Liabilities contingent or otherwise.
Section 1.149    Post-Closing Adjustment. “Post-Closing Adjustment” shall have the meaning set forth in Section 2.11(a).
Section 1.150    Post-Closing Tax Period. “Post-Closing Tax Period” means any Tax period beginning after the Closing Date, including the portion of any Straddle Period beginning after the Closing Date.
Section 1.151    Post-Signing Insurance Proceeds. “Post-Signing Insurance Proceeds” shall have the meaning set forth in Section 2.2(a)(ix).

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Section 1.152    Pre-Closing Tax Period. “Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date, including the portion of any Straddle Period ending on the Closing Date.
Section 1.153    Pre-Closing Restructuring. “Pre-Closing Restructuring” shall have the meaning set forth in Section 5.8.
Section 1.154    Preliminary Closing Date Cash. “Preliminary Closing Date Cash” shall have the meaning set forth in Section 2.10.
Section 1.155    Preliminary Closing Date Indebtedness. “Preliminary Closing Date Indebtedness” shall have the meaning set forth in Section 2.10.
Section 1.156    Preliminary Closing Date Transaction Expenses. “Preliminary Closing Date Transaction Expenses” shall have the meaning set forth in Section 2.10.
Section 1.157    Preliminary Company Closing Date Payment. “Preliminary Company Closing Date Payment” shall have the meaning set forth in Section 2.10.
Section 1.158    Preliminary Company Net Working Capital. “Preliminary Company Net Working Capital” shall have the meaning set forth in Section 2.10.
Section 1.159    Preliminary Transferred Assets Closing Date Payment. “Preliminary Transferred Assets Closing Date Payment” shall have the meaning set forth in Section 2.10.
Section 1.160    Preliminary Transferred Assets Net Working Capital. “Preliminary Transferred Assets Net Working Capital” shall have the meaning set forth in Section 2.10.
Section 1.161    Pro Forma Company Financial Statements. “Pro Forma Company Financial Statements” means the unaudited pro forma statement of financial position of the Company as of September 30, 2017 set forth on Section 1.161 of the Seller Disclosure Schedule.
Section 1.162    Protected Communications. “Protected Communications” shall have the meaning set forth in Section 5.9.
Section 1.163    Public Announcement. “Public Announcement” shall have the meaning set forth in Section 11.4.
Section 1.164    Purchase Price. “Purchase Price” shall have the meaning set forth in Section 2.6(a).
Section 1.165    Purchase Price for the Transferred Assets. “Purchase Price for the Transferred Assets” shall have the meaning set forth in Section 2.6(a).
Section 1.166    Purchase Price for the Company Interests. “Purchase Price for the Company Interests” shall have the meaning set forth in Section 2.6(a).

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Section 1.167    Purchaser. “Purchaser” shall have the meaning set forth in the Preamble.
Section 1.168    Purchaser 401(k) Plan. “Purchaser 401(k) Plan” shall have the meaning set forth in Section 5.7(j).
Section 1.169    Purchaser Benefit Plan. “Purchaser Benefit Plan” means any Plan to which the Purchaser or any Affiliate is a party, or with respect to which the Purchaser or any Affiliate has any obligations or Liabilities or which are maintained, contributed to or sponsored by the Purchaser or any Affiliate, in each case for the benefit of any current or former employees, directors or independent contractors of the Purchaser or any Affiliate and/or their spouses, dependents or beneficiaries.
Section 1.170    Purchaser Disclosure Schedule. “Purchaser Disclosure Schedule” means the Disclosure Schedules delivered by the Purchaser to the Seller in connection with this Agreement.
Section 1.171    Purchaser Environmental Liabilities. “Purchaser Environmental Liabilities” means any Liability or Loss to the extent relating to, or arising out of, (a) any Releases of Hazardous Materials at, in, on or from any Manufacturing Facility or Owned Real Property; (b) any Releases of Hazardous Materials at any third-party site to which such Hazardous Materials were sent from any Manufacturing Facility or Owned Real Property; (c) any exposure to Hazardous Materials at any Manufacturing Facility or Owned Real Property and any exposure to any Hazardous Material included in any product or material sent or distributed from any Manufacturing Facility or Owned Real Property; (d) any violation of or noncompliance with Environmental Laws or Environmental Permits occurring or existing at any Manufacturing Facility or Owned Real Property; and (e) any Actions under any Environmental Law or Environmental Permit brought with respect to any Manufacturing Facility or Owned Real Property; other than, in the case of clauses (a) through (e), any Seller Environmental Liability.
Section 1.172    Purchaser FSA Plan. “Purchaser FSA Plan” shall have the meaning set forth in Section 5.7(k).
Section 1.173    Purchaser Fundamental Representations. “Purchaser Fundamental Representations” shall have the meaning set forth in Section 7.1(a).
Section 1.174    Purchaser Indemnified Party. “Purchaser Indemnified Party” shall have the meaning set forth in Section 8.2.
Section 1.175    Registered IP. “Registered IP” means all the following rights issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar in any jurisdiction throughout the world: (a) patents and patent applications, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions and extensions thereof; (b) registered trademarks, service marks, and internet domain names or other registrations related to trademarks, or applications related thereto; (c) registered copyrights and applications for copyright registration.

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Section 1.176    Regulations. “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.
Section 1.177    Related Party. “Related Party” means, with respect to any Person, such Person’s Affiliates and its and their respective current and former directors, officers and controlling persons.
Section 1.178    Related Party Contract. “Related Party Contract” means any Contract between the Seller or any of its Subsidiaries (including the Company), on the one hand, and a Related Party of such Person, on the other hand.
Section 1.179    Release. “Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or onto the environment, including upon any soil, sediment, subsurface strata, surface water or groundwater, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.
Section 1.180    Remedial Action. “Remedial Action” means any action to investigate, clean up, remove or remediate, monitor or assess, or conduct remedial or corrective actions with respect to any Release of Hazardous Materials.
Section 1.181    Representatives. “Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.
Section 1.182    Required Information. “Required Information” means all information regarding the business, operations and financial condition of the Business, the Seller and its Subsidiaries that is reasonably requested by the Purchaser and that is customarily included in marketing materials for indebtedness of the type to be provided under the Debt Financing Agreements, including all financial and company information regarding the Business, the Seller and its Subsidiaries that is required by the Debt Financing Agreements (including, if applicable, any debt commitment letters in connection with any Alternative Financing).
Section 1.183    Required Lease Amendment. “Required Lease Amendment” means, collectively, (a) that certain Amendment and Assignment with respect to the PDC Lease, the OTA Lease and the Deed and Declaration of Easement, to be effective as of the Closing, by and among Ethyl Corporation, the Seller and the Purchaser, substantially in the form attached hereto as Exhibit F; and (b) that certain Amendment and Restatement and Assignment with respect to that certain Amended and Restated Services Agreement, dated January 1, 2002, between Ethyl Corporation and the Seller, to be effective as of the Closing, by and among Ethyl Corporation, the Seller and the Purchaser, in a form reasonably acceptable to the Purchaser, pursuant to which (i) the Seller will assign to the Purchaser the agreement described in clause (b); (ii) Ethyl Corporation will consent to such assignment and (iii) Ethyl Corporation and the Purchaser shall amend and restate the agreement described in clause (b) to provide for only those services that were being provided by the Seller to Ethyl Corporation as of the date of the Original Agreement.

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Section 1.184    Required Operating Agreement Amendment. “Required Operating Agreement Amendment” means that certain Amendment to the SI Group Operating Agreement, dated as of December 13, 2017, to be effective as of the Closing, by and among SI Group, Inc., the Seller and the Purchaser.
Section 1.185    Research and Development Assets. “Research and Development Assets” means the assets located at the Research and Development Lab (including analytical equipment and items of tangible property) that are listed on Section 1.185 of the Seller Disclosure Schedule (as amended pursuant to Section 5.15).
Section 1.186    Research and Development Lab. “Research and Development Lab” means the research and development laboratory located at the Baton Rouge Manufacturing Facility, the premises of which are identified in, and for which a non-exclusive license for the non-exclusive right to use such premises is to be granted to the Seller pursuant to, the Baton Rouge Manufacturing Facility Services Agreement.
Section 1.187    Retained Names and Marks. “Retained Names and Marks” shall have the meaning set forth in Section 5.5(a).
Section 1.188    Return Deadline. “Return Deadline” shall have the meaning set forth in Section 5.7(a)(i).
Section 1.189    Second Request. “Second Request” shall have the meaning set forth in Section 5.4(b).
Section 1.190    Seller. “Seller” shall have the meaning set forth in the Preamble.
Section 1.191    Seller 401(k) Plan. “Seller 401(k) Plan” shall have the meaning set forth in Section 5.7(j).
Section 1.192    Seller Benefit Plan. “Seller Benefit Plan” means any Plan to which the Seller or any Affiliate is a party, or with respect to which the Seller or any Affiliate has any obligations or Liabilities or which are maintained, contributed to or sponsored by the Seller or any Affiliate, in each case for the benefit of any Offered Employees and/or Company Employees and/or their spouses, dependents or beneficiaries, as applicable.
Section 1.193    Seller Disclosure Schedule. “Seller Disclosure Schedule” means the Disclosure Schedules delivered by the Seller to the Purchaser in connection with this Agreement.
Section 1.194    Seller Environmental Liabilities. “Seller Environmental Liabilities” means all Liabilities and Losses to the extent arising from or related to (1) the presence or any Releases of Hazardous Materials at, in, on or from any Manufacturing Facility, Owned Real Property, the Orangeburg SC Facility, the Supply Agreement Sites or any other real property currently owned, leased or operated by the Seller or the Company in connection with the Business and occurring or existing on or prior to the Closing; (1) any Releases of Hazardous Materials at any third-party site to which such Hazardous Materials were transported or disposed of, or arranged for the transportation

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or disposal of, by the Seller or the Company from any Manufacturing Facility or Owned Real Property or otherwise in connection with the Business prior to the Closing or at any real property formerly owned, leased or operated by the Seller or the Company in connection with the Business; (1) any exposure to Hazardous Materials in connection with the Seller’s or the Company’ operation of the Business prior to the Closing Date or to any Hazardous Material included in any product or material manufactured, marketed, sold or distributed by the Seller or the Company from any Manufacturing Facility or Owned Real Property or by the Business prior to the Closing Date; (1) any act or omission by the Seller or the Company in connection with the Business, the Manufacturing Facilities or any Owned Real Property, including the manufacture, marketing, sale or distribution of products by the Business prior to the Closing Date, that has resulted in or results in a violation of, or Liabilities under, any Environmental Laws or Environmental Permit; and (1) any Release or presence of Hazardous Materials at property covered by the Ethyl Indemnity.
Section 1.195    Seller FSA Plan. “Seller FSA Plan” shall have the meaning set forth in Section 5.7(k).
Section 1.196    Seller Fundamental Representations. “Seller Fundamental Representations” shall have the meaning set forth in Section 7.2(a).
Section 1.197    Seller Indemnified Environmental Noncompliance. “Seller Indemnified Environmental Noncompliance” shall have the meaning set forth in Section 8.7(e).
Section 1.198    Seller Indemnified Party. “Seller Indemnified Party” shall have the meaning set forth in Section 8.3.
Section 1.199    Seller Law Firms. “Seller Law Firms” shall have the meaning set forth in Section 5.9.
Section 1.200    Seller Released Parties. “Seller Released Parties” shall have the meaning set forth in Section 5.12(b).
Section 1.201    Seller Releasing Parties. “Seller Releasing Parties” shall have the meaning set forth in Section 5.12(a).
Section 1.202    Seller Restricted Parties. “Seller Restricted Parties” shall have the meaning set forth in Section 5.3(c).
Section 1.203    Seller’s Knowledge; Knowledge of the Seller. “Seller’s Knowledge”, “Knowledge of the Seller” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge, after reasonable inquiry of the employees of the Seller or its Subsidiaries responsible for the relevant subject matter (including the head of intellectual property of the Seller) of the Persons identified on Section 1.203 of the Seller Disclosure Schedule.
Section 1.204    Services Agreements. “Services Agreements” means (a) the services agreement to be entered into by the Purchaser and the Seller as of the Closing, substantially in the form attached hereto as Exhibit G-1 and (b) the services agreement to be entered into by the Purchaser

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and the Seller as of the Closing, which shall reflect the applicable terms set forth in Exhibit G-2 and such other terms as are reasonably acceptable to the Seller and the Purchaser.
Section 1.205    Servitudes. “Servitudes” means those servitudes created by the documents set forth on Section 1.205 of the Seller Disclosure Schedule, as amended by the Required Lease Amendment.
Section 1.206    Shared Contracts. “Shared Contracts” means any Contract to which the Seller or any of its Subsidiaries (other than the Company) is a party for the provision of goods and/or services that are used in both the Business and any other businesses (other than the Business) of the Seller and its Subsidiaries (other than the Company), including those Contracts set forth on Section 1.206 of the Seller Disclosure Schedule.
Section 1.207    Shared Information. “Shared Information” shall have the meaning set forth in Section 5.3(c).
Section 1.208    SI Group Operating Agreement. “SI Group Operating Agreement” means that certain Operating Agreement, dated as of September 1, 2014, by and between the Seller and SI Group, Inc.
Section 1.209    Specified Key Customer. “Specified Key Customer” shall have the meaning set forth in Section 3.16(c).
Section 1.210    Straddle Period. “Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.
Section 1.211    Subsidiary. “Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is controlled, directly or indirectly, by such Person; provided, that, for purposes of Section 2.2 and Section 2.3, references to the Seller’s “Subsidiaries” shall not include the Company.
Section 1.212    Supply Agreement Sites. “Supply Agreement Sites” means the real property, together with all improvements and fixtures thereon, located in Tyrone, Pennsylvania and Pasadena, Texas that is further identified on Section 1.212 of the Seller Disclosure Schedule, at which the Seller will perform, after the Closing Date, contract manufacturing for the Purchaser in accordance with the Supply Agreements.
Section 1.213    Supply Agreements. “Supply Agreements” means the supply agreements to be entered into by the Purchaser and the Seller as of the Closing, substantially in the forms attached hereto as Exhibits H-1 and H-2.
Section 1.214    Survey. “Survey” means an ALTA survey by Baton Rouge Land Surveying with respect to the Land containing Table A items 1-4, 6, 8, 11, 13, 15, 19 and which locates and identifies: (a) all fences and gates around the Seller’s operations, (b) any and all rail tracks and spurs located within the fenced area/ leased premises as well as the track as it exits the fenced area/leased premises and connects to the main Kansas City Railroad; (c) the area covered by the OTA Lease;

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(d) the area covered by the servitude in favor of Ethyl Corporation to use Gulf States Road and the parking area between the road and the leased premises; (e) the existing servitude over outfall 001; (f) the outfall 001 servitude expansion area; (g) the servitude to be granted over the North Road (including the Monte Sano pedestrian bridge) all the way to the edge of Ethyl’s property; (h) the wildlife habitat area; (i) the location of the existing buildings and improvements (which may be shown by aerial mapping), (j) the Kansas City Railroad servitude or right of way; (k) the pipe rack along the western edge of the leased premises; (l) all plottable exceptions on Schedule B to the Title Commitment that effect the fenced area/leased premises; and (m) the Production Facility, the Terminal Facility, the R&D Facility, the Pilot Plant Facility and the Control Room for use as an exhibit to the Baton Rouge Manufacturing Facility Services Agreement.
Section 1.215    Tax; Taxes. “Tax” or “Taxes” means any income, capital gain, gross receipts, windfall profits, sales, use, transfer, property, ad valorem, value added, professional, severance, production, license, excise, fees, levies, assessments, net worth, franchise, capital, employment, environmental, withholding (including backup withholding), deductions, payroll, social security, estimated or other tax of any kind whatsoever, duty, impost, tariff, assessment or other similar charge imposed by any Governmental Authority, whether disputed or not, together with any interest, additions, charges or penalties in respect thereof.
Section 1.216    Tax Proceeding. “Tax Proceeding” shall have the meaning set forth in Section 6.4(a).
Section 1.217    Tax Return. “Tax Return” means any return, report, form, declaration or information return or statement (including amendments thereof and schedules or attachments thereto) filed or required to be filed with a Governmental Authority with respect to Taxes.
Section 1.218    Termination Date. “Termination Date” shall have the meaning set forth in Section 9.1(a).
Section 1.219    Third-Party Claim. “Third-Party Claim” shall have the meaning set forth in Section 8.5(b).
Section 1.220    Third-Party Rights. “Third-Party Rights” shall have the meaning set forth in Section 2.5(b).
Section 1.221    Title Commitment. “Title Commitment” means the commitment for title insurance issued by Old Republic National Title Insurance Company naming the Purchaser as the proposed insured delivered by the Seller to the Purchaser prior to the date of the Original Agreement with respect to the leasehold estate created by the PDC Lease and the servitude estates created by the Servitudes in the Land with an effective date of November 29, 2017.
Section 1.222    Title Company. “Title Company” shall have the meaning set forth in Section 2.8(k).
Section 1.223    Title Policy. “Title Policy” shall have the meaning set forth in Section 2.8(k).

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Section 1.224    Tolling Agreement. “Tolling Agreement” means the tolling agreement to be entered into by the Purchaser and the Seller as of the Closing, substantially in the form attached hereto as Exhibit J.
Section 1.225    Trade Accounts Payable. “Trade Accounts Payable” means all trade accounts payable of the Seller and its Subsidiaries (other than the Company) and all accrued payables of the Seller and its Subsidiaries (other than the Company) for goods received from, but not invoiced by, vendors or suppliers, in each case, arising out of the operation of the Business prior to the Closing Date.
Section 1.226    Transaction Documents. “Transaction Documents” means this Agreement, the Local Conveyances, the Baton Rouge Manufacturing Facility Services Agreement, the Supply Agreements, the Tolling Agreement, the Services Agreements, the Transition Services Agreement, the License Agreement, and any other Contract entered into, or any other document or certificate delivered, in connection with this Agreement.
Section 1.227    Transfer Date. “Transfer Date” shall have the meaning set forth in Section 5.7(a)(ii).
Section 1.228    Transferred Accounts Receivable. “Transferred Accounts Receivable” means all accounts receivable (other than from the Seller, the Company or any of their Affiliates), notes receivable, rebates receivable, employee advances and other miscellaneous receivables of the Seller or any of its Subsidiaries (other than the Company), in each case, arising out of the operation of the Business prior to the Closing Date.
Section 1.229    Transferred Assets. “Transferred Assets” shall have the meaning set forth in Section 2.2(a).
Section 1.230    Transferred Assets Adjustment Amount. “Transferred Assets Adjustment Amount” shall have the meaning set forth in Section 2.11(e).
Section 1.231    Transferred Assets Net Working Capital. “Transferred Assets Net Working Capital” means, as of 12:01 a.m. New York time on the Closing Date, the amount that is equal to (a) the current assets of the Business identified on Section 1.231 of the Seller Disclosure Schedule minus (b) the current liabilities of the Business identified on Section 1.231 of the Seller Disclosure Schedule, in each case, calculated in accordance with the policies and procedures set forth on Section 1.231 of the Seller Disclosure Schedule. No amounts or accruals in respect of Tax assets or Tax Liabilities (including deferred Tax assets and deferred Tax Liabilities) shall be considered current assets or liabilities for purposes of calculating Transferred Assets Net Working Capital.
Section 1.232    Transferred Contracts. “Transferred Contracts” means each Contract to which the Seller or any of its Subsidiaries (other than the Company) is a party that is primarily related to the Business or any of the Transferred Assets, including those Contracts identified on Section 1.232 of the Seller Disclosure Schedule.

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Section 1.233    Transferred Employee. “Transferred Employee” shall have the meaning set forth in Section 5.7(a)(ii).
Section 1.234    Transferred Equipment. “Transferred Equipment” means all tangible machinery, equipment, vehicles, tools, supplies, accessories, materials, office equipment, furniture and IT Assets that are owned by, or licensed or leased to, the Seller or any of its Subsidiaries (other than the Company) and used or held for use in, or primarily related to, the Business, including those items set forth on Section 1.234 of the Seller Disclosure Schedule.
Section 1.235    Transferred Information. “Transferred Information” means originals of (or if originals are unavailable, copies of) all sales and promotional literature, customer lists, prospective customer lists, correspondence and other sales-related materials, research and development records, production records, service and warranty records, equipment logs, operation guides and manuals, environmental, health and safety records, product stewardship records, OSHA records, studies, reports and personnel records, in each case, whether in hard copy or computer format, in each case to the extent used or held for use in, or primarily related to, the Business and in the possession or control of the Seller or any of its Subsidiaries (other than the Company).
Section 1.236    Transferred Inventory. “Transferred Inventory” means all inventories, raw materials, packaging materials, work in process, semi-finished and finished goods, purchased supplies, other supplies and spare parts and materials used for maintaining production machinery and equipment, in each case, to the extent such inventories are owned, used or held for use by the Seller or any of its Subsidiaries (other than the Company) in, or are primarily related to, the Business.
Section 1.237    Transferred IP Agreements. “Transferred IP Agreements” means all IP Agreements to which the Seller or any of its Subsidiaries (other than the Company) is a party that are primarily related to the Business, including the licenses of Intellectual Property identified on Section 1.237 of the Seller Disclosure Schedule. For the avoidance of doubt, Transferred IP Agreements shall not include IP Agreements primarily related to the Bromine Assets, the Excluded Metal Alkyls, the Pilot Plant Assets, and the Research and Development Assets.
Section 1.238    Transferred Owned Intellectual Property. “Transferred Owned Intellectual Property” means the Registered IP and the unregistered Intellectual Property owned by the Seller or any of its Subsidiaries (other than the Company) that is primarily used or held for use in the Business, including the Registered IP and unregistered Intellectual Property identified on Section 1.238 of the Seller Disclosure Schedule. For the avoidance of doubt, Transferred Owned Intellectual Property shall not include Registered IP and unregistered Intellectual Property related to the Bromine Assets and the Excluded Metal Alkyls.
Section 1.239    Transferred Permits. “Transferred Permits” means the Permits of the Seller or any of its Subsidiaries (other than the Company) used or held for use in, or primarily related to, the Business.
Section 1.240    Transferred Rail Cars. “Transferred Rail Cars” means the rail cars set forth on Section 1.240 of the Seller Disclosure Schedule.

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Section 1.241    Transferred Records. “Transferred Records” means all books, records, invoices, customer records, shipping records, supplier lists, Tax records, Employee Records (other than those that are prohibited by applicable Law from being transferred to the Purchaser, copies of which (to the extent permitted by applicable Law), will be made available to the Purchaser upon the Purchaser’s request), correspondence, documents, lists, plans, financial statements, internal audit or compliance reports and other documents, records, papers and files, including all pending, interim and final analytical data, physical or chemical properties data, toxicological and environmental data and exposure-related data, and including all records required under Environmental Laws, including all applications, studies, data, dossiers, calculations, analysis, and other information or material supporting or used in obtaining or submitting Environmental Permits, whether in hard copy or computer format, in each case, to the extent in the possession or control of the Seller or any of its Subsidiaries (other than the Company) and used or held for use in, or related to, the Business, and including those documents set forth on Section 1.241 of the Seller Disclosure Schedule; provided, that the Seller may redact information not related to the Business from the Transferred Records prior to the delivery of the Transferred Records to the Purchaser and may retain a copy of any Transferred Records (which shall be held subject to Section 5.3) to the extent required by applicable Law.
Section 1.242    Transferred Tanks. “Transferred Tanks” shall have the meaning set forth in Section 2.2(a)(xiv).
Section 1.243    Transition Services Agreement. “Transition Services Agreement” means the transition services agreement to be entered into by the Purchaser and the Seller as of the Closing, substantially in the form attached hereto as Exhibit J.
Section 1.244    U.S. Albemarle Plans. “U.S. Albemarle Plans” shall have the meaning set forth in Section 3.11(b).
Section 1.245    U.S. Employee. “U.S. Employee” means all Business Employees employed within the United States immediately prior to the Closing Date.
Section 1.246    U.S. Offered Employee. “U.S. Offered Employee” means each Offered Employee who is employed in the United States immediately prior to the Closing Date.
Section 1.247    U.S. Transferred Employee. “U.S. Transferred Employee” shall have the meaning set forth in Section 5.7(b)(i).
Section 1.248    WARN Act. “WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, and any similar state or local mass layoff or plant closing Law.
Section 1.249    2018 Bonus Stub Period. “2018 Bonus Stub Period” shall have the meaning set forth in Section 5.7(c).
ARTICLE II
SALE AND PURCHASE

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Section 2.1    Sale and Purchase of Company Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall cause the Foreign Seller to sell, assign, transfer, convey and deliver to the Purchaser (or an Affiliate of the Purchaser designated by the Purchaser), and the Purchaser (or such designated Affiliate of the Purchaser) shall purchase from the Foreign Seller, all right, title and interest in and to the Company Interests, free and clear of all Encumbrances, other than Permitted Encumbrances, which transfer shall be evidenced by the Company Interests Transfer Agreement.
Section 2.2    Sale and Purchase of Transferred Assets.
(a)    Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser (or a Subsidiary of the Purchaser designated by the Purchaser), and the Purchaser (or such designated Subsidiary of the Purchaser) shall purchase from the Seller, subject to Section 2.5, all right, title and interest in and to all of the assets, properties and rights of any kind of the Seller or any of its Subsidiaries that are primarily related to, or used or held for use in, the Business (the “Transferred Assets”), other than the Excluded Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, including the following:
(i)    the Baton Rouge Manufacturing Facility, together with the Improvements and the Transferred Equipment;
(ii)    the Orangeburg Transferred Equipment;
(iii)    the Transferred Owned Intellectual Property and the Transferred IP Agreements;
(iv)    the Transferred Inventory;
(v)    (i) the Transferred Contracts, including the PDC Lease and the OTA Lease, (ii) the Servitudes and (iii) all rights and benefits under the Shared Contracts that are primarily related to the Business;
(vi)    (x) all prepaid expenses primarily related to the Business or any Transferred Asset and (y) the Transferred Accounts Receivable;
(vii)    all claims against third parties, defenses and rights of offset or counterclaim (whether known or unknown) primarily related to the Business, any Transferred Asset or any Assumed Liability;
(viii)    the Transferred Rail Cars;
(ix)    the proceeds from any insurance policies of the Seller or any of its Subsidiaries with respect to any insurance recoveries, in each case, solely to the extent arising out of or relating to any damage or destruction to, or loss of, any Transferred Assets to the extent any such damage or destruction remains unrepaired, in whole or in part, or any

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such asset has not been replaced, as of the Closing Date (such rights, the “Post-Signing Insurance Proceeds”);
(x)    the Transferred Permits;
(xi)    the Transferred Records;
(xii)    the Transferred Information;
(xiii)    the Goodwill; and
(xiv)    ownership or leasehold interests in the isotanks and portable tanks used or held for use in, or primarily related to, the Business, including those identified on Section 2.2(a)(xiv) of the Seller Disclosure Schedule (the “Transferred Tanks”).
(b)    The Seller shall not sell, convey, assign, transfer or deliver, nor cause any of its Subsidiaries to sell, convey, assign, transfer or deliver, to the Purchaser or any of its Subsidiaries, and neither the Purchaser or any of its Subsidiaries shall purchase, any of the following assets of the Seller or any of its Subsidiaries (collectively, the “Excluded Assets”):
(i)    any rights to refunds of Excluded Taxes;
(ii)    all rights of the Seller or its Subsidiaries under any contracts, commitments and other agreements, except for the Seller’s or the any of its Subsidiaries’ rights under (A) the Transferred Contracts, (B) the Shared Contracts (to the extent such rights are primarily related to the Business) and (C) any other Contracts that constitute Transferred Assets;
(iii)    the company seal, minute books, charter documents, stock or equity record books and such other books and records pertaining to the organization, existence or capitalization of the Seller or its Subsidiaries, as well as any other records or written materials, in each case, that do not constitute Transferred Records or Transferred Information;
(iv)    the Pilot Plant Assets;
(v)    the Research and Development Assets;
(vi)    the Bromine Assets;
(vii)    those Improvements located on the Production Facility and the Terminal Facility (each as defined in the Baton Rouge Manufacturing Facility Services Agreement);
(viii)    all rights, title and interest of the Seller under this Agreement and the rights of the Seller or its Subsidiaries under the other Transaction Documents, and any documents delivered or received in connection herewith or therewith and all other agreements entered into by the Seller in connection with the transactions contemplated by this Agreement (other than confidentiality or non-disclosure agreements);

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(ix)    all Excluded Claims;
(x)    all Tax Returns and other Tax records of the Seller or its Affiliates, other than those relating exclusively to the Transferred Assets or the Business;
(xi)    all current and prior insurance policies of the Seller or its Subsidiaries (other than any policy to which the Company is an insured party) and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, other than in respect of any Post-Signing Insurance Proceeds;
(xii)    all rights, title and interest of the Seller or its Subsidiaries in and to the Retained Names and Marks, other than as expressly provided in Section 5.5;
(xiii)    all accounts receivable of the Seller or its Subsidiaries that are not Transferred Accounts Receivable;
(xiv)    all Intellectual Property of the Seller or its Subsidiaries that is not Transferred Owned Intellectual Property or In-Licensed Intellectual Property;
(xv)    all rights and interest of the Seller or its Subsidiaries under credit support instruments and any similar instruments (including letters of credit, consignments, setoff rights, indemnities, guarantees, liens, security arrangements, any other documents or rights intended to secure payment), in each case, that are not primarily related to the Business;
(xvi)    all customer credit files of the Seller or its Subsidiaries that are not primarily related to the Business;
(xvii)    all of the Seller’s or its Subsidiaries’ ownership or leasehold interests in rail cars that are not Transferred Rail Cars;
(xviii)    all assets, insurance policies and other funding vehicles of the Plans; and
(xix)    the assets identified on Section 2.2(b)(xix) of the Seller Disclosure Schedule.
Section 2.3    Assumption and Exclusion of Liabilities.
(a)    At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser (or a Subsidiary of the Purchaser designated by the Purchaser) shall assume, and agree to pay, perform and discharge when due, only the following Liabilities of the Seller or any of its Subsidiaries (the “Assumed Liabilities”):
(i)    except as otherwise set forth herein, all of the Liabilities of the Seller or any of its Subsidiaries to the extent arising out of, or relating to, the Transferred Assets (excluding the Transferred Contracts and the Shared Contracts which are addressed in Section 2.3(a)(ii) and Trade Accounts Payable), in each case, arising from and after the Closing Date,

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other than any Liabilities arising from, or relating to, an act or omission by the Seller or any of its Subsidiaries prior to the Closing Date;
(ii)    all Liabilities of the Seller or any of its Subsidiaries arising under, or relating to, the Transferred Contracts and that portion of the Shared Contracts that primarily relates to the Business in connection with performance thereof, in each case, arising from and after the Closing Date, other than any Liabilities arising from, or relating to, an act or omission by the Seller or any of its Subsidiaries prior to the Closing Date;
(iii)    any Liabilities for Taxes, other than Excluded Taxes, that are imposed with respect to the Business or the Transferred Assets (excluding, for the avoidance of doubt, any income taxes of the Seller or any of its Subsidiaries);
(iv)     all Liabilities arising under, or relating to, Korean Plans expressly assumed by the Purchaser and/or its Subsidiaries pursuant to Section 5.7; and
(v)    all Purchaser Environmental Liabilities.
(b)    The Seller and its Subsidiaries shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser and its Subsidiaries shall not assume or have any responsibility for, any Liabilities of the Seller or any of its Subsidiaries other than the Assumed Liabilities (all such Liabilities not being assumed are collectively, the “Excluded Liabilities”). The Excluded Liabilities shall include the following Liabilities of the Seller or any of its Subsidiaries:
(i)    all Liabilities for Excluded Taxes;
(ii)    all Seller Environmental Liabilities;
(iii)    all Trade Accounts Payable;
(iv)    all Liabilities arising under, or relating to, any Seller Benefit Plans which are not the Korean Plans that are expressly assumed by the Purchaser and/or its Subsidiaries pursuant to Section 5.7;
(v)    all Liabilities with respect to Indebtedness of the Seller or any of its Subsidiaries or any Closing Date Transaction Expenses;
(vi)    all Liabilities arising under, or relating to, any Excluded Assets; and
(vii)    all Liabilities of the Seller or any of its Subsidiaries that are not Assumed Liabilities.
Section 2.4    Procedures for the Transfer of Transferred Assets. The Seller and the Purchaser shall effect on the Closing Date the transfer or assignment of the Transferred Assets and the assumption and assignment of the Assumed Liabilities from the Seller to the Purchaser (or a Subsidiary designated by the Purchaser) pursuant to the Local Conveyances.

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Section 2.5    Shared Contracts; Assignment of Contracts and Rights; Post-Signing Insurance Proceeds.
(a)    Each Shared Contract shall be assigned, transferred and conveyed only with respect to (and preserving the meaning of) those parts that primarily relate to the Business or appropriately amended prior to, on or after the Closing, so that the Purchaser shall be entitled to all of the rights and benefits of those parts of the Shared Contract that primarily relate to the Business and shall assume only the portion of any Liabilities thereunder that constitute Assumed Liabilities.
(b)    Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract at the Closing that otherwise would be a Transferred Contract or a Transferred IP Agreement or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach of such Contract or adversely affect the rights of the Purchaser or its Subsidiaries thereunder or be ineffective with respect to any party thereto. The Seller will use its commercially reasonable efforts to obtain the consent of the other parties to any such Contract in connection with the transfer of such Contract or any claim or right or any benefit arising thereunder for the assignment thereof to the Purchaser. If, on the Closing Date, any such consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of applicable Law so that the Purchaser would not in fact receive all such rights (or, in the case of a Shared Contract, all of the rights thereunder primarily related to the Business), the Seller will cooperate in an arrangement reasonably agreed upon by the parties under which the Purchaser or its designated Subsidiary would, in compliance with applicable Law, obtain all of the benefits (or, in the case of a Shared Contract, all of the benefits thereunder primarily related to the Business) and assume the obligations and bear the economic burdens associated with such Contract, claim, right or benefit that constitute Assumed Liabilities, including by the Seller subcontracting, sublicensing or subleasing to the Purchaser, or under which the Seller would enforce, for the benefit of the Purchaser, and at the expense of the Purchaser, any and all of its rights against a third party thereto (including any Governmental Authority) associated with such Contract, claim, right or benefit (collectively, “Third-Party Rights”), and the Seller would promptly pay to the Purchaser when received all monies received by it under any such Contract or any claim or right or any benefit arising thereunder. Promptly upon obtaining the requisite third-party consent thereto, such Contract or right, if otherwise includable in the Transferred Assets, shall promptly be transferred and assigned to the Purchaser or its designee hereunder for no additional consideration. The provisions of this Section 2.5(b) shall in no way impose upon the Seller any obligation to incur out-of-pocket expenses in connection with obtaining consents unless the Purchaser agrees to reimburse the Seller for such expenses. Following the Closing Date and prior to the date that a Contract is assigned to the Purchaser in accordance with this Section 2.5(b), the Purchaser shall not have any Liability under such Contract (including due to the breach thereof by the Seller). For the avoidance of doubt, notwithstanding anything to the contrary in this Section 2.5(b), the Purchaser shall not be required to consummate the transactions contemplated by the this Agreement and the other Transaction Documents unless all third party consents, waivers, approvals or other actions set forth on Section 7.2(f) of the Seller Disclosure Schedule shall have been obtained or waived by the Purchaser prior to the Closing and shall be in full force and effect at the Closing.

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(c)    From and after the Closing, the Seller shall use commercially reasonable efforts to exercise all rights under any insurance policies of the Seller or any of its Subsidiaries (including all rights to assert claims) arising out of or relating to any damage or destruction to, or loss of, any Transferred Asset, to the extent such damage or destruction remained unrepaired, in whole or in part, or any such asset had not been replaced, as of the Closing Date.
Section 2.6    Purchase Price; Allocation of Purchase Price.
(a)    Subject to the adjustments set forth in Section 2.10 and Section 2.11, the purchase price for the Transferred Assets shall be $291,549,300 (the “Purchase Price for the Transferred Assets”) and the purchase price for the Company Interests shall be $124,949,700 (the “Purchase Price for the Company Interests”, and together with the Purchase Price for the Transferred Assets, the “Purchase Price”). The Purchase Price for the Transferred Assets shall be payable to the Seller and the Purchase Price for the Company Interests shall be payable to the Foreign Seller.
(b)    Within 120 days after the Closing, the Seller shall determine and deliver to the Purchaser a written schedule (including as amended pursuant to this Section 2.6(b) or Section 2.6(c), the “Allocation Schedule”) that allocates the Purchase Price for the Transferred Assets and the Purchase Price for the Company Interests (together with any other amounts treated for U.S. federal income tax purposes as paid for the Transferred Assets or the Company Assets, respectively) among the Transferred Assets and the Company Assets, respectively, in accordance with Section 2.6(a) hereof and Section 1060 of the Code and the Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate). The Purchaser may dispute any amounts reflected on the Allocation Schedule by providing written notice to the Seller of the disputed items, and setting forth in reasonable detail the basis of such dispute, within 30 days following receipt of the Allocation Schedule. If the Purchaser disputes any portion of the Allocation Schedule, the Seller and the Purchaser shall attempt to resolve any such dispute through good faith negotiations within 30 days following the Seller’s receipt of the Purchaser’s dispute notice, and shall amend the Allocation Schedule to reflect the resolution (if any) of such dispute. The Seller and the Purchaser shall prepare and file all Tax Returns (including IRS Form 8594) in a manner consistent with Section 2.6(a) and, except to the extent a dispute was unable to be resolved with respect thereto, the Allocation Schedule, and shall not take any position inconsistent therewith in any Tax Return, audit, examination, claim, adjustment, litigation or other proceeding with respect to Taxes, unless required to do so by applicable Law. Nothing contained herein shall prevent the Seller, the Seller’s Affiliates, the Purchaser or the Purchaser’s Affiliates from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Schedule or the allocation of the Purchase Price between the Transferred Assets and the Company Interests. The parties hereto will promptly inform one another of any challenge by any Governmental Authority to any allocation made in accordance with Section 2.6(a) or the Allocation Schedule, and the parties agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.
(c)    To the extent that there is an adjustment to the Purchase Price (or any other amount treated for U.S. federal income tax purposes as paid for the Assets) subsequent to the Closing Date, the parties shall negotiate in good faith to allocate such adjustment to the

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Assets to which it relates and shall amend the Allocation Schedule accordingly. To the extent relevant, such allocation shall be consistent with Section 2.11.
Section 2.7    Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Company Interests and the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held (a) at the offices of Troutman Sanders LLP, 875 Third Avenue, New York, New York 10022 at 10:00 a.m. New York time on the third Business Day following the day on which all of the conditions set forth in Article VII are satisfied or waived (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at that time); provided, that if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied or waived at the Closing), the Closing shall occur on the earlier to occur of (i) a date during the Marketing Period specified by the Purchaser on no less than three Business Days’ notice to the Seller and (ii) the first Business Day immediately following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Article VII as of the date determined pursuant to this proviso); provided, further, that in no event shall the Closing occur prior to March 26, 2018 unless the Seller and the Purchaser mutually agree in writing; or (b) at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place, the “Closing Date”).
Section 2.8    Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:
(a)    duly executed counterparts of (i) each Local Conveyance; and (ii) each other Transaction Document that is to be executed at the Closing and, in each case, to which the Seller or the Foreign Seller is a party;
(b)    a receipt for each of the Preliminary Company Closing Date Payment and the Preliminary Transferred Assets Closing Date Payment;
(c)    certificates representing all of the Company Interests duly endorsed and in form for transfer to the Purchaser or its designated Subsidiary;
(d)    a certified copy of the members registry of the Company, evidencing the Purchaser’s ownership of the Company Interests, free and clear of any Encumbrances;
(e)    a certified copy of the articles of incorporation of the Company, evidencing the Purchaser’s ownership of the Company Interests;
(f)    evidence in form and substance reasonably satisfactory to the Purchaser of the termination of all Related Party Contracts in accordance with Section 5.13;

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(g)    executed letters of resignation from each director and officer of the Company listed on Section 5.14(a) of the Seller Disclosure Schedule;
(h)    the certificate referenced in Section 7.2(a)(iii);
(i)    a certificate, dated as of the Closing Date, as to the non-foreign status of the Seller pursuant to Section 1.1445-2(b)(2) of the Regulations, in a form reasonably acceptable to the Purchaser;
(j)    a list of all applicable filings, recordings and other acts, and all fees, Taxes and other payments, that, to the Seller’s Knowledge, are required to be made within ninety (90) days after the Closing Date to maintain the validity and enforceability of the Registered IP;
(k)    (i) an Owner’s Policy of Title Insurance (the “Title Policy”) in the amount of $20,000,000 issued by Old Republic National Title Insurance Company (the “Title Company”) insuring the Purchaser’s leasehold estate created by the PDC Lease and the Purchaser’s servitude estate in the Servitudes and containing only the items listed on Section 1.144 of the Seller Disclosure Schedule as exceptions on Schedule B-II of the Title Policy, together with the following endorsements: Zoning – completed structure (ALTA 3.1-06 COM), Indirect Access and Entry (ALTA 17.1-06), Minerals and other subsurface substances (ALTA 35.1-06), Covenants, Conditions Restrictions (ALTA 9.2), Private rights ALTA 9.9-06,  and Encroachment (ALTA 28-06); (ii) such affidavits, waivers, sworn statements or indemnities that may reasonably be required by the Title Company in order to allow the Title Company to issue the Title Policy without any of the so-called “general” or “standard” exceptions relating to rights of tenants in possession under unrecorded leases or rental agreements, matters affecting title that would be disclosed by an accurate survey of the land, and any defect, lien or other matter that may affect title to the land or interest insured, in each case, that arises or is filed after the effective date of the Title Commitment and prior to the Closing Date; and (iii) such documentation as is reasonably required by the Title Company to satisfy the requirements set forth in Items 4 and 5 on Schedule B-I of the Title Commitment; and
(l)    (i) the Required Lease Amendment, duly executed by the Seller and Ethyl Corporation and (ii) the Required Operating Agreement Amendment, duly executed by the Seller and SI Group, Inc.
Section 2.9    Closing Deliveries by the Purchaser. At the Closing:
(a)    subject to Section 6.5(f), the Purchaser shall pay (i) the Preliminary Transferred Assets Closing Date Payment to the Seller and (ii) the Preliminary Company Closing Date Payment to the Foreign Seller, without deduction or withholding of any Korean Capital Gains Tax, in each case, by wire transfer in immediately available funds to the bank accounts specified by the Seller in writing at least two Business Days prior to the Closing;
(b)    the Purchaser shall deliver to the Seller duly executed counterparts of (i) each Local Conveyance; and (ii) each other Transaction Document that is to be executed at the Closing and, in each case, to which the Purchaser or any of its Subsidiaries is a party;

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(c)    the Purchaser shall deliver to the Seller (i) the Required Lease Amendment and (ii) the Required Operating Agreement Amendment, each duly executed by the Purchaser; and
(d)    the Purchaser shall deliver to the Seller the certificate referenced in Section 7.1(a)(iii).
Section 2.10    Preliminary Adjustment of Purchase Price. The Seller shall provide to the Purchaser at least five Business Days prior to the Closing Date a written statement (the “Estimated Purchase Price Statement”) setting forth in reasonable detail the Seller’s good faith calculation of (a) the Company Net Working Capital (the “Preliminary Company Net Working Capital”) (which shall be prepared in accordance with the policies and procedures set forth on Section 1.44 of the Seller Disclosure Schedule), (b) the Transferred Assets Net Working Capital (the “Preliminary Transferred Assets Net Working Capital) (which shall be prepared in accordance with the policies and procedures set forth on Section 1.231 of the Seller Disclosure Schedule), (c) the Closing Date Cash (the “Preliminary Closing Date Cash”), (d) the Closing Date Indebtedness (the “Preliminary Closing Date Indebtedness”) and (e) the Closing Date Transaction Expenses (the “Preliminary Closing Date Transaction Expenses”), in each case, together with reasonable supporting calculations. The Estimated Purchase Price Statement shall also set forth the Seller’s good faith calculation of the Preliminary Company Closing Date Payment and the Preliminary Transferred Assets Closing Date Payment, determined in accordance with this Section 2.10. The Purchase Price for the Company Interests shall be (a) increased by the amount, if any, that the Preliminary Company Net Working Capital exceeds the Baseline Company Net Working Capital or (b) decreased by the amount, if any, that the Baseline Company Net Working Capital exceeds the Preliminary Company Net Working Capital, (c) increased by the lesser of (i) the amount of Preliminary Closing Date Cash or (ii) the amount of the Maximum Closing Date Cash, (d) decreased by the amount of Preliminary Closing Date Indebtedness and (e) decreased by the amount of Preliminary Closing Date Transaction Expenses (the “Preliminary Company Closing Date Payment”). The Purchase Price for the Transferred Assets shall be (a) increased by the amount, if any, that the Preliminary Transferred Assets Net Working Capital exceeds the Baseline Transferred Assets Net Working Capital or (b) decreased by the amount, if any, that the Baseline Transferred Assets Net Working Capital exceeds the Preliminary Transferred Assets Net Working Capital (the “Preliminary Transferred Assets Closing Date Payment”). The Estimated Purchase Price Statement shall be accompanied by a certificate executed by a senior financial officer of the Seller to the effect that the Preliminary Company Net Working Capital, the Preliminary Transferred Assets Net Working Capital, the Preliminary Closing Date Cash, the Preliminary Closing Date Indebtedness, the Preliminary Closing Date Transaction Expenses, the Preliminary Company Closing Date Payment and the Preliminary Transferred Assets Closing Date Payment have each been calculated in good faith in accordance with this Section 2.10. To the extent that any foreign currency conversions are necessary in connection with the preparation of the Estimated Purchase Price Statement, such conversions shall be consistent with the method for conversion of foreign currency as used by the Seller in preparation of its audited financial statements using the applicable exchange rate as of the date immediately prior to the date of the Estimated Purchase Price Statement.

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Section 2.11    Final Adjustment of Purchase Price.
(a)    Within 45 days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement (the “Post-Closing Adjustment”) setting forth in reasonable detail its calculation of (a) Company Net Working Capital (the “Final Company Net Working Capital”) (which shall be prepared in accordance with the policies and procedures set forth on Section 1.44 of the Seller Disclosure Schedule), (b) the Transferred Assets Net Working Capital (the “Final Transferred Assets Net Working Capital”) (which shall be prepared in accordance with the policies and procedures set forth on Section 1.231 of the Seller Disclosure Schedule), (c) the Closing Date Cash (the “Final Closing Date Cash”), (d) the Closing Date Indebtedness (the “Final Closing Date Indebtedness”) and (e) the Closing Date Transaction Expenses (the “Final Closing Date Transaction Expenses”). The Purchase Price for the Company Interests shall be (a) increased by the amount, if any, that the Final Company Net Working Capital exceeds the Baseline Company Net Working Capital or (b) decreased by the amount, if any, that the Baseline Company Net Working Capital exceeds the Final Company Net Working Capital, (c) increased by the lesser of (i) the amount of Final Closing Date Cash or (ii) the amount of the Maximum Closing Date Cash, (d) decreased by the amount of Final Closing Date Indebtedness and (e) decreased by the amount of Final Closing Date Transaction Expenses (the “Final Company Closing Date Payment”). The Purchase Price for the Transferred Assets shall be (a) increased by the amount, if any, that the Final Transferred Assets Net Working Capital exceeds the Baseline Transferred Assets Net Working Capital or (b) decreased by the amount, if any, that the Baseline Transferred Assets Net Working Capital exceeds the Final Transferred Assets Net Working Capital (the “Final Transferred Assets Closing Date Payment”). The Post-Closing Adjustment shall also set forth the Purchaser’s calculation of the Final Company Closing Date Payment and the Final Transferred Assets Closing Date Payment, determined in accordance with this Section 2.11. The Post-Closing Adjustment shall be accompanied by a certificate executed by a senior financial officer of the Purchaser to the effect that the Post-Closing Adjustment has been prepared in good faith in accordance with this Section 2.11(a). To the extent that any foreign currency conversions are necessary in connection with the preparation of the Post-Closing Adjustment, such conversions shall be consistent with the method for conversion of foreign currency as used by the Seller in the preparation of its audited financial statements using the applicable exchange rate as of the Closing Date.
(b)    During the 45-day period following delivery of the Post-Closing Adjustment, during normal business hours and upon reasonable advance notice, the Purchaser shall provide reasonable access to the Seller to all workpapers and other books and records utilized by the Purchaser or its Representatives in the preparation of the Post-Closing Adjustment (in the case of accountant work papers of the outside independent accountant of the Purchaser, subject to the Seller entering into a customary confidentiality agreement with respect thereto), in each case, as reasonably requested by the Seller solely for the purpose of the Seller’s review of the Post-Closing Adjustment.
(c)    If the Seller disagrees with the Purchaser’s calculation of any of the items set forth on the Post-Closing Adjustment, the Seller shall, within 45 days after the Seller’s receipt of the Post-Closing Adjustment, deliver a written notice (the “Dispute Notice”) to the Purchaser disagreeing with such calculation and setting forth in reasonable detail the Seller’s grounds for such disagreement. The Dispute Notice shall specify those items deemed to be in dispute (the “Disputed

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Items”), and all other matters included in the Post-Closing Adjustment delivered by the Purchaser shall be deemed to be final and binding on the parties hereto. The failure by the Seller to deliver to the Purchaser the Dispute Notice within such period shall be deemed to constitute the Seller’s acceptance of all of the items set forth on the Post-Closing Adjustment. After timely delivery of the Dispute Notice by the Seller, the parties will use commercially reasonable efforts to resolve any Disputed Items, and any resolution by the Seller and the Purchaser of such Disputed Items in writing shall be final and binding on the parties hereto.
(d)    If any Disputed Items cannot be resolved by the parties within 30 days after the Seller delivers the Dispute Notice to the Purchaser, such Disputed Items shall be referred to the Independent Accountant. Unless otherwise agreed, not later than 30 days after the referral of any Disputed Items to the Independent Accountant, the Seller and the Purchaser shall concurrently submit written statements to the Independent Accountant (with a copy to the other party) setting forth their respective positions regarding the Disputed Items which remain in dispute. The Seller and the Purchaser shall instruct the Independent Accountant to render its decision resolving the dispute within 30 days after submission of the written statements, and during such period, the parties shall use commercially reasonable efforts to make available to the Independent Accountant during normal business hours such employees, information, books and records as may be reasonably requested by the Independent Accountant to make its final determination (in the case of accountant work papers of the outside independent accountant of the Purchaser, subject to the Independent Accountant entering into a customary confidentiality agreement with respect thereto). In resolving any Disputed Item, the Independent Accountant (i) shall be bound by the provisions of this Section 2.11, and the definitions set forth in this Agreement; (ii) shall limit its review to the Disputed Items submitted to the Independent Accountant for resolution and not otherwise investigate matters independently; and (iii) shall further limit its review of the Disputed Items solely to whether the Disputed Items have been prepared in accordance with this Section 2.11 and the definitions set forth in this Agreement or contain any mathematical or clerical error. The determination of any Disputed Items cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any such item in the Post-Closing Adjustment or the Dispute Notice. The Seller and the Purchaser agree that the resolution by the Independent Accountant of any Disputed Items shall be final and binding on the parties hereto. All fees and expenses of the Independent Account relating to the work, if any, to be performed by the Independent Accountant hereunder shall be borne by the Seller and the Purchaser in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountant. The Seller and the Purchaser agree that the procedure set forth in this Section 2.11 for resolving disputes with respect to any of the items set forth on the Post-Closing Adjustment shall be the sole and exclusive method for resolving such disputes, provided, however, that the parties hereto agree that judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the party against which such determination is to be enforced.
(e)    The “Transferred Assets Adjustment Amount” is determined as follows: (i) Final Transferred Assets Closing Date Payment, as finally determined pursuant to this Section 2.11, minus the Preliminary Transferred Assets Closing Date Payment. The “Company Adjustment Amount” is

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determined as follows: (i) Final Company Closing Date Payment, as finally determined pursuant to this Section 2.11, minus the Preliminary Company Closing Date Payment. If the Transferred Assets Adjustment Amount is (A) negative, then the Seller shall pay to the Purchaser, as an adjustment to the Purchase Price, an amount equal to the absolute value of the Transferred Assets Adjustment Amount, or (B) positive, then the Purchaser shall pay to the Seller, as an adjustment to the Purchase Price, an amount equal to the Transferred Assets Adjustment Amount. If the Company Adjustment Amount is (1) negative, then the Seller shall cause the Foreign Seller to pay to the Purchaser, as an adjustment to the Purchase Price, an amount equal to the absolute value of the Company Adjustment Amount, or (2) positive, then the Purchaser shall pay to the Foreign Seller, as an adjustment to the Purchase Price, an amount equal to the Company Adjustment Amount. Any such payment pursuant to this Section 2.11(e) will be made by wire transfer of immediately available funds, to an account (or accounts) designated by the Purchaser or the Seller, as the case may be, on the later of (I) the third Business Day after acceptance or deemed acceptance by the Seller of the Post-Closing Adjustment (as contemplated by Section 2.11(b) above) or (II) the third Business Day following resolution of all Disputed Items (as contemplated by Section 2.11(b) or (d) above). Any payment required pursuant to this Section 2.11(e) shall constitute a payment in respect of the Purchase Price.
(f)    If the delivery deadline date for the Post-Closing Adjustment or the Dispute Notice is a day that is not a Business Day, the applicable delivery deadline date shall be the immediately following Business Day.
(g)    Notwithstanding any provision set forth in this Section 2.11 or elsewhere in this Agreement to the contrary, there is no general agreement among the parties to submit disputes under this Agreement to arbitration (other than disputes with respect to the items set forth on the Post-Closing Adjustment, which shall be resolved solely in accordance with this Section 2.11).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants to the Purchaser, subject to such exceptions as are disclosed in the applicable Section of the Seller Disclosure Schedule, as of the date of the Original Agreement and as of the Closing Date, as set forth below.
Section 3.1    Organization, Authority and Qualification of the Seller, the Foreign Seller and the Company.
(a)    The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Foreign Seller is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) duly formed, validly existing and in good standing (or the Dutch equivalent thereof) under the laws of the Netherlands and has all necessary limited liability company power and authority to enter into each Transaction Document to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution

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and delivery by the Seller of this Agreement and by the Seller or the Foreign Seller of each other Transaction Documents to which it is a party, the performance by the Seller and the Foreign Seller of its obligations hereunder and thereunder and the consummation by the Seller and the Foreign Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action, as applicable, on the part of the Seller and the Foreign Seller. This Agreement has been, and upon their execution, the other Transaction Documents to which the Seller or the Foreign Seller is a party, will be, duly executed and delivered by the Seller or the Foreign Seller.
(b)    Assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes, and upon their execution, each of the other Transaction Documents to which the Seller or the Foreign Seller is a party, will constitute, a legal, valid and binding obligation of the Seller or the Foreign Seller, enforceable against the Seller or the Foreign Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).
(c)    Each of the Seller and the Company has the corporate or other organizational power and authority to operate the Business as now operated and is duly qualified to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of the Business makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)    The Company is a limited liability company (Yuhan Hosea) duly organized and validly existing under the laws of the Republic of Korea.
Section 3.2    Capitalization; Subsidiaries.
(a)    Section 3.2(a) of the Seller Disclosure Schedule sets forth an accurate and complete list and description of the Company Interests and the legal ownership thereof. The Foreign Seller is the record and beneficial owner of all of the Company Interests, free and clear of all Encumbrances and all of the Company Interests are validly issued, fully paid and non-assessable. Except for the Company Interests, there are no (i) other shares of capital stock or other securities of the Company or (ii) outstanding warrants, options, subscription rights, calls or commitments, whether contingent or absolute, of any nature whatsoever relating to, or securities or rights convertible into, or exchangeable or exercisable for, any Company Interests. There are no Contracts by which the Company is or may become bound to issue additional capital stock or other equity interests of the Company (or any options, warrants, convertible securities or other rights of any kind to acquire or receive, or that are convertible into or exchangeable or exercisable for, any such capital stock or equity interests). There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Company Interests. Upon delivery by the Foreign Seller at the Closing, good and valid title to the Company Interests will pass to the Purchaser, free and clear of all Encumbrances.

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(b)    As of the date of the Original Agreement, the Company did not own any shares of capital stock or other securities of any Person, other than the Company Subsidiary. Following the consummation of the Pre-Closing Restructuring, the Company will not have any Subsidiaries and will not own any shares of capital stock or other securities of any Person. The Company Subsidiary is not engaged in, and has never engaged in, the Business.
Section 3.3    No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.4 below or set forth on Section 3.3 of the Seller Disclosure Schedule have been obtained, all filings and notifications listed in Section 3.4 below or on Section 3.3 of the Seller Disclosure Schedule have been made, and any applicable waiting period has expired or been terminated, the execution, delivery and performance by the Seller of this Agreement and by the Seller and the Foreign Seller of each of the other Transaction Documents to which it is a party and the consummation by the Seller and the Foreign Seller of the transactions contemplated hereby and thereby, do not and will not (a) violate, conflict with, or result in the breach of any provision of the articles of incorporation or bylaws of the Seller or the organizational documents of the Company, the Company Subsidiary or the Foreign Seller; (b) conflict with or violate any Law or Governmental Order applicable to the Seller, the Company, the Company Subsidiary, the Business or the Foreign Seller; (c) conflict with, result in any breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time, or both, would become such a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration or cancellation of any material Contract to which the Seller or any of its Subsidiaries is a party or (d) result in the creation of any Encumbrance upon any of the Transferred Assets or any of the assets or properties of the Company, except, in the case of clauses (b), (c) and (d), as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.4    Governmental Consents and Approvals. The execution, delivery and performance by each of the Seller and the Foreign Seller of each Transaction Document to which it is a party does not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (1) filings under, and compliance with, the requirements of the HSR Act together with those other filings or notifications that are required under the Laws of the jurisdictions identified on Section 7.1(b) of the Seller Disclosure Schedule; (1) filings with or notifications to any Governmental Authority in connection with the transfer of the Environmental Permits; (1) those set forth on Section 3.4(c) of the Seller Disclosure Schedule; or (1) where the failure to obtain such consents, approvals, authorizations, or to make such filings or notifications would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation by the Seller or the Foreign Seller of the transactions contemplated by any Transaction Document.
Section 3.5    Financial Information.
(a)    The Business Financial Statements, subject to the notes thereto, were derived from the audited consolidated financial statements of the Seller and represent, in all material respects, the combined income of the Business as of the dates thereof for the periods covered thereby. The Business Financial Statements were prepared from the books and records of the Business in

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accordance with the accounting procedures and methodologies set forth on Section 3.5(a) of the Seller Disclosure Schedule. The Seller makes no representation that the Business Financial Statements were prepared in accordance with, or comply with, GAAP or Korean Accounting Standards.
(b)    The Company Financial Statements (i) represent in all material respects the financial position of the Company as at the respective dates thereof and the results of operations of the Company for the periods covered thereby and (ii) were prepared from the books and records of the Company in accordance with Korean Accounting Standards, except as indicated in the notes thereto. The Pro Forma Company Financial Statements (A) represent in all material respects on a pro forma basis the estimated financial position of the Company as of the date thereof and (B) were prepared from the Company Financial Statements in good faith based on assumptions believed by the Seller and the Company to be reasonable.
(c)    The Business has not incurred since September 30, 2017, any Liabilities, other than (i) as specifically reflected in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2017, (iii) Excluded Liabilities, or (iv) Liabilities that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.6    Absence of Changes. Since January 1, 2017, (a) the Business has been conducted in the ordinary course of business consistent with past practice, (b) without limiting the generality of the foregoing, neither the Seller nor any of its Subsidiaries has taken any action or omitted to take any action which, if taken or omitted to be taken after the date of the Original Agreement and prior to the Closing Date, would require the consent of the Purchaser pursuant to Section 5.1(B)(iv), (v), (vi), (vii), (viii), (ix), (x), (xii), (xiv), (xv), (xvii), (xviii), (xix) or (xx) and (c) there has not occurred any fact, circumstance, effect, change, event, condition, state of facts or development that has had, or would reasonably be expected to have, individually or in the aggregate, any Material Adverse Effect.
Section 3.7    Litigation. There is no Action by or against the Seller, the Foreign Seller, the Company or the Company Subsidiary (in the case of the Seller, which is related to the Business) pending or, to the Seller’s Knowledge, threatened before any Governmental Authority (a) pursuant to which money damages in excess of $100,000 are sought, (b) involving any non-monetary relief (including any criminal proceeding, investigation or indictment), (c) that would, or would reasonably be expected to, materially and adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Document or (d) that would, or would reasonably be expected to, prevent or materially delay the consummation by the Seller or the Foreign Seller of the transactions contemplated by any Transaction Document. The foregoing representation shall only be given with respect to the Company Subsidiary as of the date of the Original Agreement and as of immediately prior to the consummation of the Pre-Closing Restructuring.
Section 3.8    Compliance with Laws.
(a)    The Seller conducts and, during the last three years has conducted, the Business, in all material respects, in accordance with all Laws, Permits and Governmental Orders applicable to

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the Business. Each of the Company and the Company Subsidiary is, and in the last three years has been, in compliance in all material respects with all applicable Laws, Permits and Governmental Orders. To the Knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) would reasonably be expected to constitute or result in a material violation by the Seller, the Company or the Company Subsidiary of, or a material failure on the part of the Seller, the Company or the Company Subsidiary to comply with, any Law, Permit or Governmental Order (in the case of the Seller, in connection with the Business).
(b)    Each of the Seller, the Company, the Company Subsidiary and, to the Knowledge of the Seller, their respective officers, directors, employees and Representatives acting on their behalf, are, and in the past three years have been, in compliance in all material respects with (i) all applicable Anti-Corruption Laws and (ii) U.S. and any applicable foreign economic sanctions Laws, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.
(c)    The representations set forth in this Section 3.8 shall only be given with respect to the Company Subsidiary as of the date of the Original Agreement and as of immediately prior to the consummation of the Pre-Closing Restructuring.
Section 3.9    Intellectual Property.
(a)    Section 3.9(a) of the Seller Disclosure Schedule contains a complete, true and correct list of all of the Owned Intellectual Property consisting of Registered IP (other than any filings or registrations that are expired, or that were abandoned), including for each such item (i) the record owner, and, if, to the Knowledge of the Seller, different, the legal owner and beneficial owner of such item, (ii) the jurisdiction in which such item is issued, registered or pending and (iii) the issuance, registration or application date and number of such item. As of the date of the Original Agreement, each item of Registered IP included on Section 3.9(a) of the Seller Disclosure Schedule was in effect, subsisting and not abandoned, all maintenance and prosecution fees relating thereto that were due on or before such date had been paid and, to the Knowledge of the Seller, was valid and enforceable.
(b)    The Seller or the Company is the sole and exclusive owner of all right, title and interest, free and clear of all Encumbrances (other than Permitted Encumbrances) in and to the Owned Intellectual Property and, to the Knowledge of the Seller, otherwise has all necessary licenses, rights, permissions and authorizations to use all other Intellectual Property used in the Business, including all computer software licenses. The Owned Intellectual Property, the In-Licensed Intellectual Property, and the Intellectual Property licensed to the Purchaser under the License Agreement constitute all of the Intellectual Property used or held for use in connection with the operation of the Business, and there is no other Intellectual Property that is material to or necessary for the operation of the Business or for the continued operation of the Business after the Closing in substantially the same manner as operated prior to the Closing. After the Closing, there will be no Intellectual Property owned or used by the Seller or its Subsidiaries that is necessary for or used by the Business as of the Closing as to which no provision is made in the Transaction Documents for continued use thereof after the Closing by the Purchaser.

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(c)    Neither the Owned Intellectual Property nor the Business as conducted by the Seller or the Company interferes with, dilutes, infringes, misappropriates or otherwise violates any Intellectual Property rights of any third party, and has not done so in the last six years (except that the foregoing representation is given to the Knowledge of the Seller with respect to patents). The Seller has, with respect to the operation of the Business, undertaken patent clearance searches and reviews consistent with the Seller’s reasonable business judgment, and such patent clearance searches and reviews have not identified any products or services that, in the Seller’s reasonable judgment, infringe, or are reasonably likely to infringe, a valid third party patent. To the Knowledge of the Seller, no third party currently interferes with, dilutes, infringes upon, misappropriates, or violates and nor has any third party interfered with, diluted, infringed upon, misappropriated, or otherwise violated any Owned Intellectual Property. There is no claim against the Seller, the Company or any of their respective Affiliates pending or, to the Knowledge of the Seller, threatened which (i) alleges any infringement, misappropriation, misuse or violation of any Intellectual Property of a third party, (ii) invites the Seller, the Company or such Affiliate to take a license under any Intellectual Property of a third party or consider the applicability of any Intellectual Property of a third party to the conduct of the Business or (iii) challenges the ownership, use, validity or enforceability of any Owned Intellectual Property. Neither the Seller, the Company nor any of their respective Affiliates has made any written claim against any third party alleging any infringement, misappropriation or other violation of any Owned Intellectual Property. Other than rejections in routine patent and trademark prosecution in pending patent or trademark applications, none of the Owned Intellectual Property is subject to any outstanding order, judgment, injunction, decree, ruling or agreement adversely affecting the Seller’s or its Subsidiaries’ use thereof or rights thereto, or that would impair the validity or enforceability thereof.
(d)    Each current and former employee, consultant and contractor of the Seller and its Subsidiaries that is or was involved in the conception, development or reduction to practice of any Owned Intellectual Property has entered into a valid, written non-disclosure and invention assignment agreement whereby such employees, consultants or contractors have assigned all of their right, title and interest in and to the Owned Intellectual Property that are conceived of or developed by such employees, consultants and contractors. To the Knowledge of the Seller, no current or former employee, consultant or contractor of the Seller or any of its Subsidiaries is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Owned Intellectual Property or, to the Seller’s Knowledge, any other Intellectual Property.
(e)    The Seller and its Subsidiaries have taken reasonable measures to maintain the confidentiality and value of all confidential information and trade secrets used or held for use in the operation of the Business. To the Seller’s Knowledge, other than disclosures made in the Seller’s reasonable business judgment, no material confidential information or trade secrets used or held for use in the Business have been disclosed by the Seller or any of its Subsidiaries to any Person except pursuant to non-disclosure and/or license agreements that obligate such Person to keep such confidential information or trade secrets confidential both during and, for a reasonable period, after the term of such agreement.

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(f)    Except as set forth on Section 3.9(f) of the Seller Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Seller or any of its Subsidiaries to any Person under any Company IP Agreement or Transferred IP Agreement, including for the acquisition, licensing, sublicensing or use of any Owned Intellectual Property. The consummation of the transactions contemplated by the Transaction Documents will not result in any of the following pursuant to the terms of any Contract to which the Seller or any of its Subsidiaries is a party: (i) the grant, license or assignment to any Person of any interest in or to, the modification or loss of any rights with respect to, or the creation of any Encumbrance on, any Owned Intellectual Property, or any Intellectual Property owned by or licensed to the Purchaser or its Affiliates prior to the Closing; or (ii) the Purchaser or its Affiliates being (x) bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restriction on or modification of the current or contemplated operation or scope of its business, which that Person was not bound by or subject to prior to the Closing, or (y) obligated to (A) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable prior to the Closing, or (B) provide or offer any discounts or other reduced payment obligations, in each case, to any Person in excess of those provided to that Person prior to the Closing.
(g)    To the Knowledge of the Seller, the IT Assets constituting Company Equipment and Transferred Equipment are free from material bugs and other defects, have not materially malfunctioned or failed within the past three years, and to the Knowledge of the Seller, do not contain any viruses, Trojan horses, malware or similar devices. The Seller and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures, and to the Knowledge of the Seller, no Person has gained unauthorized access to any IT Assets used in the Business.
Section 3.10    Real Property.
(a)    Section 3.10 of the Seller Disclosure Schedule sets forth the address of each parcel of Owned Real Property and the identity of the owner of each such parcel of Owned Real Property. The Company has good and marketable title to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. The Owned Real Property constitutes all real estate and rights in real property that are used or necessary in connection with the operation of the portion of the Business conducted at the Yeosu Manufacturing Facility in the manner currently conducted.
(b)    The Seller (i) has good and marketable title to the Improvements at the Baton Rouge Manufacturing Facility, free and clear of all Encumbrances other than Permitted Encumbrances and (ii) leases (or has a servitude estate over) the Land upon which such Improvements are sited pursuant to the PDC Lease, the OTA Lease and the Servitudes. The Seller has servitude estates created by the Servitudes. Each of the PDC Lease and the OTA Lease is valid, in full force and effect and is enforceable against the lessor thereunder in accordance with its terms. The Servitudes are valid, in full force and effect and are enforceable against the respective grantors thereunder in accordance with their respective terms. The Seller has good and marketable title to the leasehold estate created by the PDC Lease and the OTA Lease and to the servitude estates created by the Servitudes, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. The Land, the Improvements and the rights granted to the Seller pursuant to the Servitudes constitute all real estate

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and rights in real property that are used or necessary in connection with the operation of the portion of the Business conducted at the Baton Rouge Manufacturing Facility in the manner currently conducted. The Seller is not in default under the PDC Lease, the OTA Lease or any of the Servitudes, and, to the Knowledge of the Seller, no event has occurred that allows, or with or without notice and/or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the Seller thereunder.
(c)    There are no pending or, to the Knowledge of the Seller, threatened condemnation or expropriation proceedings, lawsuits or proceedings relating to the Owned Real Property, the Land, the Improvements or the Baton Rouge Manufacturing Facility or any part thereof or other legal matters affecting adversely the current use or occupancy thereof.
(d)    To the Knowledge of the Seller, the Seller and the Company, in respect of each Manufacturing Facility, hold all approvals of Governmental Authorities (including licenses and Permits) required in connection with the ownership, occupation or operation thereof, and such Manufacturing Facilities are, and have been during the past three years, operated and maintained in all material respects in accordance with applicable Law, including any fire, health, building, use, occupancy or zoning Law.
(e)    Except for Permitted Encumbrances and except as will be entered into pursuant to this Agreement, there are no oral or written leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties (other than the Seller) the right of use or occupancy of, or options granting any right to purchase or lease, any portion of the Manufacturing Facilities, and, other than the Seller and the Company, there is no Person in possession of any portion of the Manufacturing Facilities.
(f)    Neither the Seller nor the Company has received any notice of any violation of any applicable zoning ordinance or other Law relating to, or any notice that any work is required pursuant to applicable Law to be done upon or in connection with, the operation of the Manufacturing Facilities.
(g)    There is no Action before any Governmental Authority pending or, to the Seller’s Knowledge, threatened to change the zoning or building ordinances or any other Laws affecting the Manufacturing Facilities.
Section 3.11    Employees; Employee Benefit Matters.
(a)    Section 3.11(a) of the Seller Disclosure Schedule contains a complete, true and correct list of all the Business Employees and indicates for each such Business Employee, to the extent permissible under applicable Law, such Business Employee’s (to the extent applicable) (i) name, (ii) title (including whether an employee, independent contractor or other service provider), (iii) years of employment/service, (iv) employing or contracting legal entity, country, and location of employment or service, (v) rate of base salary, hourly wage rate, rate of commissions or retainer arrangement for 2017, including any increases scheduled to take effect in 2017 or later, (vi) annual incentive cash bonus for 2017 at target and maximum payouts, (vii) the amount of annual cash bonus paid for 2015 and 2016, and (vii) immigration status. Section 3.11(a) of the Seller Disclosure

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Schedule is subject to change between the date of the Original Agreement and the Closing Date and the Seller shall provide updated schedules that are mutually agreed by the Purchaser and the Seller. The Seller shall update Section 3.11(a) of the Seller Disclosure Schedule to reflect changes in the Business Employees no less frequently than every 30 days and again no later than the Offer Date and the Closing Date, with each update to be mutually agreed in advance by the Purchaser and the Seller. The Seller represents and warrants to the Purchaser that each individual who is employed or retained by the Seller or any Affiliate of the Seller primarily in connection with the Business is identified on Section 3.11(a) of the Seller Disclosure Schedule.
(b)    Section 3.11(b) of the Seller Disclosure Schedule lists all Seller Benefit Plans. Section 3.11(b) of the Seller Disclosure Schedule separately identifies which Seller Benefit Plans are for the benefit of U.S. Offered Employees (collectively, the “U.S. Albemarle Plans”), which Seller Benefit Plans are for the benefit of Company Employees (collectively, the “Korean Plans”), and which Seller Benefit Plans are for the benefit of Non U.S. Offered Employees (collectively, the “Non U.S. Albemarle Plans”). Neither the Seller nor any Affiliate provides any material employee benefits to Offered Employees or Company Employees other than those pursuant to the U.S. Albemarle Plans, the Korean Plans and the Non U.S. Albemarle Plans.
(c)    The Seller has provided or made available to the Purchaser, for each Seller Benefit Plan, (i) true and complete copies of all current plan documents (including all amendments and modifications thereof) or, to the extent not in writing, a summary of the material terms thereof, and a summary plan description (if any); (ii) the most recent determination or opinion letter from the Internal Revenue Service received (and any pending requests for such a letter) with respect to each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code, if any, and (iii) all material correspondence and documentation, and all non-routine filings made, with any Governmental Authority with respect to each Seller Benefit Plan within three years of the date of the Original Agreement.
(d)    Each U.S. Albemarle Plan that is intended to be qualified under Section 401(a) of the Code has received a currently effective favorable determination letter or, if applicable, can rely upon an opinion letter from the Internal Revenue Service as to the qualification of the prototype plan on which it is based, and, to the Knowledge of the Seller, nothing has occurred that could reasonably be expected to adversely affect such qualification.
(e)    With respect to each Non U.S. Albemarle Plan assumed by the Purchaser and/or its Subsidiaries pursuant to Section 5.7, and each Korean Plan, to the Knowledge of the Seller (i) each such Non U.S. Albemarle Plan and each Korean Plan has been administered in compliance in all material respects with its terms and applicable Laws, (ii) no Actions are pending or, to the Knowledge of the Seller, threatened with respect to any such Non U.S. Albemarle Plan or Korean Plan, other than ordinary claims for benefits in accordance with the terms of such Non U.S. Albemarle Plan or Korean Plans, and (iii) the Seller and its Affiliates have not received any notice that any such Non U.S. Albemarle Plan or Korean Plan is under audit or investigation by any Governmental Authority, and, to the Knowledge of the Seller, no such audit or investigation is threatened, other than, in case of clauses (i), (ii), and/or (iii), failures or circumstances that would not be reasonably expected to result in any material Liability to the Purchaser or its Affiliates. Each Non U.S. Albemarle Plan

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assumed by the Purchaser and/or its Subsidiaries pursuant to Section 5.7, or Korean Plan, if intended to qualify for special Tax treatment or intended to be registered or qualified under applicable Law, to the Knowledge of the Seller, meets all applicable requirements in all material respects to qualify for such intended favorable tax treatment, and, to the Knowledge of the Seller, is so registered or qualified, as applicable, in all material respects, and if required to be funded, book-reserved or secured by an insurance policy, to the Knowledge of the Seller, is so funded, book-reserved or secured in all material respects, based on reasonable actuarial assumptions in accordance with applicable accounting principles of the applicable jurisdictions.
Section 3.12    Labor Matters.
(a)    Except as set forth on Section 3.12(a) of the Seller Disclosure Schedule, there are no collective bargaining, labor union, works council, or other similar employee representative agreements or arrangements that are applicable to any of the Business Employees.
(b)    During the past six years, there has been no, and there are currently no (i) strikes or lockouts with respect to any Business Employees pending, or to the Knowledge of the Seller, threatened; (ii) union organizing efforts pending or, the Knowledge of the Seller, threatened with respect to the Business or the Business Employees; (iii) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration claims or proceedings pending or, to the Knowledge of the Seller, threatened in writing against the Business or with respect to the Business Employees; or (iv) slowdowns or work stoppages in effect or, to the Knowledge of the Seller, threatened with respect to the Business Employees.
(c)    The Seller and the Company have complied in all material respects with all Laws relating to labor and employment, including payment of all wages, salaries and commissions, payment for all hours worked, payment for overtime, payment for vacation and sick pay, employee and independent contractor classifications, classification of Business Employees as exempt or non-exempt, collective bargaining, employment discrimination, unemployment, occupational safety and health, immigration status, workers’ compensation, mandatory social insurances and the payment of payroll and similar Taxes, and are not liable for the payment of Taxes, fines, penalties or other amounts for failure to comply with any of the foregoing. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) or any other Liability pursuant to the WARN Act with respect to the Business during the past three years or for which any Liabilities remain unsatisfied.
(d)    Neither the Seller nor the Company is engaged in, nor has at any time engaged in, any unfair or discriminatory labor or employment practice, nor is any charge or complaint relating to any unfair or discriminatory labor or employment practice pending or threatened against the Seller or the Company. Neither the Seller nor the Company has any obligation to compensate or make any payment of any kind to any Business Employee, director or officer, other than current obligations for payment of wages and salary, accrued but unused vacation pay and other benefits. All severance and employee pension plans applicable to Business Employees are funded to the full extent required by applicable Laws, and all amounts properly accrued as Liabilities with respect to any Business Employee, director or officer, which have not been paid, have been properly accounted for on its books. There is no accrued and outstanding but unpaid payment (wages, allowances, and otherwise) or other benefit required to be provided to any current or former Business Employee,

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director or officer (including any outsourced workers or dispatched workers) under applicable Laws. Upon termination of any employee of the Seller or the Company, neither the Seller nor the Company will be liable for severance of any kind pursuant to any legal obligation, including a severance pay plan.
Section 3.13    Taxes. Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties contained in Section 3.11 and in this Section 3.13 are the sole and exclusive representations and warranties made by the Seller relating to Tax matters, including compliance with and liabilities arising under Tax Laws, and, other than the representations and warranties contained in Section 3.13(f), Section 3.13(h), Section 3.13(i) and Section 3.13(k), cannot be relied upon with respect to Taxes attributable to any Tax periods (or portions thereof) beginning after, or Tax positions taken after, the Closing Date.
(a)    All material Tax Returns required to have been filed (i) by the Company or (ii) with respect to the Business, any of the Transferred Assets or Assumed Liabilities or the Company, have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are true, correct and complete in all material respects.
(b)    All material amounts of Taxes (whether or not shown on any Tax Return) required to be paid (i) by the Company or (ii) with respect to the Business, any of the Transferred Assets or Assumed Liabilities or the Company, have been timely paid.
(c)    No claim or deficiency for any material amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Authority against the Company or with respect to the Business, any of the Transferred Assets or the Company, which remains unresolved or unpaid, except for any claims or deficiencies that are being contested in good faith by appropriate proceedings and are described on Section 3.13(c) of the Seller Disclosure Schedule. Within the last four years, no claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which remains unresolved. Within the last four years, no claim has been made by an authority in a jurisdiction where the Seller does not file Tax Returns with respect to the Business or any of the Transferred Assets that the Seller is or may be subject to taxation by that jurisdiction with respect to the Business or such Transferred Asset, which remains unresolved.
(d)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the Company Assets or on any of the Transferred Assets.
(e)    There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes or Tax Returns (i) of the Company or (ii) relating to the Business or any of the Transferred Assets or Assumed Liabilities (other than extensions that arise as a result of filing Tax Returns by the extended due date therefor in the ordinary course of business).
(f)    Except with respect to any Commercial Tax Agreement, the Company is not a party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

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(g)    The Seller is not a foreign person as defined in Regulations Section 1.1445-2(b)(2)(i).
(h)    With respect to the contracts listed on Section 3.13(h) of the Seller Disclosure Schedule, the Seller has performed, complied with and fulfilled all obligations and requirements (including any requirement relating to employment, wages or maintenance of operations) required to be performed, complied with or fulfilled with respect to the Seller’s LITEP Louisiana property tax abatement.
(i)    With respect to any Taxes imposed by any Korean Governmental Authority or any other Governmental Authority with respect to which the Company is required to pay Taxes or file Tax Returns, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (A) change in method of accounting for a Pre-Closing Tax Period, (B) use of an improper method of accounting for a Pre-Closing Tax Period; or (C) intercompany transaction, installment sale or open transaction made, or prepaid amount received, prior to the Closing.
(j)    The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty), office or fixed place of business in a country other than the country in which it is organized.
(k)    Except as set forth in Section 3.13(k) of the Seller Disclosure Schedule, the Company has not received any letter ruling from the Internal Revenue Service (or any comparable ruling relating to any Tax from any other Governmental Authority).
(l)    From the time of its formation until the effective date of the IRS Form 8832 filed pursuant to Section 5.8, the Company was treated as a corporation for U.S. federal income tax purposes. From the effective date of such IRS Form 8832 through the Closing Date, the Company will be disregarded as an entity separate from its owner for U.S. federal income tax purposes.
(m)    Any intercompany loans, management fees, or service agreements to which the Company is or has been a party have been entered into and managed on an arm’s length basis.
Section 3.14    Material Contracts.
(a)    Section 3.14(a) of the Seller Disclosure Schedule sets forth a true and complete list of each of the following Contracts to which (x) the Seller or any of its Subsidiaries (other than the Company) is a party and that relates primarily to the Business and (y) the Company is a party, in each case, that was in effect as of the date of the Original Agreement (such contracts and agreements being “Material Contracts”):
(i)    (x) Contracts for the purchase of products, materials, supplies, goods, equipment or other assets or for the receipt of services or (y) any other Contract, in each case, which provides for consideration or payments by the Seller or its Subsidiaries in excess of $350,000 annually in the aggregate;

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(ii)    (x) Contracts for the sale or furnishing of products, materials, supplies, goods, equipment or other assets or services by the Seller or its Subsidiaries to customers thereof or (y) any other Contract, in each case, which provides for consideration or payments to the Seller or its Subsidiaries in excess of $350,000 annually;
(iii)    Contracts with any Key Customer or Key Supplier;
(iv)    Contracts that (x) include a covenant not to compete or other covenant restricting the freedom of the Business to compete in any line of business with any Person or in any geographic area, or a covenant not to solicit any individual or class of individuals for employment, (y) require the Business to purchase or sell a minimum amount of products or services on an annual basis or grants “most favored nation” pricing or similar rights to any Person, or (z) relate to capacity reservations or include any obligation to accept orders;
(v)    Contracts that involve (x) the creation, assumption or guarantee of Indebtedness for an amount, individually or in the aggregate, in excess of $350,000 or (y) the creation of any Encumbrance on any Transferred Assets, Company Assets or the Company Interests, other than Permitted Encumbrances;
(vi)    Related Party Contracts;
(vii)    Contracts relating to any partnership, joint venture or limited liability company of the Business, or involving the sharing of revenues, profits or royalties of the Business;
(viii)    Contracts relating to the acquisition or disposition of any Person, business or product line (whether by merger, sale of stock, sale of assets or otherwise) (x) pursuant to which, after the Closing, the Business will have any obligations (contingent or otherwise) or (y) for consideration with an aggregate value of $350,000 or more;
(ix)    exclusive sales representative or exclusive distribution Contracts;
(x)    Contracts under which the Business is lessor of or permits any third party to hold or operate any Owned Real Property;
(xi)    Contracts requiring capital expenditures in excess of $1,000,000 in any one fiscal year;
(xii)    leases, rental or occupancy agreements, licenses, installment and conditional sale agreements, and other Contracts that (A) provide for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (B) in the case of personal property, involves aggregate payments in excess of $350,000 in any calendar year;
(xiii)    any Shared Contract;

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(xiv)    any Contract that restricts or purports to restrict (or that may be terminated, or adversely affected), as a result of a change in share capital, change of ownership or control of the Company;
(xv)    any Contract with any Governmental Authority;
(xvi)    any Company IP Agreement or Transferred IP Agreement, other than any: (x) Contract with a current or former employee or individual independent contractor of the Seller or any of its Subsidiaries entered into in connection with the engagement of that Person by the Seller or any of its Subsidiaries, which Contract includes a license from that Person to the Seller or one of its Subsidiaries to use Intellectual Property owned or sublicensable by that Person, but only where the Intellectual Property licensed thereunder is not specifically identified; or (y) Contracts for any commercially available off-the-shelf software that (A) is not material to the Business, (B) has not been modified or customized for use in the Business, and (C) is licensed to the Seller or any of its Subsidiaries for a one-time or annual fee of $100,000 or less;
(xvii)    any Contract relating to the resolution or settlement of any actual or threatened Action that involves (x) the payment of money damages in excess of $100,000, individually or in the aggregate, or (y) any obligation (other than the payment of money damages) of the Seller (with respect to the Business) or the Company; and
(xviii)    any Contract not otherwise listed in this Section 3.14(a) that is material to the Business, taken as a whole.
(b)    The Seller has made available to the Purchaser true and complete copies of each Material Contract. Each Material Contract is valid and binding on the Seller or the Company, as applicable, and, to the Knowledge of the Seller, the counterparty thereto, is enforceable by the Seller or the Company in accordance with its terms and in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Neither the Seller nor the Company, nor, to the Knowledge of the Seller, any other party thereto, is in breach of or default, in any material respect, under the terms of, or has provided or received any notice of material breach, material default or intention to terminate, any Material Contract. To the Knowledge of the Seller, no event or circumstance has occurred, and there does not exist any event or circumstance that, with or without notice or lapse of time or both, would, or would reasonably be expected to, constitute an event of material default under any Material Contract or result in or permit a termination thereof or would cause or permit the acceleration of or other material changes of or to any right or obligation or the loss of any material benefit thereunder. There are no material disputes pending or, to the Seller’s Knowledge, threatened, under any Material Contract.
Section 3.15    Environmental Matters.
(a)    Except as set forth on Section 3.15 of the Seller Disclosure Schedule, (i) each of the Seller and the Company are conducting and, for the past five years, have conducted, the Business

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and the Transferred Assets in compliance in all material respects with Environmental Law; (ii) the Seller (in connection with the Business) and the Company have obtained, and are in compliance in all material respects with, all Environmental Permits that are necessary to conduct the Business and the Transferred Assets in the manner currently conducted and all applications for renewals necessary for continuity of such Environmental Permits have been timely filed and, to the Seller’s Knowledge, all such Environmental Permits are transferrable to the Purchaser; (iii) there are no Hazardous Materials (x) present at, on, about, under or migrating to or from either the Manufacturing Facilities, the Owned Real Property or any other real property (including all buildings, improvements and fixtures located thereon) currently owned, leased or operated in connection with the Business or any real property formerly owned, leased or operated in connection with the Business or (y) that have been disposed of, transported, or arranged for the transportation by the Seller or any of its Subsidiaries, or any of their respective predecessors, in connection with the Business, to any place or location that, in each case, require Remedial Action or otherwise could reasonably be expected to result in material Liabilities on the part of the Business; and (iv) there is no Action pending or, to the Seller’s Knowledge, threatened in writing, in connection with the Business, against the Seller or the Company, or any of their respective predecessors, that relates to any violation or alleged violation of, or any Liability or alleged Liability under, any Environmental Law.
(b)    The Seller made a claim against Ethyl Corporation under the Ethyl Indemnity by February 28, 2004 for all “Environmental Liabilities” of the “Ethyl Businesses” (as such terms are defined in the Ethyl Indemnity), currently known to the Seller at the Baton Rouge Manufacturing Facility. To the Knowledge of the Seller, Ethyl Corporation is responsible for all Liabilities relating to Releases of Hazardous Material requiring Remedial Action at the Baton Rouge Manufacturing Facility and no portion of such Remedial Action is attributable to or the responsibility of the Seller or any of its Affiliates.
(c)    The Seller has made available to the Purchaser true, correct and complete copies of all (i)(A) Phase I or Phase II environmental site assessment reports or (B) environmental compliance reports or audit reports relating to the Business, the Manufacturing Facilities or the Owned Real Property to the extent such assessments and reports in this subsection (i) were prepared during the last ten years and are in the possession or control of the Seller or any of the Company, (ii) Environmental Permits required under Environmental Laws for the ownership and operations of the Business, the Manufacturing Facilities and the Owned Real Property, (iii) all non-privileged material correspondence and documents relating to the Business’s compliance with, or liability under, Environmental Law and (iv) all communications between Ethyl Corporation and the Seller or any of its Affiliates or representatives regarding matters covered by the Ethyl Indemnity.
(d)    Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 3.15 and, to the extent they specifically apply, Sections 3.4, 3.20, and 3.21 are the only representations and warranties being made by the Seller in this Agreement with respect to matters arising under Environmental Law related to the Business or the Owned Real Property.

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Section 3.16    Customers and Suppliers.
(a)    Section 3.16(a) of the Seller Disclosure Schedule sets forth a true and complete list of the ten largest customers (measured by dollar volume of sales) of the Business during the 12-month period ending on December 31, 2016 (the “Key Customers”).
(b)    Section 3.16(b) of the Seller Disclosure Schedule sets forth a true and complete list of the five largest suppliers (measured by dollar volume of purchases) of the Business during the 12-month period ending December 31, 2016 (the “Key Suppliers”).
(c)    Except as set forth on Section 3.16(c) of the Seller Disclosure Schedule, since January 1, 2017, except in connection with the expiration of Contracts in accordance with their terms in the ordinary course of business, none of the Key Customers or Key Suppliers has notified the Seller or the Company that it intends to (i) cease or materially decrease purchasing from or selling to the Business, (ii) materially modify the terms on which it sells to or purchases from the Business (including any material changes in pricing or terms) as compared to past practices, or (iii) materially alter any purchases from or sales to the Business. Except as set forth on Section 3.16(c) of the Seller Disclosure Schedule, since January 1, 2017, except in connection with the expiration of Contracts in the ordinary course of business, no Key Supplier or Key Customer has (A) ceased or decreased materially its purchasing from or selling to the Business from the levels achieved during the fiscal year ended December 31, 2016 or (B) made any material adverse change in the terms and conditions on which it was doing business with the Seller or the Company from the terms and conditions in effect during the fiscal year ended December 31, 2016 or (C) materially altered any purchases from or sales to the Business. There is no pending or, to the Knowledge of the Seller, threatened material dispute or controversy with any Key Supplier or Key Customer. Any reference in this Section 3.16(c) to the “Key Customers” shall not include any of the Key Customers listed on Section 3.16(d) of the Seller Disclosure Schedule (such listed Key Customers, the “Specified Key Customers”).
(d)    Except as set forth on Section 3.16(d) of the Seller Disclosure Schedule, to the Knowledge of the Seller, none of the Specified Key Customers intends to (i) cease or materially decrease purchasing from the Business, (ii) materially modify the terms on which it purchases from the Business (including any material changes in pricing or terms) as compared to past practices, or (iii) materially alter any purchases from the Business. Since January 1, 2017, none of the Specified Key Customers has (A) ceased or decreased materially its purchasing from the Business from the levels achieved during the fiscal year ended December 31, 2016, (B) made any material adverse change in the terms and conditions on which it was doing business with the Seller or the Company from the terms and conditions in effect during the fiscal year ended December 31, 2016 or (C) terminated, cancelled, amended or extended any material purchases from the Business. There is no pending or, to the Knowledge of the Seller, threatened dispute or controversy with any of the Specified Key Customers.
Section 3.17    Inventory. All Inventory was manufactured, purchased, acquired or ordered, and has been maintained, in the ordinary course of business and consistent with the regular past inventory practices of the Seller and the Company and, with the exception of “off spec” inventory held for rework, is of a quality useable and saleable in the ordinary course of business and fit for

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the purpose for which it was manufactured, purchased, acquired or ordered. The quantities of each item of Inventory (a) have not materially increased or decreased in the past three years, other than in the ordinary course of business, and (b) are consistent with the regular past inventory practices of the Seller and the Company with respect to the Business. All Inventory is carried on the books and records of the Seller or the Company at the lower of cost or market in accordance with GAAP or Korean Accounting Standards, as applicable, which value is reasonable based upon the current operations of the Business and is not subject to any material write-down or write-off. All labor and overhead costs reflected in the value of Inventory were capitalized in accordance with GAAP or Korean Accounting Standards, as applicable.
Section 3.18    Title to Assets; Sufficiency of Assets. The Seller or the Company, as applicable, has good, valid and marketable title to or, in the case of leased or licensed assets, a valid leasehold interest or license in, all of the Transferred Assets or Company Assets, as applicable, free and clear of all Encumbrances other than Permitted Encumbrances. The Assets that are tangible assets of any kind or description are in good operating condition and repair in all material respects, ordinary wear and tear excepted, and suitable in all material respects for their current use and have been maintained in accordance with normal industry practice. The Assets and the employment of the Business Employees, together with the services and assets to be provided, the licenses to be granted and the other arrangements contemplated by the Transaction Documents, constitute (and immediately following the Closing, will constitute) all of the assets, rights and properties necessary to conduct the Business immediately after the Closing in the same manner as currently conducted by the Seller and the Company.
Section 3.19    Brokers. Except for Bank of America Merrill Lynch, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Seller. The Seller shall be solely responsible for the fees and expenses of Bank of America Merrill Lynch.
Section 3.20    Transferred Permits; Company Permits.
(a)    The Seller and the Company hold, and are operating in compliance, and in the past three years have operated in compliance, in all material respects, with all Transferred Permits and Company Permits. All such Permits are in full force and effect. Section 3.20(a) of the Seller Disclosure Schedule contains a true, correct and complete list of the Transferred Permits and Company Permits.
(b)    To the Knowledge of the Seller, (i) the Seller and the Company have fulfilled and performed all of its material obligations with respect to the Transferred Permits and the Company Permits, and (ii) no event has occurred which allows, and, to the Knowledge of the Seller, there does not exist any event or circumstances which, with or without notice or lapse of time or both, would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Transferred Permit or Company Permit. No Action is pending or, to the Knowledge of the Seller, threatened to revoke, withdraw, suspend, cancel, terminate, materially modify, or limit any Transferred Permit or Company Permit, and there are no facts or circumstances (including the consummation of the transactions contemplated by the Transaction Documents) that

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are reasonably likely to give rise to any material adverse change in any Transferred Permit or Company Permit or any term or requirement thereof in any material respect.
Section 3.21    Product Liability; Product Warranties. There are not, and during the past three years there have not been, any claims pending or, to the Knowledge of the Seller, threatened against the Seller, the Company or the Company Subsidiary for any product returns, product liability or warranty obligations relating to any products or services of the Business that are, or were during such period, manufactured, produced, marketed, distributed or sold by or for the Business (such products and services, collectively the “Business Products”) with a value of more than $350,000, individually or in the aggregate. The Business Products, and the manufacturing, production, marketing, sale and distribution thereof, comply, and in the last three years have complied, in all material respects with all applicable Laws. There are not, and during the last three years there have not been, any defects or deficiencies in any such Business Products that have resulted, or would reasonably be expected to result, in a claim or claims against the Business with a value of greater than $350,000, individually or in the aggregate. None of the Business Products designed, manufactured, packaged, labeled, shipped or sold by the Seller, the Company or the Company Subsidiary has been in the last three years subject to, or is subject to, any recall mandated by any Governmental Authority or is being, or has been in the last three years, demanded or requested in writing by any customer and, to the Knowledge of the Seller, there exist no facts or circumstances that would be reasonably likely to result in any such recall. The foregoing representations shall only be given with respect to the Company Subsidiary as of the date of the Original Agreement and as of immediately prior to the consummation of the Pre-Closing Restructuring.
Section 3.22    Accounts Receivable. (a) All of the Accounts Receivable arise from bona fide transactions of the Business and (b) as of the date of the Original Agreement, neither the Seller nor the Company had received written notice of any claims or set offs or other defenses or counterclaims with respect to such Accounts Receivable (including any notices pursuant to which an obligor is refusing to pay, or contesting payment of, all or a material portion of any Accounts Receivable). Since December 31, 2016, there has been no write-off in excess of $200,000 in the aggregate of any receivables that would have comprised Accounts Receivable if in existence as of the date of the Original Agreement.
Section 3.23    Insurance. Section 3.23 of the Seller Disclosure Schedule sets forth a true and complete list of all insurance policies maintained by the Company. With respect to the Business, the Seller maintains the general liability, product liability and other types of insurance of the type and in such amounts customarily maintained by Persons conducting businesses similar to the Business. All insurance policies maintained by the Company and the Seller (in the case of the Seller, with respect to the Business and the Transferred Assets) are in full force and effect and are sufficient for compliance in all material respects with applicable Laws. Neither the Seller nor the Company has received notice of, nor to the Knowledge of the Seller is there threatened, any cancellation, termination or reduction of coverage with respect to any such policy. There are no known and incurred but unreported material claims thereunder (in the case of the Seller, in respect of the Business or any Transferred Assets).

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Section 3.24    Relationships with Related Parties. Except as set forth on Section 3.24 of the Seller Disclosure Schedule, no Related Party of the Company (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business as currently conducted and (b) except for the ownership of less than 2% of the outstanding common stock of a publicly-held corporation, owns of record or as a beneficial owner, an equity interest or any other financial interest in a Person that has had business dealings or a material financial interest in any transaction with the Company.
Section 3.25    Disclaimer of the Seller.
(a)    EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY OTHER TRANSACTION DOCUMENT AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NONE OF THE SELLER, ITS AFFILIATES OR THEIR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS, THE COMPANY, ANY OF THE ASSETS OR THE ASSUMED LIABILITIES. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY OTHER TRANSACTION DOCUMENT, NONE OF THE SELLER, ITS AFFILIATES OR THEIR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) THE EXCLUDED ASSETS OR THE EXCLUDED LIABILITIES; (II) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OR ANY OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS); (III) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING; OR (IV) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THE BUSINESS AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
(b)    EXCEPT IN CONNECTION WITH THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III OR IN ANY OTHER TRANSACTION DOCUMENT, THE COVENANTS AND OBLIGATIONS OF THE SELLER SET FORTH HEREIN AND THEREIN AND THE INDEMNIFICATION PROVIDED IN ARTICLE VIII OR IN ANY OTHER TRANSACTION DOCUMENT WITH RESPECT THERETO, NONE OF THE SELLER, ITS AFFILIATES OR THEIR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER, ITS REPRESENTATIVES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER OR ITS REPRESENTATIVES, OR THE PURCHASER’S OR ITS REPRESENTATIVES’ USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING THE CONFIDENTIAL INFORMATION PRESENTATION AND ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, BUSINESS PLANS, OFFERING MATERIALS OR OTHER MATERIAL MADE AVAILABLE TO THE PURCHASER OR ITS REPRESENTATIVES OR POTENTIAL FINANCING SOURCES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, “EXPERT SESSIONS,” SITE TOURS OR VISITS, DILIGENCE CALLS OR MEETINGS, RESPONSES TO QUESTIONS SUBMITTED

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ON BEHALF OF THE PURCHASER OR ITS REPRESENTATIVES OR IN ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE, OTHER THAN IN THE CASE OF FRAUD.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Seller as of the date of the Original Agreement and as of the Closing Date, subject to such exceptions as are disclosed in the Purchaser Disclosure Schedule, as follows:
Section 4.1    Organization, Authority and Qualification of the Purchaser.
(a)    The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Connecticut and has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the other Transaction Documents to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and upon their execution, the other Transaction Documents to which the Purchaser is a party, will be, duly executed and delivered by the Purchaser.
(b)    Assuming due authorization, execution and delivery by the Seller, this Agreement constitutes, and upon their execution, each of the other Transaction Documents to which the Purchaser is a party, will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).
Section 4.2    No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.3 below have been obtained, all filings and notifications listed in Section 4.3 below have been made, any applicable waiting period has expired or been terminated, the execution, delivery and performance by the Purchaser of this Agreement and each of the other Transaction Documents to which the Purchaser is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby, do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser; (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser; or (c) conflict with, result in any breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time, or both, would become such a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material Contract to which the Purchaser or any of its Subsidiaries is a party, except, in the case of clauses (b) and (c), as would not materially and

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adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.
Section 4.3    Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement does not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act and other filings or notifications that are required under the Laws of the jurisdictions identified on Section 7.1(b) of the Seller Disclosure Schedule, and (b) where the failure to obtain other consents, approvals, authorizations, or to make other filings or notifications, would not reasonably be expected to prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement.
Section 4.4    Litigation. There is no Action by or against the Purchaser or any of its Subsidiaries pending or, to the knowledge of the Purchaser, threatened before any Governmental Authority, that would materially and adversely affect the legality, validity or enforceability of this Agreement or any Transaction Document to which the Purchaser is a party or would prevent or materially delay the consummation of the transactions contemplated hereby.
Section 4.5    Brokers. Except for Goldman Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Purchaser.
Section 4.6    Debt Financing.
(a)    The Purchaser has delivered to the Seller a true, correct and complete and fully executed copy of the debt commitment letter, dated on or about the date of the Original Agreement, among the Purchaser and the lenders party thereto (as the same may be amended or replaced pursuant to Section 5.16(c), the “Debt Commitment Letter”), pursuant to which the lenders party thereto have agreed, upon the terms and subject to the conditions of the Debt Commitment Letter, to lend the amounts set forth in the Debt Commitment Letter for the purposes of financing the transactions contemplated by this Agreement (the “Debt Financing”). The Debt Commitment Letter and the related fee letter are referred to collectively in this Agreement as the “Debt Financing Agreements”.
(b)    As of the date of the Original Agreement, each commitment represented by the Debt Financing Agreements was a legal, valid and binding obligation of the Purchaser (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors' rights generally and by general principles of equity), and to the knowledge of the Purchaser, the other parties thereto. None of the Debt Financing Agreements had been amended or modified prior to the date of the Original Agreement and none of the respective commitments contained in the Debt Financing Agreements had been withdrawn, modified or rescinded in any respect as of such date. Except for the fee letter (the “Fee Letter”) relating to the Debt Financing (a complete copy of which has been provided to the Seller, with only the fee amounts, other economics and market flex (none of which would adversely affect the full amount or availability of the Debt Financing) redacted), as of the date of the Original

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Agreement, there were no side letters or other agreements, contracts or arrangements related to the funding or investment, as applicable, of the Debt Financing other than as expressly set forth in the Debt Financing Agreements.
(c)    The Purchaser has paid (or caused to be paid) any and all commitment fees or other fees payable by it (or its Affiliates) in connection with the Debt Financing Agreements that were payable on or prior to the date of the Original Agreement. The only conditions precedent or other contingencies related to the obligations of the Financing Sources to fund the full amount of Debt Financing are those expressly set forth in or contemplated by the Debt Commitment Letter. As of the date of the Original Agreement, no event had occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Purchaser, or to the knowledge of the Purchaser, any Financing Source, under any term of the Debt Financing Agreements. Subject to the satisfaction of the conditions set forth in Article VII and the completion of the Marketing Period, as of the date of the Original Agreement, the Purchaser had no reason to believe that it would be unable to satisfy on a timely basis any term or condition of the Debt Financing Agreements required to be satisfied by it on or prior to the Closing Date. Subject to the terms and conditions of this Agreement, and subject to the terms and conditions of the Debt Financing Agreements, the proceeds from the Debt Financing, together with the cash or cash equivalents otherwise available to the Purchaser, will provide the Purchaser with sufficient funds to consummate the transactions contemplated by this Agreement.
Section 4.7    Independent Investigation; Seller’s Representations.
(a)    The Purchaser has conducted to its satisfaction its own independent investigation, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was performed by the Purchaser and its Representatives. The Purchaser acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, facilities and records of the Business for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied upon its investigation, review and analysis and, except as otherwise provided in this Agreement or any other Transaction Document, not on any statements, representations or opinions of the Seller or any of its Representatives (except the specific representations and warranties of the Seller set forth in Article III or any other Transaction Document).
(b)    The Purchaser hereby acknowledges and agrees that notwithstanding anything herein to the contrary (i) other than the specific representations and warranties made in Article III or any other Transaction Document, none of the Seller, its Affiliates or their Representatives makes or has made, and the Purchaser has not and is not relying on, any representation or warranty, express or implied, at law or in equity, in respect of the Business, any of the Assets or the Assumed Liabilities, including with respect to (A) the Excluded Assets or the Excluded Liabilities, (B) merchantability or fitness for any particular use or purpose or any other warranties arising under the Uniform Commercial Code (or similar Laws); (C) the operation of the Business by the Purchaser after the Closing or (D) the probable success, profitability or prospects of the Business after the Closing; and (ii) none of the Seller, its Affiliates or their Representatives will have or be subject to any

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liability or indemnification obligation to the Purchaser, its Representatives or to any other Person resulting from the distribution to the Purchaser or its Representatives of, or the Purchaser’s or its Representatives’ use of, any information relating to the Business, including the Confidential Information Presentation and any information, documents, offering materials or other material made available to the Purchaser or its Representatives or potential financing sources, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, “expert sessions,” site tours or visits, diligence calls or meetings, responses to questions submitted on behalf of the Purchaser or its Representatives or in any other form in connection with the transactions contemplated by this Agreement, in each case, other than in the case of fraud. The Purchaser and its Representatives have received and may continue to receive from the Seller and its Representatives certain estimates, projections, forecasts, plans and budgets for the Business and certain plan and budget information. The Purchaser acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, the Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Purchaser is not relying on any estimates, projections, forecasts, plans or budgets furnished by the Seller or its Representatives, and the Purchaser shall not, and shall cause its Representatives not to, hold any such Person liable with respect thereto, other than in the case of fraud.
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.1    Conduct of Business Prior to the Closing. From the date of the Original Agreement and until the earlier of the Closing Date and the date on which this Agreement is validly terminated pursuant to Section 11.1 (except (a) as set forth on Section 5.1 of the Seller Disclosure Schedule, (b) as expressly required by this Agreement (including, for the avoidance of doubt, any actions required to be taken in accordance with Section 5.8 to consummate the Pre-Closing Restructuring), the Transaction Documents or applicable Law, or (c) as the Purchaser shall otherwise consent to in writing (in the case of clause (B), such consent not to be unreasonably withheld, delayed or conditioned)), (A) the Seller shall, and shall cause the Company to, use commercially reasonable efforts to (I) conduct the Business in the ordinary course consistent with past practices; (II) preserve intact the business organization of the Business and maintain the Assets; and (III) preserve the goodwill of the customers, suppliers and others having business relations with the Business; and (B) without limiting the generality of the foregoing, the Seller shall not (to the extent relating to the Business or the Transferred Assets), and shall cause its Subsidiaries (including the Foreign Seller and the Company) not to:
(i)    (x) issue, sell, grant, pledge or encumber any capital stock or other equity interests of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire or receive, or that are convertible into or exchangeable or exercisable for, any such capital stock or equity interests (including stock appreciation rights, phantom stock or similar instruments); (y) split, combine or reclassify any Company Interests; or (z)

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redeem, purchase or otherwise acquire, or transfer or permit the transfer of, any Company Interests;
(ii)    amend the organizational documents, or change the fiscal year, of the Company;
(iii)    declare or pay any non-cash dividend, or make any non-cash distribution, in respect of any Company Interests;
(iv)    subject, or permit or allow any of the Transferred Assets or any of the Company Assets (whether tangible or intangible) to be subjected to, any Encumbrance, other than Permitted Encumbrances;
(v)    change any method of accounting or accounting practice or policy used by the Seller or the Company as of the date of the Original Agreement, other than such changes as are required by GAAP or Korean Accounting Standards, as applicable, or as required by a Governmental Authority;
(vi)    except as required by applicable Law or by the terms of any Seller Benefit Plan (x) grant or announce any increase in the salaries, bonus opportunities or other compensation or benefits payable, or to become payable, to any of the Offered Employees or Company Employees, other than any increases in base salary or wage rate or bonus opportunity in the ordinary course of business consistent with past practice, provided that any such increase shall not be greater than (A) 3% in the aggregate with respect to the aggregate base salaries and wages payable to all Offered Employees and Company Employees and (B) 6% with respect to the base salaries or wages payable to any individual Offered Employee or Company Employee or (y) enter into or adopt any employee benefit plan or employment or severance agreement, or amend any Seller Benefit Plan, in each case, with respect to any Offered Employee or Company Employee, other than changes in welfare benefits in the ordinary course of business consistent with past practice that apply equally to all similarly situated employees of the Seller, the Company or their respective Affiliates, as the case may be;
(vii)    (x) sell, lease, sublease, license, abandon or otherwise transfer any Owned Real Property or Assets, other than sales of Inventory in the ordinary course of business consistent with past practice or (y) acquire any assets that are material to the Business, individually or in the aggregate, except for purchases of Inventory in the ordinary course of business consistent with past practice;
(viii)    sell, license, abandon or otherwise transfer any Owned Intellectual Property, other than non-exclusive licenses granted to customers in connection the sale or provision of goods or services in the ordinary course of business consistent with past practice;
(ix)    (x) other than in the ordinary course of business consistent with past practice, (A) extend, amend, cancel or terminate, or waive any right under, any Material Contract or any Business Permit or (B) enter into any Contract which, if entered into prior to the date

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of the Original Agreement, would be a Material Contract or Transferred Asset; or (y) enter into any Contract for the sale or furnishing of products, materials, supplies, goods, equipment or other assets or services which (A) has a term in excess of 12 months or (B) provides for annual payments to the Seller or any of its Subsidiaries in excess of $350,000;
(x)    make, change, revoke or amend any material Tax election, file any material amended Tax Return, adopt or change any Tax accounting method or annual Tax accounting period, enter into any closing agreement with any Governmental Authority with respect to Taxes, settle or compromise any material Tax claim, or surrender any claim to a material refund of or credit for Taxes, in each case, to the extent such action (A) is taken by the Company or (B) relates solely to the Business, the Company or any of the Transferred Assets;
(xi)    acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or equity of, or by any other manner, any business or entity;
(xii)    (x) incur any Indebtedness in excess of $350,000, individually or in the aggregate, or (y) make any loans, advances or capital contributions to, or investments in, any other Person;
(xiii)    enter into any Contract that restricts the freedom of the Business or any of its existing or future Affiliates to (x) compete in any line of business with any Person or in any geographic area or (y) solicit any individual or class of individuals for employment;
(xiv)    settle or compromise any pending or threatened Action, other than settlements involving solely money damages in an amount not exceeding $100,000, individually or in the aggregate;
(xv)    disclose or allow to be disclosed any confidential information or trade secrets to any Person, other than employees of the Seller or its Subsidiaries that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof;
(xvi)    fail to notify the Purchaser promptly of any material infringement, misappropriation or other violation of, or conflict with, any Owned Intellectual Property of which the Seller or any of its Subsidiaries becomes aware and to consult with the Purchaser regarding the actions (if any) to take to protect such Intellectual Property;
(xvii)    fail to (x) invoice customers and collect Accounts Receivable or (y) pay or discharge any Liabilities when due, in each case, in the ordinary course of business consistent with past practice;
(xviii)    allow levels of Inventory to vary materially from the levels customarily maintained in the ordinary course of business;
(xix)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization; or

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(xx)    authorize, agree or commit to take any of the actions specified in Sections 5.1(i) – (xix).
Notwithstanding anything to the contrary in this Agreement, (A) each of the Seller and the Company shall be permitted to declare and pay any cash dividends or make cash distributions or cash transfers (including in connection with any “cash sweep” arrangements) prior to the close of business South Korea time on the Closing Date; (B) the Seller or the Company may settle any Indebtedness owing by the Company to the Seller or any of its Affiliates, including by repayment or capitalization, prior to the Closing Date; (C) the Seller and the Foreign Seller shall be permitted to make capital contributions in cash to the Company prior to the Closing Date; (D) pursuant to Section 5.8 (and as set forth in Section 5.8 of the Seller Disclosure Schedule), the Company shall make an election to be classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes, the effective date of which shall be prior to the Closing Date; (E) nothing contained in this Agreement shall be construed to give to the Purchaser directly or indirectly, rights to control or direct the Business’s operations prior to the Closing; and (F) prior to the Closing, the Seller and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Business.
Section 5.2    Access to Information and Manufacturing Facilities.
(a)    From the date of the Original Agreement until the Closing, upon reasonable notice, the Seller shall, and shall cause its Subsidiaries to (i) afford the Purchaser and its authorized Representatives reasonable access to the offices, properties, IT Assets and books and records of the Company and the Business; and (ii) furnish to the authorized Representatives of the Purchaser such additional available information regarding the Company and the Business (or copies thereof), as the Purchaser may from time to time reasonably request; provided, that (A) any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not to interfere with the normal operations of the Business; (B) all requests for access pursuant to this Section 5.2(a) shall be made in writing and shall be directed to and coordinated with the Seller or a person or persons designated by the Seller in writing; and (C) the Purchaser shall not, and shall cause its Representatives not to, contact any of the employees, customers, distributors or suppliers of the Seller or the Company in connection with the transactions contemplated by this Agreement and the other Transaction Documents, whether in person or by telephone, mail, or other means of communication, without the specific prior written authorization of the Seller; provided, that the Seller shall not unreasonably withhold, condition or delay such authorization in connection with any reasonable request by the Purchaser to contact any Specified Key Customer in order to facilitate the post-Closing transition of the Business to the Purchaser (it being understood that nothing in this Section 5.2(a) shall give the Purchaser or any of its Representatives the right to direct or control the business operations of the Seller or any of its Subsidiaries prior to the Closing, which shall continue to operate in the ordinary course of business). Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to provide any access or disclose any information to the Purchaser or its Representatives if such disclosure would, in the Seller’s reasonable discretion (in the case of clauses (2), (3) and (4), after consultation with outside counsel), (1) put the Business, the Seller or the Company at a competitive disadvantage if the transactions contemplated by this

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Agreement and the other Transaction Documents are not consummated; (2) jeopardize, or result in a loss or waiver of, any attorney-client or other legal privilege; (3) contravene any agreement that existed on the date of the Original Agreement or any applicable Law or fiduciary duty; or (4) result in disclosure of any proprietary information or trade secrets of the Seller, the Company, their Affiliates or third parties; provided, that, in the case of clauses (2), (3) and (4), the Seller shall notify the Purchaser in reasonable detail of the circumstances giving rise to such privilege, Law, duty, agreement or trade secret and cooperate to permit disclosure of such information in a manner consistent therewith. When accessing any of the Seller’s or the Company’s properties, the Purchaser shall, and shall cause its Representatives to, comply with all of the Seller’s safety and security requirements for the applicable property. Notwithstanding anything to the contrary in this Agreement, (I) in no event shall the Seller be required to provide any information exclusively relating to any Excluded Assets or any Excluded Liabilities, except to the extent such information is material to the Business or responsive to any of the representations of the Seller set forth in this Agreement; and (II) neither the Purchaser nor any of its Representatives shall be allowed to sample or analyze any soil or groundwater or other environmental media, or any building material, without the prior written consent of the Seller, which consent may be withheld in the sole discretion of the Seller.
(b)    In order to facilitate the resolution of any claims made against or incurred by the Seller or the Foreign Seller relating to the Business (other than any Claim between the Purchaser and the Seller or any of their respective Affiliates arising from any Transaction Documents) and for purposes of compliance with securities, employment, accounting and other Laws and regulations, including stock exchange rules and regulations, until the seventh anniversary of the Closing, the Purchaser shall, and shall cause the Company to, (i) retain the books and records and financial and operational data relating to the Business that are transferred to the Purchaser by the Seller or otherwise pursuant to this Agreement for periods prior to the Closing; and (ii) subject to applicable Law (including attorney-client or other privilege), upon reasonable advance written notice, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, copies), during normal business hours, to such books and records; provided, that (A) if any such information is or becomes comingled with books and records of the Purchaser and its Affiliates, the Purchaser shall be entitled to withhold, in its reasonable discretion, any information that does not relate to the Business and (B) any such access or furnishing of information shall be conducted at the Seller’s expense, under the supervision of the Purchaser’s personnel and in such a manner as not to interfere with the normal operations of the Business.
(c)    In order to facilitate the resolution of any claims made against, or incurred by, the Purchaser relating to the Business (other than any Claim between the Purchaser and the Seller or any of their respective Affiliates arising from any Transaction Documents) and for purposes of compliance with securities, employment, accounting and other Laws and regulations, including stock exchange rules and regulations, until the seventh anniversary of the Closing, the Seller shall, and shall cause its Subsidiaries (including the Foreign Seller) to, (i) retain the books and records and financial and operational data relating to the Business relating to periods prior to the Closing which did not constitute Transferred Records or Transferred Information; and (ii) subject to applicable Law (including attorney-client or other privilege), upon reasonable notice, afford the

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Representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, copies), during normal business hours, to such books and records.
Section 5.3    Confidentiality.
(a)    The terms of the letter agreement, dated as of April 8, 2017 (the “Confidentiality Agreement”), between the Seller and the Purchaser, are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement; provided, however, that, upon the Closing, the confidentiality and non-use obligations contained in the Confidentiality Agreement shall terminate in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) primarily relating to the Business or relating to the Company and the transactions contemplated by any Transaction Document. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)    Nothing provided to the Purchaser pursuant to Section 5.2(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that, subject to Section 5.3(a), any Evaluation Material made available to the Purchaser or its Representatives pursuant to Section 5.2(a) or otherwise by the Seller or any of its Representatives prior to the Closing Date shall be subject to the terms and conditions of the Confidentiality Agreement.
(c)    Following the Closing, the Seller shall, and shall cause its Affiliates and its and their respective Representatives (collectively, “Seller Restricted Parties”) to (i) maintain the confidentiality of, (ii) not use, and (iii) not divulge to any Person, any confidential, non-public or proprietary information concerning the Business, the Transferred Assets and/or the Company (including, for the avoidance of doubt, any information accessed or obtained by the Seller Restricted Parties pursuant to Section 5.2(b)) (such information, to the extent not exclusively related to the Business, the Transferred Assets and/or the Company, the “Shared Information”), in each case, except (x) with the prior written consent of the Purchaser; (y) if, based on the advice of outside counsel, such Seller Restricted Party is required to report such information in order to comply with (A) applicable securities Laws and regulations, including stock exchange rules and regulations or (B) any other applicable Laws or a Governmental Order in connection with a dispute with or claim by a third party; provided, that with respect to clause (B) such Seller Restricted Party shall provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek an appropriate protective order or other appropriate remedy, and such Seller Restricted Party shall reasonably cooperate with the Purchaser (at the Purchaser’s request) to obtain such order or remedy; provided, further, that, in the event such order or remedy is not obtained, such Seller Restricted Party shall furnish only that portion of such information which, in the opinion of its outside counsel, it is legally required to disclose and shall exercise its commercially reasonable efforts (at the Purchaser’s request) to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed; or (z) with respect to Shared Information, pursuant to non-disclosure agreements (or license agreements containing non-disclosure obligations) that (A) obligate the recipient of such Shared Information to maintain the confidentiality thereof and not use such Shared

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Information and (B) impose perpetual confidentiality obligations on the recipient with respect to trade secrets.
Section 5.4    Regulatory and Other Authorizations; Notices and Consents.
(a)    Each party hereto shall use its reasonable best efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents; and (ii) cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees (x) to make, as promptly as practicable, but in any event no later than ten Business Days of the date of the Original Agreement, its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and the other Transaction Documents and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act, (y) to make as promptly as practicable its respective filings and notifications in the jurisdictions listed in Section 7.1(b) of the Seller Disclosure Schedule, and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be reasonably requested pursuant to the applicable antitrust, competition or trade regulation Law, and (z) that the Purchaser shall pay all filing fees incident to any such filings.
(b)    Notwithstanding anything to the contrary contained in Section 5.4 or elsewhere in this Agreement, (i) neither the Purchaser nor any of its Affiliates shall have any obligation under this Agreement to divest or agree to divest (or cause any of its Affiliates, the Seller, or the Foreign Seller to divest or agree to divest) any of the Purchaser’s businesses, product lines, or assets or the Company Interests or Transferred Assets, or to take or agree to take (or cause any of its Affiliates, the Seller, or the Foreign Seller to take or agree to take) any other action or to agree (or cause any of its Affiliates, the Seller, or the Foreign Seller to agree) to any limitation or restriction on any of its businesses, product lines, or assets or the Company Interests or Transferred Assets and (ii) the Purchaser shall, and shall cause its Subsidiaries to, defend through litigation on the merits any Action by any Governmental Authority in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date or the Extended Termination Date, as applicable. Furthermore, each party hereto agrees that it will use its reasonable best efforts to certify compliance with any request for additional information or documentary material issued by a Governmental Authority under 15 U.S.C. Sect. 18a(e) and in conjunction with the transactions contemplated by this Agreement (a “Second Request”) within fifteen weeks after receipt of such Second Request and that it will produce documents in connection with such Second Request on a rolling basis
(c)    Without in any way limiting the foregoing, each of the Purchaser and the Seller shall consult and cooperate with one another and consider in good faith the views of one another in connection with any substantive analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under the HSR Act and any other applicable antitrust, competition or trade regulation Law, and communicate with applicable Governmental Authorities, including the Federal

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Trade Commission and the Department of Justice, and other third parties in connection with the HSR Act and any other applicable antitrust, competition or trade regulation Law. In furtherance of the foregoing, each party to this Agreement shall promptly notify the other party of any substantive communication it or any of its Representatives receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed substantive communication by such party to any Governmental Authority. Each of the parties to this Agreement shall permit outside counsel of the other Party to be present or participate in any materially substantive call, discussion, or meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), litigation or other inquiry unless (A) prohibited by such Governmental Authority or (B) it consults with the other party in advance and gives the other party the opportunity to attend and participate at such call, discussion or meeting (provided that such consultation is not required by the Purchaser’s outside counsel to communicate with the competition authorities in the jurisdictions set forth in Section 7.1(b) of the Seller Disclosure Schedule, except to the extent the Seller has engaged outside competition counsel in such jurisdiction). Each party hereto shall, and shall cause its Representatives to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Each party to this Agreement shall, and shall cause its outside counsel to, provide each other with copies of all correspondence, filings (excluding the Purchaser’s HSR Form) or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Business and competitively sensitive information; (ii) as necessary to comply with contractual arrangements or applicable Law; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(d)    Except as otherwise permitted pursuant to this Section 5.4, the Purchaser shall not, and shall cause its Affiliates not to, enter into any merger, acquisition, or joint venture, or any agreement to effect any merger, acquisition, or joint venture) that would reasonably be expected to make it more difficult, or to increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable antitrust, competition or trade regulation Law, applicable to the transactions contemplated by this Agreement and the other Transaction Documents; or (ii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.
Section 5.5    Retained Names and Marks.
(a)    The Purchaser hereby acknowledges that all right, title and interest in and to all trademarks, service marks, Internet domain names, trade names, trade dress, company names and other identifiers of source and any associated goodwill owned by the Seller or its Affiliates, in each instance, containing “ALBEMARLE”, “ALBEMARLE CORPORATION”, and the Albemarle logo, or is not a trademark included in the Owned Intellectual Property (collectively, the “Retained

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Names and Marks”), are owned solely by the Seller or its Affiliates (other than the Company), and that, except as expressly provided in this Section 5.5, any and all right of the Business and the Company to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Seller, along with any and all Goodwill associated therewith. Each of the Purchaser and its Affiliates further acknowledge that neither the Purchaser nor any of its Affiliates (including the Company) is acquiring any rights, to use the Retained Names and Marks after the Closing, except for the rights expressly provided herein.
(b)    The Purchaser shall be entitled to use, solely in connection with the operation of the Business as operated immediately prior to the Closing, all of the existing stocks of signs, letterheads, labels, office forms, packaging, invoice stock, advertisements and promotional materials, inventory and other documents and materials that are included in the Transferred Assets or owned by the Company and contain the Retained Names and Marks (“Existing Stock”) for: (i) with respect to any Existing Stock that constitutes exterior or interior facility signage, a period of 90 days after the Closing and (ii) with respect to all other Existing Stock, the longer of (x) 90 days after the date of the Closing and (y) 45 days after receipt by the Purchaser of any Existing Stock in transit as of the Closing Date, after which periods the Purchaser shall, and shall cause the Company to, remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock; provided, however, that the Purchaser shall use commercially reasonable efforts to ensure that all such Existing Stock used by it hereunder following the Closing shall, to the extent practicable, display a notice, in a format reasonably acceptable to the Seller, indicating that the Business (A) was formerly owned by the Seller; and (B) is now owned and operated by the Purchaser. The Company may also continue to use any corporate names containing any Retained Names and Marks for up to 30 days following Closing, taking into account (I) any applicable Laws that would restrict the ability of the Purchaser or any of its Affiliates to operate the Business under a corporate name not including the Retained Names and Marks and (II) any formal requirements (under applicable Law or under the constituent documents of the Company) to change the corporate name of the Company; provided, that the Purchaser shall cause the Company to make all filings with or notifications to any Governmental Authority in connection with the change of the corporate name of the Company within five days following the Closing Date and shall cease using the corporate name promptly following receipt of approval of such change from the appropriate Governmental Authorities; provided, that the foregoing 30-day and five-day periods shall be extended as reasonably requested by the Purchaser with the Seller’s consent (such consent not to be unreasonably withheld, conditioned or delayed).
(c)    Except as expressly provided in this Section 5.5, no other right to use the Retained Names and Marks is granted hereunder by the Seller to the Purchaser or any of its Affiliates whether by implication or otherwise, and nothing hereunder permits the Purchaser or any of its Affiliates to use the Retained Names and Marks in any manner other than in connection with Existing Stock. The Purchaser shall use commercially reasonable efforts to ensure that all uses of the Retained Names and Marks as provided in this Section 5.5 shall be only with respect to goods and services of a level of quality substantially similar to the quality of goods and services with respect to which the Retained Names and Marks were used in the Business prior to the Closing. Any and all goodwill generated by the use of the Retained Names and Marks under this Section 5.5 shall inure solely to the benefit of the Seller. In no event shall the Purchaser or any of its Affiliates use the Retained

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Names and Marks hereunder in any manner that may reasonably be expected to damage or tarnish the reputation of the Seller or the goodwill associated with the Retained Name and Marks.
(d)    The Purchaser agrees that the Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Purchaser and its Affiliates of any Retained Names and Marks after the Closing. In addition to any and all other available remedies, the Purchaser shall indemnify and hold harmless the Seller and its Representatives, successors, and assigns, from and against any and all claims that may arise out of the use of the Retained Names and Marks by the Purchaser or any of its Affiliates (i) in accordance with the terms and conditions of this Section 5.5, other than claims (x) that the use of Retained Names and Marks, consistent with the use of such Retained Names and Marks prior to the Closing, infringe or dilute the Intellectual Property rights of any third party, (y) that constitute Excluded Liabilities, or (z) for which the Seller is obligated to indemnify a Purchaser Indemnified Party under Section 8.2; or (ii) in violation of or outside the scope permitted by this Section 5.5. Notwithstanding anything in this Agreement to the contrary, the Purchaser hereby acknowledges that in the event of any breach or threatened breach of this Section 5.5(d), the Seller, in addition to any other remedies available to it, shall be entitled to seek a preliminary injunction, temporary restraining order or other equivalent relief restraining the Purchaser or any of its Affiliates from any such breach or threatened breach, but may not seek to terminate the Purchaser’s right to use the Retained Names and Marks in accordance with the terms of this Section 5.5.
Section 5.6    Insurance. From and after the Closing Date, the Assets and the Business shall cease to be insured by the Seller’s insurance policies or by any of its self-insured programs in respect of any claims or potential claims arising out of or relating to any events or circumstances occurring from and after the Closing Date. For the avoidance of doubt, the Seller shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs, other than in respect of disputes relating to any Post-Signing Insurance Proceeds. The Purchaser agrees to arrange for its own insurance policies with respect to the Business and the Purchaser covering all periods from and after the Closing Date and agrees not to seek, through any means, to benefit from the Seller’s insurance policies that may provide coverage for claims relating in any way to the Business or the Assets from and after the Closing; provided, that this Section 5.6 shall not be construed to limit the Purchaser’s rights to the Post-Signing Insurance Proceeds or indemnification by the Seller granted under this Agreement.
Section 5.7    Employees.
(a)    Offered Employees; Transferred Employees.
(i)    Offer Process. As of a date that is at least seven days prior to the Closing Date (the “Offer Date”) for Offered Employees as of the Offer Date and prior to the Closing Date for all other Offered Employees, and effective in each case as of the Closing Date, the Purchaser shall, or shall cause one of its Affiliates to, offer employment to each Offered Employee who (x) is actively employed on such date or is absent from employment due to vacation or temporary illness not reasonably expected to exceed five days (the “Current Offered Employees”) or (y) (A) is absent from work due to an authorized leave of absence

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(including but not limited to a leave of absence due to a short-term or long-term disability) and (B) has the right to return to employment following expiration of such absence under applicable Law, effective as of the expiration of the leave (the “Leave Offered Employees” and, together with the Current Offered Employees, the “Closing Date Offered Employees”). All such offers of employment to (1) Current Offered Employees shall provide for employment with the Purchaser or an Affiliate of the Purchaser to commence effective as of 12:00 A.M., local time, on the day immediately following the Closing Date and (2) Leave Offered Employees shall provide for employment with the Purchaser or an Affiliate of the Purchaser to commence at the expiration of such Leave Offered Employee’s authorized leave, provided, however that if such Leave Offered Employee does not return to active service prior to the end of a period of six months following the commencement of the applicable leave, or such longer period as may be required by applicable Law (the “Return Deadline”), such offer shall become null and void upon the Return Deadline and such Leave Offered Employee shall in no event become a Transferred Employee. All such offers of employment shall be made in accordance with the applicable provisions of this Section 5.7 and to the extent that any Offered Employee receives an offer in accordance with this Section 5.7 and does not accept such offer and commence employment with the Purchaser or any of its Affiliates, the Seller shall not, and shall cause its Affiliates not to, retain such Offered Employee and none of the Purchaser or any of its Affiliates shall have any Liability with respect to such Offered Employee (including, but not limited to, any Liability for severance or any other compensation).
(ii)    Transferred Employees. Each Closing Date Offered Employee who, either prior to or as of the Closing Date for Current Offered Employees, or after expiration of the Leave for Leave Offered Employees, as applicable, (a) accepts an offer of employment from the Purchaser or one of its Affiliates, (b) executes any employment or similar agreement to the extent reasonably required by the Purchaser and presented to the Closing Date Offered Employee prior to the Closing Date, (c) provides all of the necessary documentation (including, without limitation, I-9) required by applicable Law for employment and (d) commences employment with the Purchaser or an Affiliate of the Purchaser, together with each Company Employee who is employed on the Closing Date, whether such Company Employee is actively employed on such date, absent from employment due to vacation or temporary illness not reasonably expected to exceed five days or absent from work due to an authorized leave of absence (including but not limited to a leave of absence due to a short-term or long-term disability) with the right to return to employment following expiration of such absence under applicable Law, effective as of the expiration of the leave (the “Closing Date Company Employees”), shall be referred to herein as a “Transferred Employee”; provided, that a Leave Offered Employee shall be treated as a Transferred Employee upon the expiration of the Leave Offered Employee’s authorized leave to the extent that such expiration and return to active service occurs prior to the applicable Return Deadline. The date on which an Offered Employee commences, or is deemed to commence, employment with the Purchaser or an Affiliate of the Purchaser shall be referred to herein as the Offered Employee’s “Transfer Date.”
(b)    Terms of Employment.

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(i)    U.S. Transferred Employees. With respect to U.S. Offered Employees who become Transferred Employees (each, a “U.S. Transferred Employee”), the Purchaser shall, or shall cause its Affiliates to, provide each such U.S. Transferred Employee, for a period of no less than 12 months after the Transfer Date with respect to clauses (w) and (x) herein, and the Closing Date with respect to clause (y) herein, or if earlier, until the termination of such Transferred Employee’s employment with the Purchaser and its Affiliates, with (w) employment in a position that is comparable (except with respect to number of employees that report to such position) to such U.S. Transferred Employee’s position immediately prior to the Closing Date (or on commencement of the applicable Leave for Leave Offered Employees), (x) an annual base salary (or in case of an hourly employee, a base hourly wage rate) and overtime pay and cash-based bonus and incentive opportunities (excluding any equity-based compensation and any incentive opportunities relating to a long-term incentive plan) as applicable to such U.S. Transferred Employee immediately prior to such date and, (y) employee benefits under plans, programs and arrangements which will provide benefits to such U.S. Transferred Employee that are substantially comparable, in the aggregate (taking into account any other consideration provided to such U.S. Transferred Employee relating to employee benefits immediately prior to the foregoing date), to the benefits provided by the Seller and its Affiliates (disregarding benefits under any defined benefit pension, retiree welfare, non-qualified deferred compensation, retention bonus or equity-based compensation plans, policies or programs), in each case, as of immediately prior to such date.
(ii)    Non U.S. Transferred Employees. With respect to Non U.S. Offered Employees who become Transferred Employees (each, a “Non U.S. Transferred Employee”), the Purchaser shall, or shall cause its Affiliates to, provide each such Non U.S. Transferred Employee, for a period of no less than 12 months after the Transfer Date with respect to clauses (w) and (x) herein, and the Closing Date with respect to clause (y) herein, or if earlier, until the termination of such Transferred Employee’s employment with the Purchaser and its Affiliates, with (w) employment in a position that is comparable (except with respect to number of employees that report to such position) to such Non U.S. Transferred Employee’s position immediately prior to the Closing Date (or on commencement of the applicable Leave for Leave Offered Employees), (x) an annual base salary (or in case of an hourly employee, a base hourly wage rate) and overtime pay and cash-based bonus and incentive opportunities (excluding any equity-based compensation and any incentive opportunities relating to a long-term incentive plan) as applicable to such Non U.S. Transferred Employee immediately prior to such date, and (y) employee benefits under plans, programs and arrangements which will provide benefits to such Non U.S. Transferred Employee that are substantially comparable, in the aggregate (taking into account any other consideration provided to such Non U.S. Transferred Employee relating to employee benefits immediately prior to the foregoing date), to the benefits provided by the Seller and its Affiliates (disregarding benefits under any defined benefit pension, retiree welfare, non-qualified deferred compensation, retention bonus or equity-based compensation plans, policies or programs), in each case, as of immediately prior to such date or, if greater, employee benefits required by applicable Law.

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(iii)    Closing Date Company Employees. With respect to Closing Date Company Employees, for a period of no less than 12 months after the Closing Date, or if earlier, until the termination of such Transferred Employee’s employment with the Purchaser and its Affiliates, the Purchaser shall, or shall cause its Affiliates to, provide each such Closing Date Company Employee, with (w) employment in a position that is comparable (except with respect to number of employees that report to such position) to such Closing Date Company Employee’s position immediately prior to the Closing Date, (x) an annual base salary (or in case of an hourly employee, a base hourly wage rate), overtime pay and cash-based bonus and incentive opportunities (excluding any equity-based compensation and any incentive opportunities relating to a long-term incentive plan) as provided to such Closing Date Company Employee immediately prior to the Closing Date, (y) employee benefits under plans, programs and arrangements which will provide benefits to such Closing Date Company Employee that are substantially comparable, in the aggregate (taking into account any other consideration provided to such Closing Date Company Employee relating to employee benefits immediately prior to the Closing Date), to the benefits provided by the Seller and its Affiliates (disregarding benefits under any defined benefit pension, retiree welfare, non-qualified deferred compensation, retention bonus or equity-based compensation plans, policies or programs), in each case, as of immediately prior to the Closing Date or, if greater, employee benefits required by applicable Law.
(iv)    No Right to Continued Employment. Nothing contemplated by this Agreement shall be construed as requiring either the Purchaser or any of its Affiliates to continue the employment of any Transferred Employee for any period after the Transfer Date or Closing Date, as applicable, subject to the obligations imposed upon the Purchaser and its Affiliates under this Section 5.7.
(c)    With respect to each Offered Employee who becomes a Transferred Employee, the Seller shall retain all amounts earned and payable at “target” level performance under the applicable annual cash-based bonus plans or policies in which such Transferred Employee participates for the 2018 performance period, with such payment to be prorated for days of service provided by the Transferred Employee during the portion of the 2018 performance period that occurs from January 1, 2018 through the Transfer Date, and to be satisfied by the Seller by including such amounts (together with the employer portion of any social security contributions and any payroll, employment or similar Taxes, in each case relating to such amounts) in the Transferred Assets Net Working Capital calculation. The Purchaser agrees to pay the forgoing 2018 performance bonuses on behalf of the Seller to each applicable Transferred Employee equal to such amounts included in the Transferred Assets Net Working Capital calculation on or before the date that the Purchaser pays performance bonuses to its employees for 2018. From and after the Transfer Date for each Offered Employee who becomes a Transferred Employee or the Closing Date for each Company Employee, as applicable, each Transferred Employee who participates in an annual cash-based bonus plan sponsored by the Seller or any of its Affiliates as of such date shall be eligible to participate in the Purchaser’s annual bonus plans or policies as may be in effect at such time (with individual bonus opportunities to be determined in a manner consistent with Section 5.7(b)), and the Purchaser shall be liable for the payment of the amounts, if any, earned thereunder based on actual performance and subject to such Transferred Employee’s continued service with the Purchaser through the

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applicable payment date in accordance with the terms of the applicable bonus plan or policy, with such payment, if any, (i) with respect to Offered Employees who become Transferred Employees, to be prorated only for days of service provided by such Transferred Employee to the Purchaser or any of its Affiliates during the portion of the 2018 performance period that occurs after the Transfer Date (such portion, the “2018 Bonus Stub Period”), and (ii) with respect to Company Employees, to be based on the entire 2018 performance period. Notwithstanding the foregoing, in the event that a Transferred Employee whose employment with the Purchaser or any of its Subsidiaries is terminated thereby during the 2018 Bonus Stub Period without “cause,” such Transferred Employee shall be eligible to receive payment of his or her bonus earned based on actual performance under the applicable bonus plan or policy of the Purchaser, if any, prorated to reflect his or her days of service to the Purchaser and/or any of its Affiliates during (A) the 2018 Bonus Stub Period for Offered Employees who become Transferred Employees and (B) the 2018 performance period for Company Employees.
(d)    With respect to each Transferred Employee, for the one-year period immediately following the Transfer Date, the Purchaser or its Affiliates shall provide severance benefits to each Transferred Employee that are no less favorable than those severance benefits applicable to such Transferred Employee as of immediately prior to the Closing Date, as if the Seller’s and its Affiliates’ severance plans as in effect immediately prior to such date were still in effect, based on such Transferred Employee’s compensation as of such employment termination date after taking into account any service that such Transferred Employee has with the Purchaser or its Affiliates as of the date of such termination of employment, including, for the avoidance of doubt, service credited under Section 5.7(e). Notwithstanding the forgoing, such severance benefits after the Closing Date shall be administered in accordance with the terms and conditions of the Purchaser’s applicable severance plans, except with respect to the entitlement to and calculation of such cash-based severance benefits, which shall be governed by this Section 5.7(d).
(e)    With respect to each Transferred Employee, effective from and after the Transfer Date, the Purchaser shall, or shall cause its Affiliates to, use commercially reasonable efforts to (i) recognize, for purposes of benefit levels and accruals (except under a defined benefit plan, retiree medical program or any grandfathered or frozen benefit plan) under the Purchaser Benefit Plans to which such Transferred Employee is participating and the eligibility for and calculation of vacation and severance benefits under such Purchaser Benefit Plans, service with the Seller and its Affiliates prior to the Transfer Date for Offered Employees or the Closing Date for Company Employees to the extent such service was recognized under the corresponding Seller Benefit Plan (if any) covering such Transferred Employees, except as would result in the duplication of benefits, (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by the Purchaser or its Affiliates in which such Transferred Employee participates, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Seller Benefit Plan (if any), and (iii) provide full credit for any co-payments, deductibles or similar payments made or incurred by the Transferred Employees prior to the Transfer Date for Offered Employees or the Closing Date for Company Employees under the corresponding Seller Benefit Plan (if any), covering such Transferred Employees with respect to all employee health and other welfare benefit plans established or operated by the Purchaser or its Affiliates in

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which such Transferred Employees participate (other than flexible spending accounts) for the plan year in which the Transfer Date for Offered Employees or the Closing Date for Company Employees occurs.
(f)    If any Transferred Employee requires a visa, work permit or employment pass or other legal or regulatory approval for his or her employment with the Purchaser or its Affiliates, the Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause any such visa, permit, pass or other approval to be obtained and in effect prior to the Transfer Date for Offered Employees or the Closing Date for Company Employees, and the Seller shall, and shall cause its Affiliates to, take all reasonably necessary or appropriate action, as reasonably requested by the Purchaser, to assist in obtaining any such visa, permit, pass, or other approval prior to the Transfer Date for Offered Employees or the Closing Date for Company Employees.
(g)    Each of the Purchaser and its Affiliates shall comply in all material respects with applicable Laws regarding confidentiality of Employee Records transferred to it hereunder.
(h)    The Seller, as well as the Purchaser and any applicable Affiliate designated to be the employer of the Transferred Employees, shall use their best efforts to inform and/or consult with the relevant employee representative bodies and authorities, in a timely manner, regarding all subjects, including, without limitation, the intended transaction, to the extent required by applicable Law.
(i)    The Purchaser shall, or shall cause its relevant Affiliate to, grant each Transferred Employee vacation time in an amount equal to such Transferred Employee’s accrued and unused vacation time. If such Transferred Employee terminates employment with the Purchaser or an Affiliate of the Purchaser prior to using such vacation time, the Purchaser or its relevant Affiliate shall pay such Transferred Employee an amount equal to compensation for any such remaining vacation time (with such vacation time granted pursuant to this Section 5.7(i) deemed to be used first before any further vacation time accrued after the Transfer Date) upon such employment termination equal to the amount of such unused remaining vacation time that such Transferred Employee would have received if the Seller’s vacation policy as of the Transfer Date for Offered Employees or the Closing Date for Company Employees were in effect at the time of such employment termination.
(j)    As soon as administratively practicable following the Closing Date, the Purchaser shall permit each U.S. Transferred Employee who was eligible to participate in a defined contribution plan sponsored by the Seller or one of its Affiliates that is intended to be “qualified” within the meaning of Section 401(a) of the Code (the “Seller 401(k) Plan”) to elect to rollover to a defined contribution plan sponsored by the Purchaser or one of its Affiliates that is intended to be “qualified” within the meaning of Section 401(a) of the Code (the “Purchaser 401(k) Plan”), each such U.S. Transferred Employee’s account balance when distributed from the Seller 401(k) Plan, including any outstanding participant loans from the Seller 401(k) Plan.
(k)    With respect to each U.S. Transferred Employee, immediately prior to such U.S. Transferred Employee’s Transfer Date, the U.S. Transferred Employee shall cease to contribute to the Seller’s flexible spending account plan (the “Seller FSA Plan”). U.S. Transferred Employees

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who elected to participate in the Seller FSA Plan for the plan year beginning January 1 of the year during which the Closing occurs shall become participants in a flexible spending account plan of the Purchaser or its Affiliate (the “Purchaser FSA Plan”) as if their participation in the Purchaser FSA Plan had been continuous from such January 1 and at the same level of coverage elected under the Seller FSA Plan. Following the Transfer Date, each U.S. Transferred Employee will be reimbursed by the Purchaser or its Affiliate under the Purchaser FSA Plan for qualifying medical and dependent care expenses incurred by such U.S. Transferred Employee at any time during the year during which the Closing occurs, up to the amount of the elections made by each U.S. Transferred Employee under the Seller FSA Plan for such year, reduced by amounts previously reimbursed by the Seller or its Affiliate pursuant to the Seller FSA Plan for such year. To effectuate the foregoing, as soon as practicable after each Transfer Date (and in any event within 30 days following the Closing), the Seller shall provide the Purchaser with a summary of account balances and confirm whether the amounts of the account balances (if any) under the Seller FSA Plan for the U.S. Transferred Employees are positive or negative in the aggregate immediately prior to such Transfer Date, and the Seller shall pay to the Purchaser such aggregate balance (if positive) or the Purchaser shall pay to the Seller such aggregate balance (if negative) with respect to all U.S. Transferred Employees who become covered under the Purchaser FSA Plan for the plan year during which the Closing occurs.
(l)    The Purchaser shall, or shall cause its relevant Affiliate to, assume any and all Liability under or relating to (i) each Company Employee and each Korean Plan in which any such Company Employee participates as of the Closing Date, and (ii) any plan, program, arrangement or agreement maintained or contributed to, or entered into with, the Seller or any Affiliate with respect to any Non U.S. Transferred Employee where such assumption is required by any applicable Law of the foreign jurisdiction in which such Non U.S. Transferred Employee is employed and located.
(m)    Nothing in this Section 5.7, express or implied, shall (i) confer upon any Business Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement, (ii) be construed to prevent the Purchaser or any of its Affiliates from terminating or modifying to any extent or in any respect any Purchaser Benefit Plan, (iii) amend, or be deemed to amend, any benefit plan, or (iv) constitute the establishment of, or an amendment to, any benefit plan.
(n)    After the Closing Date, the Seller and its Affiliates, on the one hand, and the Purchaser and its Affiliates (including the Company), on the other hand, shall cooperate in good faith with each other to provide such information regarding the Business Employees on an ongoing basis as may be reasonably necessary to facilitate and implement the intent of this Section 5.7, including determinations of eligibility for, and payments of benefits to, such employees and their spouses, dependents and beneficiaries, as applicable. The Purchaser and its Affiliates shall not disseminate any communications about employment to the Business Employees prior to the Closing Date without the prior approval of the Seller, and the Seller shall not disseminate any such communications about employment offers without the prior approval of the Purchaser, which approval in each case shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, nothing

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contained in this Agreement shall prevent either party from making any and all public disclosures legally required to comply with any applicable Laws; provided, that, each party shall provide the other party with advance notice as to the form and content of any such disclosures.
Section 5.8    Pre-Closing Restructuring. The Seller shall cause the transactions set forth on Section 5.8 of the Seller Disclosure Schedule (the “Pre-Closing Restructuring”) to be consummated in accordance therewith.
Section 5.9    Privileged Matters. The parties hereto hereby acknowledge that Troutman Sanders LLP has acted as counsel to the Seller and the Company in connection with the transactions contemplated herein. The following provisions apply to the attorney-client relationship between (a) the Seller, the Company and Troutman Sanders LLP, Shearman & Sterling LLP, Carver, Darden, Koretzky, Tessier, Finn, Blossman & Areaux, LLC and Kim & Chang (collectively, “Seller Law Firms”) prior to the Closing and (b) the Seller and Seller Law Firms following Closing. The Purchaser agrees that (i) it will not seek to disqualify any Seller Law Firm from acting and continuing to act as counsel to the Seller either in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the transactions contemplated herein because of their representation of the Seller in connection with the transactions contemplated herein; and (ii) the Seller has a reasonable expectation of privacy with respect to the Seller’s communications (including any e-mail communications using the Seller’s e-mail system) with any Seller Law Firm prior to the Closing to the extent such communications concern the transactions contemplated by this Agreement. The parties furthermore agree that for the purposes of the attorney-client privilege, any communications between any Seller Law Firm and the Seller that were made in the course of negotiating the transactions contemplated by this Agreement that relate to the subject matter of this Agreement or that may be relevant to any claims for indemnification under this Agreement or any other dispute arising in connection with the transactions contemplated hereby (“Protected Communications”) shall be deemed privileged communications of the Seller for the purposes of such claims or disputes, and to the extent that they may not be considered as such at law, the parties hereto agree to contractually treat such Protected Communications as if they were privileged communications of the Seller; provided, that, in the event of a dispute after the Closing between the Purchaser or the Company, on the one hand, and a Person other than the Seller, on the other hand, the Purchaser and the Company may assert the attorney-client privilege to prevent disclosure of Protected Communications by any Seller Law Firm to such Person.
Section 5.10    Further Action; Third Party Consents.
(a)    Except as otherwise provided in this Agreement, the Seller shall, and shall cause its Affiliates to, and the Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Law (other than with respect to the matters covered in Section 5.4) to negotiate, execute and deliver the Transaction Documents and such other documents and other papers as may be required to carry out the provisions of this Agreement (including the Required Lease Amendment) and to consummate and make effective the transactions contemplated by the Transaction Documents.

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(b)    From time to time after the Closing, without additional consideration, the Seller shall, and shall cause its Affiliates to, and the Purchaser shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by the other party hereto to make effective the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the foregoing, upon reasonable request of a party hereto, the other party shall, and shall cause its Affiliates to, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and papers as may be required for the transfer to the Purchaser ownership of the Transferred Assets, subject to Permitted Encumbrances, and the assumption by the Purchaser of the Assumed Liabilities, as contemplated by this Agreement.
(c)    Prior to the Closing, the Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain all third party consents, waivers or approvals set forth on Section 7.2(f) of the Seller Disclosure Schedule, including paying any fees and expenses associated with obtaining such third party consents, waivers or approvals.
(d)    Prior to the Closing, the Seller shall, and shall cause its Subsidiaries to, promptly duly execute and deliver to the Purchaser such authorizations to share information as the Purchaser may reasonably request, in each case, in substantially the form set forth on Section 5.10(d) of the Seller Disclosure Schedule.
(e)    The Seller shall, and shall cause its Representatives to, use commercially reasonable efforts to deliver the Survey to the Purchaser promptly following the date of the Original Agreement. The Seller shall deliver the Survey to the Purchaser (i) promptly following receipt of the Survey and (ii) at least thirty (30) days prior to the Closing Date. During such thirty (30) day period, the Seller shall, and shall cause its Representatives to, reasonably cooperate with the Purchaser and its Representatives in the conduct of a review of the Survey (including in connection with any revisions to the Survey as may be reasonably requested by the Purchaser).
Section 5.11    Misdirected Payments; Mail; Misallocated Assets.
(a)    If the Seller or any of its Affiliates, on the one hand, or the Purchaser or any of its Subsidiaries, on the other hand, after the Closing Date receives any funds properly belonging to the other party or its Affiliates or Subsidiaries, as applicable, including under any Shared Contract, the receiving party will promptly so advise such other party and will promptly deliver such funds to an account or accounts designated in writing by such other party.
(b)    The Seller will promptly deliver to the Purchaser any mail (including e-mail) or other communication received by the Seller from and after the Closing Date pertaining to the Business, the Transferred Assets or the Assumed Liabilities. The Purchaser will promptly deliver to the Seller any mail (including e-mail) or other communication received by the Purchaser from and after the Closing Date pertaining to the Excluded Assets or the Excluded Liabilities.
(c)    Following the Closing, (i) in the event that the Seller, the Purchaser or any of their respective Affiliates discovers an asset that would constitute a Transferred Asset if held by the Seller immediately prior to the Closing is owned by the Seller and was not acquired by the Purchaser

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hereunder, the Seller shall assign, transfer and convey such asset to the Purchaser for no additional consideration, and shall execute and deliver such further documents and instruments necessary to give effect to and evidence such assignment, transfer and conveyance and (ii) in the event that the Seller, the Purchaser or any of their respective Affiliates discovers an asset that did not constitute a Transferred Asset immediately prior to the Closing was acquired by the Purchaser or its Affiliates hereunder, the Purchaser or its Affiliates shall assign, transfer and convey such asset to the Seller for no additional consideration, and shall execute and deliver such further documents and instruments necessary to give effect to and evidence such assignment, transfer and conveyance. For income Tax purposes, the Purchaser and the Seller shall treat any transfer under this Section 5.11(c) as having occurred at the Closing, except to the extent otherwise required by applicable Law.
(d)    Notwithstanding anything to the contrary contained in this Agreement, in the event that (i) any Material Contract was not set forth on Section 3.14 of the Seller Disclosure Schedule as of the date of the Original Agreement or (ii) the Contract listed on Section 5.11(d) of the Seller Disclosure Schedule is found prior to Closing, the Purchaser shall have ten Business Days from the date the Purchaser receives a complete copy of such Contract to review such Contract and determine, in its sole discretion, whether to reject such Contract. If the Purchaser determines to reject such Contract, the Seller shall retain all rights, benefits and obligations pursuant to such Contract, the Purchaser shall have no liability with respect to such Contract and such Contract shall be deemed to be an Excluded Asset for all purposes hereunder.
Section 5.12    Release.
(a)    Effective as of the Closing, the Seller, on behalf of itself and its Affiliates and each of its and their respective beneficiaries, co-trustees, successor trustees, officers, directors, managers, employees, agents, successors and assigns (the “Seller Releasing Parties”), hereby releases, acquits, and forever discharges the Company, its successors and assigns, together with its present and former directors, officers, employees, agents and Representatives (the “Company Released Parties”), from any and all Actions that such Seller Releasing Party ever had, has or may have against any of the Company Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Company Released Parties, known or unknown, from the beginning of time through and including the Closing Date, other than obligations or Actions arising under or in connection with this Agreement or the other Transaction Documents. The Seller, on behalf of itself and the other Seller Releasing Parties, understands the significance of this release of unknown Actions and waiver of statutory protection against a release, on behalf of itself and the other Seller Releasing Parties, of unknown Actions, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. The Seller, on behalf of itself and the other Seller Releasing Parties, acknowledges that each Company Released Party will be relying on the waiver and release provided in this Section 5.12(a) in connection with entering into this Agreement and that this Section 5.12(a) is intended for the benefit of, and to grant third-party beneficiary rights to each Company Released Party to enforce this Section 5.12(a).
(b)    Effective as of the Closing, the Company, on behalf of itself and its Affiliates and each of its and their respective beneficiaries, co-trustees, successor trustees, officers, directors, managers, employees, agents, successors and assigns (the “Company Releasing Parties”), will

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execute a release whereby the Company Releasing Parties will release, acquit, and forever discharge the Seller, its successors and assigns, together with its present and former directors, officers, employees, agents and Representatives (the “Seller Released Parties”), from any and all Actions that such Company Releasing Party ever had, has or may have against any of the Seller Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Seller Released Parties, known or unknown, from the beginning of time through and including the Closing Date, other than obligations or Actions arising under or in connection with this Agreement or the other Transaction Documents. The Company, on behalf of itself and the other Company Releasing Parties, will acknowledge its understanding of the significance of this release of unknown Actions and waiver of statutory protection against a release, on behalf of itself and the other Company Releasing Parties, of unknown Actions, and will acknowledge and agree that this waiver is an essential and material term of this Agreement. The Company, on behalf of itself and the other Company Releasing Parties, will acknowledge that each Seller Released Party will be relying on the waiver and release provided in this Section 5.12(b) in connection with entering into this Agreement and that this Section 5.12(b) is intended for the benefit of, and to grant third-party beneficiary rights to each Seller Released Party to enforce this Section 5.12(b).
Section 5.13    Termination of Related Party Contracts. At or prior to the Closing, the Seller shall terminate, or cause to be terminated, effective as of the Closing, all Related Party Contracts (other than any Transaction Document).
Section 5.14    Company Matters.
(a)    Resignation of Directors and Officers. On or prior to the Closing Date, the Seller shall cause the Company to take all necessary actions to cause the resignation of all of the directors and officers of the Company listed in Section 5.14(a) of the Seller Disclosure Schedule, including the submission to the Company by each of such directors and officers of a duly executed resignation and waiver letter in form and substance acceptable to the Purchaser.
(b)    Members’ Meeting. Prior to the Closing Date, the Seller shall undertake all necessary measures for the convocation of a general meeting of the members of the Company to be held on or prior to the Closing Date, at which (a) the transfer of the Company Interests shall be approved, (b) the individuals nominated by the Purchaser and notified to the Seller in advance shall be appointed as directors of the Company and (c) the change of the Company name and other items of the articles of association of the Company, as specified by the Purchaser and notified to the Seller in advance, shall be approved.
Section 5.15    Seller Disclosure Schedule Amendment. Promptly (but in any event within 45 days) following the date of the Original Agreement, the Seller shall conduct, and shall provide the Purchaser and its Representatives a reasonable opportunity to participate in, a walk-through of each of the Baton Rouge Manufacturing Facility (including the Pilot Plant) and the Research and Development Lab, in each case, in order to identify any Bromine Assets, Pilot Plant Assets and Research and Development Assets. Within 10 days following the completion of such walk-through, the Seller may deliver to the Purchaser an amendment to each of Section 1.17 (Bromine Assets), Section 1.147 (Pilot Plant Assets) and Section 1.185 (Research and Development Assets) of the

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Seller Disclosure Schedule, and if the Purchaser consents in writing to such amendments (which consent shall not be unreasonably withheld, conditioned or delayed), such amendments shall be deemed to have amended such sections of the Seller Disclosure Schedule for all purposes hereunder. For the avoidance of doubt, except as expressly permitted in accordance with the preceding sentence, no section of the Seller Disclosure Schedule may be amended, supplemented or modified, in whole or in part, after the date of the Original Agreement.
Section 5.16    Financing.
(a)    The Purchaser shall use, and shall cause its Affiliates to use, its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done all things necessary, proper or advisable to arrange and consummate the Debt Financing (or any Alternative Financing) on the terms and conditions described in the Debt Financing Agreements and to cause the conditions precedent described in the Debt Commitment Letter to be satisfied in a timely basis, including using its commercially reasonable efforts to (i) maintain in effect the Debt Financing Agreements (including by complying with so-called “flex” provisions) until the funding of the Debt Financing at or prior to Closing, (ii) satisfy on a timely basis (or obtain a waiver of) all conditions and covenants applicable to the Purchaser to obtaining the Debt Financing at Closing as set forth therein, (iii) negotiate, execute and deliver definitive agreements with respect to such Debt Financing on the terms and conditions (including the “flex” provisions) contemplated by the Debt Financing Agreements (and provide copies thereof to the Seller), (iv) fully pay any and all commitment fees or other fees required by the Debt Financing Agreements and (v) upon satisfaction of the conditions set forth in the Debt Commitment Letter, consummate the Debt Financing at or prior to Closing. In the event that the Purchaser becomes aware of any event or circumstance that makes procurement of all or any portion of the Debt Financing unlikely to occur in the manner or from the sources contemplated in, or pursuant to the terms and conditions of, the Debt Commitment Letter and such Debt Financing or portion thereof is reasonably required for the Purchaser to consummate the transactions contemplated by this Agreement, the Purchaser shall reasonably promptly notify the Seller, and the Purchaser shall use its commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event or circumstance, replacement financings in the form of commitments (other than amounts that are replaced by other funds available to the Purchaser) from alternate sources (the “Alternative Financing”) on terms and conditions that will enable the Purchaser to consummate the transactions contemplated by this Agreement and that are not materially less favorable in the aggregate to the Purchaser than those contained in the Debt Commitment Letter; provided, however, that such Alternative Financing shall not (i) be subject to any additional or modified conditions or other contingencies to the funding of the Financing than those contained in the Debt Commitment Letter or (ii) otherwise be reasonably likely to impair or materially delay the Closing or the date on which the Debt Financing would be obtained. The Purchaser shall deliver to the Seller complete and correct copies of all material amendments, supplements, other modifications to the Debt Commitment Letter and all agreements pursuant to which any Alternative Financing shall be made available to the Purchaser. For purposes of this Agreement, the term “Debt Financing” shall also be deemed to include any alternate Alternative Financing obtained by the Purchaser and the term “Debt Commitment Letter” shall also be deemed to include any commitment letter (or similar agreement) with respect to such Alternative Financing.

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(b)    Prior to the Closing, the Seller shall use commercially reasonable efforts to provide, and shall cause its Subsidiaries (including the Company) and its and their respective officers, directors and employees, and shall instruct its accountants, consultants, investment bankers, legal counsel, agents and other advisors and representatives to use their respective commercially reasonable efforts to provide, in connection with the arrangement of the Debt Financing, all reasonable cooperation (including with respect to timeliness) requested by the Purchaser that is customary in connection with the arrangement of debt financing for transactions that are substantially similar to the transactions contemplated by this Agreement, including using commercially reasonable efforts to (i) provide financial and other pertinent information, including any Required Information, regarding the Seller and its Subsidiaries and the Business as may be reasonably requested in writing by the Purchaser in order to consummate the Debt Financing or as necessary to satisfy the conditions set forth in the Debt Commitment Letter, (ii) participate in a reasonable number of meetings, due diligence and drafting sessions, presentations (including, without limitation, marketing (or similar) presentations, and lender or other investor presentations) and sessions with rating agencies, (iii) assisting in preparing customary documents and materials, including confidential information memoranda, lender and investor presentations, rating agency presentations and similar documents and materials in connection with the Debt Financing (including the execution and delivery by officers of the Seller of customary authorization letters), (iv) reasonably cooperating in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive document relating to the Debt Financing (to the extent that such conditions precedent in such definitive documents are materially consistent with the conditions precedent set forth in the Debt Commitment Letter and the satisfaction of such condition requires the cooperation of, and is within the control of, the Seller and/or any of its Subsidiaries) and (v) furnishing the Purchaser and the Financing Sources promptly with all documentation and other information which any Financing Source providing or arranging Debt Financing has determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, it being understood and agreed that information and documents provided by the Seller may be delivered to agents and lenders and other Financing Sources under the Debt Commitment Letter and their representatives (subject to customary arrangements for confidentiality, including the Purchaser providing prior written notice of disclosure to the Seller); provided, however, that neither the Seller nor any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Debt Financing or to take any action that would be prohibited by any applicable Law or cause a default of, or breach under, or otherwise violate any Contract. The Purchaser shall promptly, upon request by the Seller, reimburse the Seller for all out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Seller in connection with the cooperation of the Seller contemplated by this Section 5.16(b) and shall indemnify and hold harmless the Seller and its directors, officers, employees, representatives and Affiliates (collectively, the “Cooperation Indemnitees”) from and against any and all Losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, except to the extent suffered or incurred as a result of the willful misconduct or bad faith of the Cooperation Indemnitees.
(c)    Prior to the Closing without the prior written consent of the Seller, the Purchaser shall not permit any material amendment or modification to be made to, or any waiver of any provision or remedy of, any Debt Financing Agreement, if such amendments, modifications or

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waiver would impose new or additional conditions or otherwise expand, amend, modify or waive any of the conditions to receipt of the Debt Financing, if such amendment, modification or waiver would reasonably be expected to cause a material delay to receipt of the Debt Financing under any Debt Financing Agreement or if such amendment, modification or waiver would reduce the amount of the Debt Financing below an amount which, when combined with the cash or cash equivalents otherwise available to the Purchaser, would not provide the Purchaser with sufficient funds to consummate the transactions contemplated by this Agreement; provided that for the avoidance of doubt, the Purchaser may replace, modify, supplement or amend the Debt Commitment Letter to add lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letters as of the date of the Original Agreement, and make other amendments, modifications or waivers, as long as such replacement, modification, supplement or amendment does not result in the imposition of new or additional conditions or otherwise expand, amend, modify or waive any of the conditions to the receipt of the Debt Financing in a manner which would reasonably be expected to cause a material delay to the receipt of the Debt Financing or, if applicable, the Alternative Financing.
(d)    Notwithstanding any other provision of this Agreement, for all purposes of this Agreement, unless the Seller shall have engaged in willful misconduct or bad faith in connection with its obligations under this Section 5.16, the Seller shall not be deemed to be in breach of any of its obligations under, and it shall be deemed to have complied with all of its obligations contained in this Section 5.16.
(e)    The Purchaser acknowledges and agrees that it shall not be a condition to Closing for the Purchaser to obtain the Debt Financing or the Alternative Financing.
ARTICLE VI
TAX MATTERS
Section 6.1    Tax Cooperation and Exchange of Information. The Seller and the Purchaser shall provide each other, the Purchaser shall cause each of its Subsidiaries to provide the Seller, and the Seller shall cause each of its Affiliates to provide the Purchaser, with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, obtaining the benefit of any Tax holiday, Tax concession or similar Tax benefit, or participating in or conducting any audit or other proceeding in respect of Taxes relating to the Transferred Assets, the Business or the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by Governmental Authorities. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.1. Notwithstanding anything to the contrary in Section 5.2, each of the Seller and its Affiliates and the Purchaser and its Subsidiaries shall retain all Tax Returns, work papers and all material records or other documents in its possession, including any electronic files, relating to Tax matters relevant to the Transferred Assets, the Business or the Company for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations

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of the taxable periods to which such Tax Returns and other documents relate (including any extensions or waivers to such statute of limitations agreed to in writing with a Governmental Authority), or (ii) six years following the filing date for such Tax Returns. After such time, before the Seller or any of its Affiliates or the Purchaser or any of its Subsidiaries shall dispose of any such documentation in its possession, including electronic files, the other party shall be given an opportunity, after 90 days’ prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 6.1 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding with respect to Taxes.
Section 6.2    Korean Capital Gains Tax, Conveyance Taxes and Straddle Period Taxes.
(a)    Korean Capital Gains Tax.
(i)    In connection with the sale of Company Interests, the Seller and the Foreign Seller shall, at their sole cost and expense, prepare, or cause to be prepared, a Form 29-2(2) as required under the Enforcement Rule of the Income Tax Law, entitled “Application for Tax Exemption in accordance with Tax Treaty” and related documentation (including a residency certificate) required under the applicable Korean tax law and any relevant tax treaty to establish the exemption from Korean Capital Gains Tax in connection with the sale of Company Interests (the Form 29-2(2) and any related documentation, the “Exemption Documentation”).
(ii)    The Seller and Foreign Seller shall file the Exemption Documentation with the relevant tax office of the Korean National Tax Service (“KNTS”) no later than the ninth (9th) day of the month immediately following the month during which the Closing takes place. For the avoidance of doubt, the Seller and Foreign Seller shall also have the right to file any amended or supplemental Exemption Documentation as it reasonably determines. The Purchaser shall not, and shall cause its Affiliates not to, file, re-file, or otherwise amend or modify any Exemption Documentation.
(iii)    The Purchaser shall not withhold or deduct any Korean Capital Gains Tax from the payment of the Purchase Price for the Company Interests.
(b)    Conveyance Taxes. Any Conveyance Taxes shall be borne and paid fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller. The party that is required to do so by applicable Law shall prepare and file any Tax Return required to be filed in connection with any Conveyance Tax, and shall notify the non-filing party of the non-filing party’s share of such Conveyance Tax. Within four Business Days of receiving such notice, the non-filing party shall pay its share of such Conveyance Tax to the filing party; provided, however, that the non-filing party shall have no obligation to make such payment more than three Business Days prior to the due date for the filing of such Tax Return. The Purchaser and the Seller agree to (i) cooperate in the execution and delivery of all instruments and certificates necessary to enable the appropriate party to file any Tax Returns relating to the Conveyance Taxes and (ii) cooperate and use commercially reasonable efforts to mitigate any Conveyance Taxes.

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(c)    Tax Returns.
(i)    Any Tax Return of the Company (other than any Company income Tax Returns) or with respect to the Transferred Assets for a Pre-Closing Tax Period or a Straddle Period will be prepared and timely filed by the party required by Law to file such Tax Return.
(ii)    Any Company income Tax Return for a Pre-Closing Tax Period or a Straddle Period for which the filing deadline is after the Closing Date shall be prepared by the Seller consistent with applicable Law and past practice (except to the extent inconsistent with applicable Law), and shall be delivered to the Company at least 15 days prior to the filing deadline. The Company shall promptly notify the Seller in writing of any revisions the Company intends to make to any such Tax Return prior to filing, shall consult with the Seller in good faith regarding such revisions, and shall negotiate in good faith to attempt to resolve any disputes relating thereto in a manner satisfactory to both parties.
(1)    In the event any such dispute regarding a Tax Return for a taxable period ending on or prior to the Closing Date remains unresolved as of the filing deadline, the Company shall timely file such Tax Return in accordance with (x) the Seller’s position if, in the Seller’s legal counsel’s or Tax Return preparer’s reasonable judgment, the Seller’s position is at least “more likely than not” to be sustained on audit, and the Seller provides the Company with a copy of a written opinion to that effect, or (y) the Company’s position if the condition set forth in clause (x) hereof is not satisfied.
(2)    In the event any such dispute regarding a Tax Return for a Straddle Period remains unresolved as of the filing deadline, the Company shall timely file such Tax Return in accordance with (x) the Seller’s position if both (A) in the Seller’s legal counsel’s or Tax Return preparer’s reasonable judgment, the Seller’s position is at least “more likely than not” to be sustained on audit, and the Seller provides the Company with a copy of a written opinion to that effect, and (B) more than fifty percent of the items in dispute (by value) with respect to such Tax Return would, if resolved adversely to the taxpayer, result in either an Excluded Tax or a reduction in the Closing Date NOL, or (y) the Company’s position if either condition set forth in clause (x) hereof is not satisfied.
(iii)    With respect to any Tax Return to be filed by the Company or the Purchaser (or any Affiliate thereof) pursuant to this Section 6.2(c), the Person that will file such Tax Return shall notify the Seller of the amount of Excluded Taxes required to be paid in connection with the filing of such Tax Return. Within four Business Days of receiving such notice, the Seller shall pay (or cause to be paid) such amount to such Person; provided, however, that the Seller shall have no obligation to make such payment more than three Business Days prior to the due date for the filing of such Tax Return.
(d)    Straddle Period Taxes. For purposes of this Agreement, any Taxes (other than Conveyance Taxes) of the Company or incurred with respect to the Transferred Assets, the Business or the Company for a Straddle Period shall be allocated between the Pre-Closing Tax Period and Post-Closing Tax Period of such Straddle Period as follows: (i) any such Tax that is based upon or related to income or receipts shall be allocated based on an interim closing of the books as of the

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close of business on the Closing Date, and (ii) any such Tax not described in clause (i) hereof shall be prorated based on the relative number of days in such Pre-Closing Tax Period and such Post-Closing Tax Period. For the avoidance of doubt, in determining the amount of Tax allocable under clause (i) hereof to the portion of the Company’s Korean income tax Straddle Period ending on the Closing Date, any net operating loss carryforward or other similar attribute of the Company shall be taken into account as it would have been under Korean income tax Law if such Straddle Period were actually two separate taxable periods (one ending on the Closing Date and the other beginning on the day after the Closing Date). The net operating loss carryforward available to the Company (calculated without regard to any restrictions or limitations thereon) at the beginning of the hypothetical taxable period beginning on the day after the Closing Date (as described in the previous sentence) shall be referred to herein as the “Closing Date NOL” and shall be calculated by the parties in preparing the Company’s Korean income tax Straddle Period Tax Return in accordance with the procedures set forth in Section 6.2(c)(ii).
Section 6.3    Tax Covenants. Unless required to do so under applicable Law (in which case the Purchaser shall first notify and consult in good faith with the Seller prior to taking any such action), the Purchaser shall not amend, refile or otherwise modify any Tax election or Tax Return with respect to the Business, the Company or the Transferred Assets for any Pre-Closing Tax Period or that portion of a Straddle Period that ends on the Closing Date without the prior written consent of the Seller which consent will not be unreasonably withheld, conditioned or delayed. Neither the Purchaser nor any of its Affiliates or Subsidiaries shall make any election under Section 336 or Section 338 of the Code with respect to the transactions contemplated by this Agreement.
Section 6.4    Control of Audit or Tax Litigation.
(a)    After the Closing, each of the parties shall notify the other parties in writing of the proposed assessment or the commencement of any litigation, proceeding, claim, cause of action, action, lawsuit, audit, assessment or reassessment, petition, legal complaint, charge, prosecution, hearing, inquiry, investigation, subpoena, summons, inspection, or administrative or other similar proceeding, mediation or arbitration (including any appeal or application for review), in law or in equity, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, in each case regarding a Tax liability of or relating to the Company, the Business or the Transferred Assets and which, if determined adversely to the taxpayer or after the lapse of time, could adversely affect the other party (a “Tax Proceeding”). Such notice shall be provided within ten days of receipt and shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from the Governmental Authority in connection with such Tax Proceeding.
(b)    The Seller may, at the Seller’s expense and upon written notice to the Purchaser, assume the defense of any Tax Proceeding that relates primarily to (x) a Pre-Closing Tax Period, (y) the Korean Capital Gains Tax imposed on the sale of Company Interests hereunder, and (z) a breach of the representations provided in Section 3.13(h). If the Seller assumes such defense, then the Seller shall (i) have the authority, with respect to such Tax Proceeding, to represent the interests of the taxpayer before the relevant Governmental Authority and the Seller shall have the right to control the defense, compromise or other resolution of any such Tax Proceeding, subject to the

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limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Proceeding, (ii) not enter into any settlement of or otherwise compromise or abandon any such Tax Proceeding without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, (iii) keep the Purchaser duly informed with respect to the commencement, status and nature of any such Tax Proceeding, (iv) consult in good faith with the Purchaser regarding the defense of such Tax Proceeding, and (v) except to the extent such Tax Proceeding relates to the Korean Capital Gains Tax, permit the Purchaser to participate, at the Purchaser’s expense, in such Tax Proceeding.
(c)    To the extent any Tax Proceeding not defended by the Seller pursuant to Section 6.4(b) would, if determined adversely to the taxpayer, result in an indemnification obligation of the Seller pursuant to this Agreement, the Purchaser shall (i) not enter into any settlement of or otherwise compromise or abandon such Tax Proceeding without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) keep the Seller duly informed with respect to the commencement, status and nature of any such Tax Proceeding, (iii) consult in good faith with the Seller regarding the defense of such Tax Proceeding, (iv) permit the Seller to participate, at the Seller’s expense, in such Tax Proceeding, and (v) if reasonably practicable, permit the Seller to control any aspects of such Tax Proceeding that relate to the Korean Capital Gain Tax imposed on the sale of Company Interests hereunder.
(d)    If the Company’s taxable income or loss for a Pre-Closing Tax Period is redetermined pursuant to a Tax Proceeding involving the KNTS, the parties shall recalculate the Closing Date NOL in a manner consistent with the outcome of such Tax Proceeding.
Section 6.5    Miscellaneous.
(a)    For Tax purposes, the parties hereto agree to treat all payments made after the Closing under Article II or Article VIII as adjustments to the Purchase Price.
(b)    For the avoidance of doubt, the Seller does not represent or covenant that any Tax holidays, Tax concessions or similar Tax benefits related to the Transferred Assets will remain in effect after the Closing Date and subject to Section 6.1, the Purchaser will be responsible for applying for and/or maintaining after the Closing any Tax holidays, Tax concessions or similar Tax benefits currently related to the Transferred Assets.
(c)    For purposes of this Article VI, all references to the Purchaser, the Purchaser’s Affiliates, the Seller and any of the Seller’s Affiliates include successors.
(d)    Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VI shall survive the Closing and shall remain in full force until 30 days after the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).
(e)    For purposes of this Article VI, all references to the Seller shall be deemed to include any designee of the Seller designated by the Seller from time to time or for certain purposes.

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(f)    If the Purchaser determines that an amount is required by Law to be withheld from a payment due hereunder to the Seller, the Foreign Seller, or an Affiliate of either, the Purchaser shall notify the Seller as soon as reasonably practicable of such determination, with reasonable specificity; provided, however, that the Seller and the Foreign Seller acknowledge and agree that the Purchaser (or an Affiliate thereof) (i) will be obligated to withhold an amount in respect of the Korean securities transaction tax, and (ii) will be obligated to withhold an amount under Section 1445 of the Code if the Seller fails to comply with Section 2.8(i). The parties shall reasonably cooperate with each other, as and to the extent reasonably requested by the other party, to minimize or eliminate any potential deductions and withholdings that the Purchaser may believe it is required to make under applicable Law. If after such notice and cooperation (taking into account any due date for deducting or withholding such amounts) the Purchaser continues to believe that any amount is required by Law to be withheld, then the Purchaser (or any Affiliate thereof) may deduct and withhold such amount. The Purchaser shall timely pay to the applicable Governmental Authority any amount so withheld. To the extent such amount is remitted to the applicable Governmental Authority, it will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser set forth in Section 4.1, Section 4.2 and Section 4.5 (the “Purchaser Fundamental Representations”) shall have been true and correct in all respects as of the date of the Original Agreement and as of the Closing Date as though such representations and warranties had been made as of the date of the Original Agreement and as of the Closing Date, except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be so true and correct as of such date; and (ii) the other representations of the Purchaser set forth in this Agreement shall have been true and correct in all respects as of the date of the Original Agreement and as of the Closing Date as though such representations and warranties had been made as of the date of the Original Agreement and as of the Closing Date (in each case, without giving effect to any “material” or similar qualifiers set forth therein), except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be so true and correct as of such date, except where the failure of any such representation or warranty to be so true and correct would not, and would not reasonably be expected to, prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement; (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or prior to the Closing shall have been complied with in all material respects; and (iii) the Seller shall have received a certificate of the Purchaser duly executed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above;

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(b)    Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated and any consents, authorizations, orders, approvals, declarations and filings required under the antitrust or competition Laws of the jurisdictions identified on Section 7.1(b) of the Seller Disclosure Schedule shall have been made and obtained.
(c)    No Order. There shall not be in effect any Governmental Order issued by a Governmental Authority of competent jurisdiction that permanently enjoins or prohibits or renders illegal the consummation of the transactions contemplated by this Agreement; and
(d)    Closing Deliveries and Payments. The Purchaser shall have delivered the items and made the payments contemplated by Section 2.9.
Section 7.2    Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations, Warranties and Covenants. (1) (A) The representations and warranties of the Seller contained in Section 3.1, Section 3.3, the first sentence and the last sentence of Section 3.18 and Section 3.19 (the “Seller Fundamental Representations”) shall have been true and correct in all respects as of the date of the Original Agreement and as of the Closing Date as though such representations and warranties had been made as of the date of the Original Agreement and as of the Closing Date; (B) the representations and warranties of the Seller contained in Section 3.2 shall have been true and correct in all respects as of the date of the Original Agreement and as of the Closing Date as though such representations and warranties had been made as of the date of the Original Agreement and as of the Closing Date (in each case, except for de minimis inaccuracies); and (C) the other representations and warranties of the Seller contained in this Agreement shall have been true and correct in all respects as of the date of the Original Agreement and as of the Closing Date as though such representations and warranties had been made as of the date of the Original Agreement and as of the Closing Date (in each case, without giving effect to any “material”, “Material Adverse Effect” or similar qualifiers set forth therein), except for such failures to be so true and correct as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (1) the covenants and agreements contained in this Agreement to be complied with by the Seller on or prior to the Closing shall have been complied with in all material respects; and (1) the Purchaser shall have received a certificate of the Seller duly executed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above and Section 7.2(d) below;
(b)    Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated and any consents, authorizations, orders, approvals, declarations and filings required under the antitrust or competition Laws of the jurisdictions identified on Section 7.1(b) of the Seller Disclosure Schedule shall have been made and obtained;

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(c)    No Order. There shall not be in effect any Governmental Order issued by a Governmental Authority of competent jurisdiction that permanently enjoins or prohibits or renders illegal the consummation of the transactions contemplated by this Agreement;
(d)    No Material Adverse Effect. Since the date of the Original Agreement, there shall have been no event, circumstance, condition, state of facts, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(e)    Closing Deliveries. The Seller shall have delivered the items contemplated by Section 2.8;
(f)    Third-Party Consents. All third-party consents, waivers, approvals or other actions set forth on Section 7.2(f) of the Seller Disclosure Schedule, each in a form reasonably satisfactory to the Purchaser, shall have been obtained and shall be in full force and effect; and
(g)    Survey. The Seller shall have delivered the Survey to the Purchaser in accordance with Section 5.10(e).
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Survival of Representations, Warranties and Covenants. (a) The representations and warranties of the parties hereto contained in this Agreement or in any certificates delivered pursuant to this Agreement shall survive the Closing for a period of 18 months after the Closing, except that (i) the Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing indefinitely; (ii) the representations and warranties contained in Section 3.15 shall survive the Closing for a period of 36 months after the Closing; and (iii) the representations and warranties contained in Section 3.11 and Section 3.13 shall survive the Closing for the applicable statute of limitations plus 60 days; and (b) none of the covenants or agreements contained in this Agreement to be performed prior to the Closing shall survive the Closing, and those covenants which by their terms contemplate performance after the Closing shall survive the Closing until the expiration of the term of the undertaking set forth in such covenants and agreements or until performed; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 8.1 shall survive until such claim is finally resolved (including any appeals).
Section 8.2    Indemnification by the Seller. The Purchaser and its Affiliates and its and their respective officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Seller for, from and against all losses, damages, Taxes, claims, costs and expenses, Liabilities, interest, awards, judgments, fines and penalties (including, in each case, those arising out of the defense of any Action and any settlement or compromise thereof or judgment relating thereto and reasonable attorneys’ fees and expenses), including costs and expenses incurred in enforcing the provisions of this Article VIII, actually suffered or incurred by them (hereinafter a “Loss”), to the extent arising out of, or resulting from, without duplication, (1) the breach of any representation or warranty made by the Seller contained in this Agreement; (1) the breach of any covenant or agreement of the Seller

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contained in this Agreement; (1) the Excluded Assets; (1) the Excluded Liabilities; (1) any Excluded Taxes; (1) the Pre-Closing Restructuring; (1) any NOL Reduction Tax Increase or (1) the items set forth on Section 8.2(h) of the Seller Disclosure Schedule; provided, however, that for purposes of determining the amount of Losses and for purposes of determining whether a breach of any representation or warranty has occurred, no effect shall be given to any references to “materiality,” “Material Adverse Effect” or words of similar import.
Section 8.3    Indemnification by the Purchaser. The Seller and its Affiliates and its and their respective officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Purchaser for and against any and all Losses, to the extent arising out of, or resulting from, without duplication, (1) the breach of any representation or warranty made by the Purchaser contained in this Agreement; (1) the breach of any covenant or agreement of the Purchaser contained in this Agreement; or (1) the Assumed Liabilities; provided, however, that for purposes of determining the amount of Losses and for purposes of determining whether a breach of any representation or warranty has occurred, no effect shall be given to any references to “materiality” or words of similar import.
Section 8.4    Limitations on Indemnification.
(a)    No claim for indemnification under Section 8.2 or Section 8.3 may be asserted nor may any Action be commenced against an Indemnifying Party in respect of such claim unless written notice of such claim or Action is received by such Indemnifying Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action (taking into account the information then available to the Indemnified Party) on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 8.1.
(b)    Notwithstanding anything to the contrary contained in this Agreement, (1) the Seller shall not be liable for any Losses pursuant to Section 8.2(a) and the Purchaser shall not be liable for any Losses pursuant to Section 8.3(a), in each case unless and until the aggregate amount of indemnifiable Losses which may be recovered from such Indemnifying Party exceeds $6,000,000 (the “Basket”), whereupon the Indemnified Party shall be entitled to indemnification for the amount of such Losses in excess of such amount; (1) the Seller shall not be liable for any Losses pursuant to Section 8.2(a) and the Purchaser shall not be liable for any Losses pursuant to Section 8.3(a) relating to an individual claim resulting in Losses in the amount of $15,000 or less (a “De Minimis Claim”), regardless of whether or not aggregate Losses have exceeded the Basket; nor shall the amount of any such De Minimis Claims be taken into account in determining whether the Basket has been reached; (1) the maximum amount of indemnifiable Losses which may be recovered from any Indemnifying Party arising out of, or resulting from, the causes set forth in Section 8.2(a) or Section 8.3(a) shall be an amount equal to $45,000,000; provided that the foregoing limitations set forth in clauses (i), (ii) and (iii) shall not apply to claims in respect of the Seller Fundamental Representations, the Purchaser Fundamental Representations or fraud; and provided, further, that the maximum amount of indemnifiable Losses which may be recovered from the Seller under this Agreement shall be the Purchase Price; and (1) the parties hereto acknowledge and agree that neither the Seller nor the Purchaser shall have any Liability under this Article VIII for any Loss, if a court

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of competent jurisdiction determines that such Loss is caused solely by (A) any action or inaction of the Indemnified Party or any of its Representatives; (B) any action or inaction of the Indemnifying Party or any of its Representatives at the written request, at the written direction, or with the written consent, of the Indemnified Party or any of its Representatives; or (C) any action, that the Indemnifying Party or any of its Representatives was expressly required to take or not to take pursuant to the terms of this Agreement or any other Transaction Document or, that the Indemnifying Party or any of its Representatives was required to take under applicable Law.
(c)    Notwithstanding anything to the contrary contained in this Agreement, after the Closing, except to the extent (i) arising out of Third-Party Claims or (ii) reasonably foreseeable as a result of a breach or alleged breach of this Agreement or any certificate delivered pursuant to this Agreement or any other matter giving rise to a claim for indemnification under this Article VIII, none of the parties hereto and none of their respective Affiliates shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.
(d)    For all purposes of this Article VIII, “Losses” shall be calculated net of any recovery or benefit (including insurance and indemnification, but net of all costs and expenses incurred in obtaining such recovery or benefit, including premium increases) actually paid to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification and, if the Indemnified Party or any of its Affiliates receive such recovery or benefit after receipt of payment from the Indemnifying Party, then the lesser of (x) the amount of such recovery or benefit (net of all costs and expenses incurred in obtaining such recovery or benefit, including premium increases) and (y) the amount previously recovered from the Indemnifying Party shall be paid to the Indemnifying Party. Any Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses (i) constituting a breach of more than one representation, warranty, covenant or agreement or otherwise being indemnifiable under multiple provisions of this Article VIII or (ii) being taken into account in determining any adjustment to the Purchase Price under Section 2.10 or Section 2.11.
(e)    Each party hereto shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to mitigate its Losses upon and after becoming aware of any event that would reasonably be expected to give rise to any Losses and indemnification shall not be available with respect to any Loss to the extent such Loss is determined by a court of competent jurisdiction to be attributable to a failure by a party to use commercially reasonable efforts to take (or cause its Representatives to take) reasonable steps to mitigate such Loss; provided, that an Indemnified Party shall not be required to seek recovery from an insurance carrier or other Person with respect to any matter that is the subject of a claim for indemnification under this Article VIII. No party hereto shall be entitled to any payment, adjustment or indemnification more than once with respect to the same Loss. Notwithstanding anything to the contrary contained in this Agreement, to the extent a Loss was taken into account in determining the Purchase Price, no Indemnified Party shall be entitled to any indemnification for such Loss.

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(f)    For the avoidance of doubt, the Seller shall have no indemnification obligation for any Loss arising out of, or resulting from, (i) any Korean deemed acquisition tax incurred in connection with the sale of the Company Interests hereunder or (ii) Taxes attributable to any Post-Closing Tax Period (including any Taxes that are allocable under Section 6.2(d) to a Post-Closing Tax Period), other than pursuant to Section 8.2(e) and Section 8.2(g).
Section 8.5    Notice of Loss; Third-Party Claims.
(a)    An Indemnified Party shall promptly give the Indemnifying Party written notice in reasonable detail of any matter which an Indemnified Party has determined has given, or would reasonably be expected to give, rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
(b)    If an Indemnified Party shall receive notice of any Action, audit, demand or assessment against it brought by a third party (each, a “Third-Party Claim”, but excluding any Tax Proceeding, which shall be governed exclusively by Section 6.4), which would reasonably be expected to give rise to a claim for Loss under this Agreement, the Indemnified Party shall promptly give the Indemnifying Party written notice in reasonable detail of such Third-Party Claim, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, together with copies of all notices and documents served on or received by the Indemnified Party and its Representatives in respect thereof (subject to applicable Law). A failure by the Indemnified Party to give notice in a timely manner pursuant to Section 8.5(a) or this Section 8.5(b) shall not limit the obligation of the Indemnifying Party under this Agreement, except to the extent such Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice (which counsel shall be reasonably acceptable to the Indemnified Party), if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party; provided, that the Indemnifying Party shall not be entitled to assume and control the defense of any Third-Party Claim if (x) the Indemnified Party has been advised by counsel that a conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third Party Claim, (y) such Third Party Clam seeks an injunction or other equitable relief, or arises in connection with any criminal proceeding, criminal investigation or indictment, or (z) the Purchaser reasonably believes that the assumption and defense of such Third Party Claim by the Seller could adversely affect the Business or its relationships with customers, clients, suppliers or other third parties with whom the Business, the Company or any of their Affiliates has a material business relationship. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnifying Party shall conduct the defense of such Third Party Claim diligently and in good faith and shall give the Indemnified Party a reasonable opportunity to participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto (or in the

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possession or control of any of its Representatives) as is reasonably requested by the Indemnifying Party or its counsel, subject to applicable Law. The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party elects to undertake the defense of a Third-Party Claim, the Indemnifying Party shall have the right to settle any Third-Party Claim (i)(A) for which it obtains a full release of the Indemnified Party from all Liabilities, Losses and obligations in respect of such Third-Party Claim, and (B) the settlement of which does not involve any relief other than money damages which will be paid in full by the Indemnifying Party and which does not involve a finding or admission of any violation of Law or other wrongdoing by the Indemnified Party, or (ii) the settlement of which the Indemnified Party consents to in writing.
Section 8.6    Remedies. Notwithstanding anything to the contrary in this Agreement, each of the parties hereto acknowledges and agrees that following the Closing, except with respect to claims for fraud, (a) other than as provided in Section 10.4(a) or Section 11.11, the indemnification provisions of Article VI and this Article VIII shall be the sole and exclusive remedies of the parties hereto for any breach of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement and for the breach of or any failure to perform and comply with any covenant or agreement in this Agreement; and (b) any and all claims arising out of, or in connection with, the Transferred Assets, the Assumed Liabilities, the Business or the transactions contemplated in this Agreement must be brought under and in accordance with the terms of this Agreement; and (c) notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto or thereto, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement, or any of the transactions contemplated hereby. Subject to Section 11.11 and the indemnification provisions set forth in this Article VIII, and except for any claims for fraud, from and after the Closing Date, (i) the Purchaser acknowledges and agrees that the Purchaser Indemnified Parties may not avoid the limitations on liability and available remedies provided in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived, and (ii) the Seller acknowledges and agrees that the Seller Indemnified Parties may not avoid the limitations on liability and available remedies provided in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived.
Section 8.7    Further Environmental Provisions.
(a)    With respect to any Remedial Action that is required to satisfy the Seller’s indemnification obligations under Section 8.2 for any breach of the representations and warranties in Section 3.15 or any Seller Environmental Liabilities:
(i)    the Seller shall have the right, but not the obligation, to conduct and control the Remedial Action and related activities; provided, however, that, if the Seller elects to conduct such Remedial Action, the Seller shall do so in a reasonable manner without unreasonably interfering with the Purchaser’s operations or use of the Manufacturing Facilities and Owned Real Property and the Seller shall (w) consult with the Purchaser in

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all material respects in connection with undertaking the Remedial Action, (x) provide the Purchaser with copies of all correspondence submitted to and received from any Governmental Authority relating to the Remedial Action or to the associated Release of Hazardous Materials, shall provide copies of all reports and assessments prepared by the Seller on the Remedial Action, (y) provide the Purchaser with a reasonable opportunity to provide comments to any material submissions to any Governmental Authority with respect thereto, including to any corrective action plans or proposals, and the Seller shall reasonably consider any such comments in connection with such submission in good faith, and (z) provide the Purchaser with reasonable notice of all planned substantive meetings and telephone conferences with the applicable Governmental Authority, and the Purchaser shall have the right to attend and participate in such meetings and telephone conferences; the Seller shall not settle or compromise any such Remedial Action to the extent that it would materially interfere with the Manufacturing Facility or Owned Real Property without the prior written consent of the Purchaser, such specific consent not be the unreasonably withheld or delayed;
(ii)    the Purchaser shall, and shall cause its Subsidiaries to, cooperate with the Seller, including by providing access to the subject site, including access to install, maintain, replace and operate wells and remove impacted soil and/or groundwater or undertake other activities related to such Remedial Action; provided, however, that the Seller shall exercise such rights of access in a reasonable manner without interfering with the Purchaser’s operations or use of the Manufacturing Facilities and Owned Real Property; and
(iii)    the Seller shall only be liable for its share of the costs incurred to the extent such Remedial Action is conducted in the Most Cost-Effective Manner (as defined below). As used in this Agreement, the “Most Cost-Effective Manner” shall mean conduct appropriate for the facility determined from the perspective of a reasonable business person acting (without regard to the availability of indemnification hereunder) to (x) achieve compliance with Environmental Laws and Environmental Permits or respond to a request by a Governmental Authority, or (y) minimize liability to third parties and risk to human health, taking into account any interference with the Purchaser’s operations or use of the Manufacturing Facilities and Owned Real Property and incorporating (A) the least stringent clean-up standards that, based upon the use classification as of the Closing Date (industrial, commercial or residential) of the subject site, are allowed under applicable Environmental Law and that are approved or otherwise acceptable to applicable Governmental Authorities; and (B) the least-costly methods that are allowed under applicable Environmental Law and that are approved by or otherwise acceptable to applicable Governmental Authorities to achieve such standards, including the use of engineering and institutional controls to eliminate or minimize actual or potential exposure pathways. With respect to any Remedial Action that is required to satisfy the Seller’s indemnification obligations under Section 8.2, the Purchaser shall be responsible for performing any operation and maintenance with respect to any such institutional or engineering controls subsequent to completion of their initial installation and the Seller shall be responsible for payment of any reasonable and associated costs directly related to the administration of the operation and maintenance of such institutional or engineering controls. Notwithstanding the foregoing, this shall not

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limit or otherwise affect Ethyl Corporation’s obligations to perform operation and maintenance activities under the Ethyl Indemnity.
(b)    With respect to any action (other than any such action that is a Remedial Action) to correct a violation of any Environmental Law or Environmental Permit that is required to satisfy the Seller’s indemnification obligations under Section 8.2 for any breach of the representations and warranties in Section 3.15 or any Seller Environmental Liabilities and, notwithstanding Section 8.5, including any Third-Party Claim seeking Losses for any pre-Closing violation of, or noncompliance with, any Environmental Law or Environmental Permit:
(i)    the Purchaser shall control and complete the conduct of such corrective action in the Most Cost-Effective Manner; provided, however, that the Purchaser shall consult with the Seller in all material respects in connection with undertaking the corrective action, shall provide the Seller with copies of all material correspondence submitted to and received from any Governmental Authority relating to the corrective action or to the associated violation or noncompliance, shall provide copies of all reports and assessments prepared by the Purchaser on the activity other than a Remedial Action, shall provide the Seller with reasonable opportunity to provide comments to any material submissions to any Governmental Authority with respect thereto, including to any corrective action plans or proposals, and the Purchaser shall reasonably consider any such comments in connection with such submission;
(ii)    the Purchaser shall, and shall cause its Subsidiaries to, provide the Seller with reasonable notice of all planned substantive meetings and telephone conferences with the applicable Governmental Authority, and the Seller and its Representatives shall have the right to attend and participate in such meetings and telephone conferences;
(iii)    the Seller shall not be obligated to indemnify any Purchaser Indemnified Party for capital costs incurred in connection with the implementation of a corrective action that is (x) not required by a Governmental Authority or (y) not reasonably necessary to achieve compliance with Environmental Laws and Environmental Permits which costs are in excess of the Most Cost-Effective Manner; provided, however, that the corrective action shall be sufficient to allow the Purchaser to operate in a manner and at a level of production that is consistent with the subject facility’s operations conducted during the 12-month period prior to the assertion of the particular claim;
(iv)    the Seller shall under no circumstances be responsible for any costs related to compliance with any Environmental Law or Environmental Permit subsequent to the Closing, including any operating costs related to any capital upgrade or improvements made as, or in connection with any, such corrective action or legal or regulatory changes; provided, that, for the avoidance of doubt, the Seller shall be responsible for all costs related to compliance with any Environmental Law or Environmental Permit arising out of acts or omissions of the Seller or the Business prior to the Closing; and
(v)    the Seller shall under no circumstances be responsible for any removal, abatement, encapsulation or maintenance of any Hazardous Materials included in any

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building material or equipment discovered, encountered or disturbed pursuant to any demolition, renovation or construction subsequent to the Closing.
(c)    With respect to the Seller’s indemnification obligations under Section 8.2 for any breach of the representations and warranties in Section 3.15 or any Seller Environmental Liabilities, the Seller shall not be responsible for Losses to the extent they are caused, triggered, increased or have their timing accelerated by (i) any negligent act by the Purchaser or any of its Representatives subsequent to the Closing; (ii) any changes in Environmental Law coming into effect subsequent to the Closing, except to the extent relating to Remedial Actions resulting from or associated with (A) the Bromine Assets or operation thereof or (B) matters covered pursuant to the Ethyl Indemnity; (iii) any change in use classification of a subject Owned Real Property, subsequent to the Closing from industrial to commercial or residential or from commercial to residential due to any action by the Purchaser; (iv) any decommissioning, closure or shutdown of a facility or a unit, including a waste management unit; or (v) any intrusive sampling and analysis of soil or groundwater at any Owned Real Property conducted subsequent to the Closing by or on behalf of the Purchaser or one of its Subsidiaries unless written notice has been provided to the Seller and such sampling and analysis is (A) required to comply with an Environmental Law or required by a Governmental Authority; or (B) required to be conducted in response to a Third-Party Claim alleging that Hazardous Materials have migrated offsite from a subject Owned Real Property.
(d)    The Purchaser acknowledges that its sole and exclusive remedy against the Seller or any Affiliate of the Seller for any Losses or Liabilities of the Business relating to any Environmental Laws, Environmental Permits or Hazardous Materials, or any environmental, health or safety matter, including natural resources, is under Section 8.2. In furtherance of the foregoing, from and after the Closing Date, except for any Losses for which the Seller is obligated to indemnify the Purchaser pursuant to Section 8.2, the Purchaser hereby waives, on its behalf and on behalf of its Affiliates, predecessors, successors and assigns, officers, directors, employees, agents and partners, to the fullest extent permitted under applicable Law, any claim or remedy against the Seller Indemnified Parties now or hereafter available under any applicable Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act or any other Law, whether or not in existence on the date of the Original Agreement.
(e)    Notwithstanding anything to the contrary contained in this Agreement, but subject to the other provisions of this Section 8.7, none of the Seller or any of its Affiliates shall be liable for any claim for indemnification for any Seller Environmental Liabilities under Section 1.194(d) with respect to violations of Environmental Law in the operation of the Business (each a “Seller Indemnified Environmental Noncompliance”) made after the fifth anniversary of the Closing Date; provided, however, that any written claim made with reasonable technical and legal specificity by the Purchaser prior to the fifth anniversary of the Closing Date shall survive until such claim is finally and fully resolved. No Losses may be claimed under Section 8.2 for any Excluded Liability that is a Seller Indemnified Environmental Noncompliance relating to an individual claim resulting in Losses in the amount of $15,000 or less. The maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of or resulting from Seller Indemnified Environmental Noncompliances shall be an amount equal to $35,000,000. For the avoidance of doubt, none of the limitations set forth in this Section 8.7(e) shall apply to any other Seller Environmental Liabilities,

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including any Remedial Action that is required to satisfy the Seller’s indemnification obligations under Section 8.2 for any Seller Environmental Liabilities.
(f)    With respect to any Liabilities arising from noncompliance with Environmental Laws in the operation of the Business, any such noncompliance that is identified within six months following the Closing Date shall be presumed to have occurred prior to the Closing Date such that such noncompliance constitutes a Seller Environmental Liability, which presumption shall be rebuttable by the Seller based on a preponderance of the evidence.
Section 8.8    Subrogation. Upon making any payment for Losses of an Indemnified Party under this Article VIII, the Seller, in the case of the Purchaser Indemnified Parties, and the Purchaser, in the case of the Seller Indemnified Parties, will, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any insurance policy with respect to the Loss for which the payment relates; provided, that, for the avoidance of doubt, in no event shall the Seller be subrogated to any rights that a Purchaser Indemnified Party may have against any customer, client, supplier or other third party with whom the Business, the Company or any of its Affiliates has a material business relationship. In addition to any other obligation under this Agreement, the Indemnified Party agrees to duly execute and deliver, on behalf of the Seller or the Purchaser, as the case may be, all instruments reasonably necessary to evidence and perfect the subrogation rights granted pursuant to this Section 8.8.
Section 8.9    Right to Set Off. The Purchaser and the Seller shall have the right to set off any Losses under this Article VIII against any payments to be made by such party pursuant to this Agreement or any other agreement between the parties hereto, including any Transaction Document.
ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by either the Seller or the Purchaser if the Closing shall not have occurred by July 30, 2018 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(a) shall not be available to any party hereto whose breach of any representation or warranty hereunder or action or failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; provided, further, that (i) if the Survey is delivered to the Purchaser less than thirty (30) days prior to the Termination Date, the Purchaser may, in its sole and exclusive discretion, extend the Termination Date to the date that is 30 days after the date of delivery of the Survey and (ii) if (A) the conditions set forth in Section 7.1(b) and Section 7.2(b) shall not have been satisfied or waived as of the Termination Date but all other conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), and (B) the Purchaser reasonably believes that the conditions set forth in Section 7.1(b) and Section 7.2(b) are capable of being satisfied on or prior to the Extended Termination Date (as defined below), then the Purchaser may, in its sole and exclusive discretion, extend the

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Termination Date to the date that is three months after the Termination Date (the “Extended Termination Date”);
(b)    by either the Seller or the Purchaser in the event that any Governmental Authority of competent jurisdiction shall have issued a Governmental Order that permanently enjoins or prohibits or renders illegal the consummation of the transactions contemplated by this Agreement and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of any representation or warranty in this Agreement or failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such Governmental Order or other action;
(c)    by the Seller if a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 7.1(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, within 30 days (but no later than the Termination Date or, if the Purchaser shall have extended the Termination Date in accordance with Section 9.1(a), the Extended Termination Date) of receipt of written notice by the Purchaser from the Seller of such breach; provided, that the Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.2(a) not to be satisfied;
(d)    by the Purchaser if a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 7.2(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, within 30 days (but no later than the Termination Date or, if the Purchaser shall have extended the Termination Date in accordance with Section 9.1(a), the Extended Termination Date) of receipt of written notice by the Seller from the Purchaser of such breach; provided, that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1(a) not to be satisfied;
(e)    by the Seller, if (i) the Marketing Period has ended and all of the conditions set forth in Article VII have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), (ii) the Seller has irrevocably confirmed by written notice to the Purchaser that it is ready, willing and able to effect the Closing and (iii) the Purchaser fails to consummate the Closing within three (3) Business Days following the later of (A) receipt of such written confirmation from the Seller and (B) the date on which the Closing should have occurred pursuant to Section 2.7; or
(f)    by the written consent of the Seller and the Purchaser.
Any termination pursuant to this Section 9.1 (other than a termination pursuant to clause (f) hereof) shall be effected by written notice from the party so terminating to the other party, which notice shall specify the Section hereof pursuant to which this Agreement is being terminated.

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Section 9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect and there shall be no liability on the part of any party hereto or any of their respective Representatives; provided, that (a) this Section 9.2, Article XI, and Section 5.3 shall survive any termination; and (b) nothing herein shall relieve the Seller or the Purchaser from liability for any fraud occurring prior to such termination.
Section 9.3    Termination Fee.If (i) this Agreement is terminated by the Purchaser following failure to satisfy the conditions set forth in Section 7.1(b) and Section 7.2(b), and provided that the Seller shall have complied in all material respects with all covenants and obligations set forth in this Agreement to be complied with by the Seller prior to such termination; and (ii) at the time of such termination of this Agreement, each of the conditions in Article VII, other than Section 7.1(b) and Section 7.2(b), was satisfied or would be satisfied if the Closing were to occur on the Termination Date (or, if the Purchaser shall have extended the Termination Date in accordance with Section 9.1(a), the Extended Termination Date), then the Purchaser shall pay to the Seller a non-refundable fee in the amount of $7,250,000 (the “Antitrust Termination Fee”). If this Agreement is validly terminated by the Seller in accordance with Section 9.1(e), then the Purchaser shall pay to the Seller a non-refundable fee in the amount of $21,000,000 (the “Financing Termination Fee”).
(a)    Notwithstanding anything to the contrary in this Agreement, in the event that the Antitrust Termination Fee or Financing Termination Fee, as applicable, is payable in accordance with the terms of this Agreement, the Seller agrees that (i) the Seller’s right to receive the Antitrust Termination Fee or the Financing Termination Fee, as applicable, pursuant to Section 9.3(a) shall be the sole and exclusive remedy of the Seller against the Purchaser or any of its Representatives relating to or arising out of this Agreement and the transactions contemplated hereby, including any failure of the Closing to be consummated, (ii) upon payment of the Antitrust Termination Fee or Financing Termination Fee, as applicable, neither the Purchaser nor any of its Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (iii) neither the Seller nor any other Person shall be entitled to bring or maintain any Action against the Purchaser or any of its Representatives arising out of or in connection with this Agreement or the transactions contemplated hereby (or the abandonment or termination hereof). Each of the parties acknowledges and agrees that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not have entered into this Agreement and the parties expressly acknowledge and agree that in the event that the Seller is paid the Antitrust Termination Fee or Financing Termination Fee, as applicable, the receipt of such fee by the Seller shall not be deemed a penalty, but shall be deemed to be liquidated damages for any and all Losses suffered or expenses incurred by the Seller in a reasonable amount that will compensate the Seller in the circumstances in which such fee is payable for the efforts and resources expended by the Seller, its Affiliates, and its and their respective Representatives, and the opportunities foregone by the Seller, while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Closing, which amount would otherwise be impossible to calculate with precision. For the avoidance of doubt, under no circumstances shall the Seller be permitted or entitled to receive both the Antitrust Termination Fee and the Financing Termination Fee.

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ARTICLE X
RESTRICTIVE COVENANTS
Section 10.1    Non-Competition. Other than conducting the business of the Seller as it is conducted as of the date of the Original Agreement and the Closing Date (other than the Business), the Seller shall not, and shall cause its Affiliates not to, (a) for a period of three years after the Closing Date anywhere in the European Union and (b) for a period of five years after the Closing Date anywhere in the world (other than the European Union), directly, or indirectly as an advisor, manager, consultant, broker, owner or equity holder (other than as an equity holder of less than two percent of the issued and outstanding shares of a publicly traded company) or otherwise, engage in, operate, be employed by, perform services for, endorse, solicit business for, have any financial interest in or otherwise be affiliated with, any business, activity or enterprise that competes in any way with the Business as conducted as of the Closing Date, other than as a consultant of the Purchaser or its Affiliates; provided, that, notwithstanding the foregoing, this Section 10.1 will not restrict the Seller or any Affiliate thereof from engaging in the activity of researching, developing, manufacturing, producing, having made or produced, marketing, selling (or providing services related thereto), any Excluded Products.
Section 10.2    Non-Retention and Non-Solicitation of Employees.
(a)    The Seller shall not, and shall cause its Affiliates not to, retain as an employee, consultant or contractor as of the Closing Date or for a period of two years following the Closing Date, any Business Employee who receives an offer from the Purchaser or any of its Affiliates that complies with Section 5.7, who rejects such offer and does not become an employee of the Purchaser or any of its Affiliates.
(b)    The Seller shall not, and shall cause its Affiliates not to, for a period of two years after the Closing Date, for itself or on behalf of any other individual or entity, directly or indirectly, solicit for employment or employ or retain, including as a consultant or contractor, any Person who (i) is a then-current employee of the Purchaser or any of its Affiliates or (ii) was an employee at the Baton Rouge Manufacturing Facility as of the day prior to the Closing Date; or induce or attempt to induce any such Person to leave his or her employment or retention with the Purchaser or such Affiliate; provided, however, that the foregoing will not prevent the Seller or its Affiliates from employing or retaining any such Person whose employment was terminated by the Purchaser prior to such solicitation or who responds to a general solicitation or advertisement by the Seller or its Affiliates.
(c)    The Purchaser shall not, and shall cause its Affiliates not to, for a period of two years after the Closing Date, for itself or on behalf of any other individual or entity, directly or indirectly, solicit for employment or employ or retain, including as a consultant or contractor, any Person who (i) is a then-current employee of the Seller or any of its Affiliates and (ii) was an employee at the Baton Rouge Manufacturing Facility (other than an Offered Employee) as of the day prior to the Closing Date; or induce or attempt to induce any such Person to leave his or her employment or retention with the Seller; provided, however, that the foregoing will not prevent the Purchaser or its Affiliates from employing or retaining any such Person whose employment was terminated by

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the Seller prior to such solicitation or who responds to a general solicitation or advertisement by the Purchaser or its Affiliates.
Section 10.3    Non-Solicitation or Interference with Customers and Suppliers. The Seller shall not, and shall cause its Affiliates not to, for a period of two years after the Closing Date, directly or indirectly, for itself or on behalf of any other individual or entity, solicit, divert, take away or attempt to take away from the Business on and after the Closing Date any customers or suppliers of the Business as of the date of the Original Agreement or as of the Closing Date or the business or patronage of any such customers or suppliers of the Business as of the date of the Original Agreement or as of the Closing Date or in any way interfere with, disrupt or attempt to disrupt any relationships existing as of the date of the Original Agreement or as of the Closing Date between the Business and any of its customers or suppliers or other individuals or entities.
Section 10.4    Acknowledgments; Enforcement.
(a)    The Seller acknowledges that, in view of the nature of the businesses of the Purchaser and the business objectives of the Purchaser in acquiring the Business, and the consideration paid to the Seller hereunder, the restrictions and covenants contained or referenced in this Article X are reasonable and necessary to protect the legitimate business interests of the Purchaser and that any violation of such restrictions will result in irreparable injury to the Purchaser, its Subsidiaries and the Business for which damages would not be an adequate remedy. The Purchaser acknowledges that, in view of the nature of the businesses of the Seller and the business objectives of the Seller in selling the Business, the restrictions and covenants contained or referenced in this Article X are reasonable and necessary to protect the legitimate business interests of the Seller and that any violation of such restrictions will result in irreparable injury to the Seller, its Subsidiaries and their respective businesses for which damages would not be an adequate remedy. The Seller and the Purchaser therefore acknowledge that, if any such restrictions or covenants are violated, the other party shall be entitled to preliminary and injunctive relief against the violating party as well to an equitable accounting of earnings, profits and other benefits arising from such violation without the posting of any bond or deposit with any Governmental Authority.
(b)    If, at the time of enforcement of any covenant contained in this Article X, a court or other Governmental Authority shall hold that the duration, scope or geographic restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographic area reasonable under such circumstances shall be substituted for the stated duration, scope or geographic area and that the court or other Governmental Authority shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and geographic area permitted by Law.
ARTICLE XI
GENERAL PROVISIONS
Section 11.1    Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial and other advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement

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shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 11.2    Seller Disclosure Schedule. Notwithstanding anything to the contrary contained in the Seller Disclosure Schedule, in this Agreement or in the other Transaction Documents, the information and disclosures contained in any Section of the Seller Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Seller Disclosure Schedule as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of the Seller Disclosure Schedule in this Agreement. Certain items and matters (other than matters required by a particular representation or warranty to be included in the Seller Disclosure Schedule) are listed in the Seller Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Seller Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants and agreements contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of the Seller Disclosure Schedule shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in the Seller Disclosure Schedule (other than any matters required by a particular representation or warranty to be included in the Seller Disclosure Schedule). Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any contract or agreement, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
Section 11.3    Notices. All notices, requests, claims, demands, disclosures and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date (a) when delivered personally, by messenger or by overnight delivery service by a recognized commercial carrier to an officer of the other party, (b) when received if mailed by registered or certified United States mail, postage prepaid, return receipt requested, or (c) when received via facsimile or electronic mail, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 11.3):
(a)    if to the Seller:
Albemarle Corporation
4350 Congress Street, Suite 700
Charlotte, North Carolina 28209
Attention:    Terrence G. Hammons
E-mail:        terry.hammons@albemarle.com

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with a copy (which shall not constitute notice) to:

Troutman Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219
Facsimile:    (804) 698-5174
Attention:    John Owen Gwathmey
E-mail:        johnowen.gwathmey@troutman.com

(b)    if to the Purchaser:
W. R. Grace & Co.–Conn.
7500 Grace Drive
Columbia, Maryland 21044
Facsimile:    (410) 531-4545
Attention:    Corporate Secretary
E-mail:        GraceLaw@grace.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Facsimile:    (212) 859-4000
Attention:    Steven Epstein
E-mail:        Steven.Epstein@friedfrank.com

Section 11.4    Public Announcements. The initial press release in respect of the transactions contemplated by this Agreement and the other Transaction Documents shall be prepared by the Purchaser (and the Purchaser shall give the Seller a reasonable opportunity to review and comment thereon). None of the parties to this Agreement shall make, or cause to be made, and shall cause its Affiliates and Representatives not to make, any press release or public announcement in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or otherwise communicate with any news media regarding this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby (each, a “Public Announcement”) without the prior written consent of the other party (and shall consult with and give such other party a reasonable opportunity to review and comment thereon), unless such Public Announcement is required by Law or applicable stock exchange regulation, in which case the parties to this Agreement shall, to the extent practicable, consult with each other as to the timing and contents of any such Public Announcement; provided, that, notwithstanding the foregoing, the Purchaser, its Affiliates and its Representatives and the Seller, its Affiliates and its Representatives shall be entitled to make any Public Announcement without such consent to the extent such Public Announcement is consistent in all material respects with the initial press release.

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Section 11.5    Severability. If any term or other provision of this Agreement is declared invalid, illegal or incapable of being enforced by any Governmental Authority, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
Section 11.6    Entire Agreement. This Agreement, the Disclosure Schedules, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede the Original Agreement and all other prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.
Section 11.7    Assignment. This Agreement and the rights and obligations hereunder may not be assigned by operation of Law or otherwise without the express written consent of the Seller or the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be, and any attempted assignment that is not in accordance with this Section 11.7 shall be null and void; provided, that the Purchaser may assign its rights and obligations hereunder without such consent to (i) any Affiliate of the Purchaser, (ii) any Subsidiary of the Purchaser or (iii) any lender, including any Financing Sources (or agent or representative thereof) for collateral purposes, which assignment shall not relieve the Purchaser of its obligations hereunder.
Section 11.8    Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 11.9. Notwithstanding anything in this Agreement to the contrary, Section 1.92, Section 11.7, this Section 11.8, Section 11.10, Section 11.11(b), Section 11.12 and Section 11.13 (and any provision of this Agreement to the extent an amendment or modification of such provision would modify the substance of any such Section) may not be amended or modified in a manner that materially and adversely affects any Financing Source without the prior written consent of such Financing Source materially and adversely affected thereby.
Section 11.9    Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition

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hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.
Section 11.10    No Third-Party Beneficiaries. Except as set forth in Section 5.12, this Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. Notwithstanding the foregoing, each Financing Source is an express third-party beneficiary of Section 11.7, Section 11.8, this Section 11.10, Section 11.11(b), Section 11.12 and Section 11.13.
Section 11.11    Specific Performance.
(a)    The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by either party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at Law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at Law or in equity (including monetary damages) such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
(b)    Notwithstanding anything herein to the contrary, the Seller (on behalf of itself, each of its Subsidiaries and any of their respective Representatives) hereby waives any rights or claims against the Financing Sources in connection with this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise and the Seller (on behalf of itself, each of its Subsidiaries and any of their respective Representatives) agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any Action against any Financing Source in connection with this Agreement or the transactions contemplated hereby (including any Action relating to the Debt Financing). In furtherance and not in limitation of the foregoing, it is agreed that no Financing Source shall have any liability for any losses to the Seller or any of its Subsidiaries (or any of their respective Representatives or equityholders) in connection with this Agreement or the transactions contemplated hereby. Nothing in this Section 11.11(b) shall in any way expand the circumstances in which the Purchaser may be liable under this Agreement or as a result of the transactions contemplated hereby (including as a result of the Debt Financing).
Section 11.12    Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the Debt Financing shall be governed by, and construed in accordance with, the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law without giving effect to any other principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Except as provided in Section 2.11, each party hereto agrees that it shall bring any and all Actions or proceedings in respect of any claim arising out of, related to, or

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in connection with, this Agreement, the Debt Financing or the transactions contemplated hereby, or the relationship between the parties hereto, whether in tort or contract or at law or in equity, exclusively in any New York State court sitting in New York City (or in the case of claims where the federal courts have and accept jurisdiction, the United States District Court for the Southern District of New York), and in each case, appellate courts therefrom, and consistent with the foregoing, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of such court for the purpose of any Action, directly or indirectly, arising out of, relating to, or in connection with this Agreement or the Debt Financing brought by any party hereto; (b) agrees that service of process will be validly effected by sending notice in accordance with Section 11.3; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim, whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future, that (A) such Action is not subject to the subject matter jurisdiction of such above-named courts; (B) its property is exempt or immune from attachment or execution in the State of New York; (C) such Action is brought in an inconvenient forum; (D) that the venue of such Action is improper; or (E) this Agreement or the transactions contemplated by this Agreement (including the Debt Financing) may not be enforced in or by any of such above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.
Section 11.13    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE DEBT FINANCING). EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.
Section 11.14    Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
Section 11.15    Interpretation and Rules of Construction.
(a)    In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

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(i)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;
(ii)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(iii)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(iv)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
(v)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;
(vi)    where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, in the case of “made available” to the Purchaser, material that has been posted in a “data room” (virtual or otherwise) established by the Seller;
(vii)    references to “day” or “days” are to calendar days;
(viii)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(ix)    references to a Person are also to its successors and permitted assigns;
(x)    the word “or” shall be disjunctive but not exclusive;
(xi)    when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day; and
(xii)    references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.
ALBEMARLE CORPORATION

By:    /s/ Matthew K. Juneau
Name: Matthew K. Juneau
Title: Executive Vice President

W. R. GRACE & CO.–CONN.

By:    /s/ Jeremy F. Rohen
Name: Jeremy F. Rohen
Title: VP, Corporate Development

[Signature Page to Amended and Restated Sale and Purchase Agreement]